              As filed with the Securities and Exchange Commission.

                                                          '33 Act File No. _____

================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    FORM N-4

                REGISTRATION STATEMENT UNDER THE SECURITIES             [X]
                                   ACT OF 1933



                                       and

                        REGISTRATION STATEMENT UNDER THE

                       INVESTMENT COMPANY ACT OF 1940                   [ ]

                        NATIONWIDE VA SEPARATE ACCOUNT-D
                           (Exact Name of Registrant)

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
                               (Name of Depositor)

                   One Nationwide Plaza, Columbus, Ohio 43215
         (Address of Depositor's Principal Executive Offices) (Zip Code)

        Depositor's Telephone Number, including Area Code: (614) 249-7111

    Patricia R. Hatler, Secretary, One Nationwide Plaza, Columbus, Ohio 43215
                     (Name and Address of Agent for Service)

Approximate date of proposed public offering: (Upon the effective date of this Registration Statement. December 1, 2000 requested.)

The Registrant hereby agrees to amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall therefore become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such a date as the Commission, acting pursuant to Section 8(a), may determine.

================================================================================

                        NATIONWIDE VA SEPARATE ACCOUNT-D
                     REFERENCE TO ITEMS REQUIRED BY FORM N-4


N-4 ITEM                                                                                                 CAPTION
Part A     INFORMATION REQUIRED IN A PROSPECTUS
Item 1.    Cover Page.................................................................................Cover Page
Item 2.    Definitions.................................................................Glossary of Special Terms
Item 3.    Synopsis or Highlights......................................................Synopsis of the Contracts
Item 4.    Condensed Financial Information...................................................................N/A
Item 5.    General Description of Registrant, Depositor, and Portfolio
                Companies ..............Nationwide Life and Annuity Insurance Company; Investing in the Contract
Item 6.    Deductions and Expenses...............................................Standard Charges and Deductions
Item 7.    General Description of Variable
           Annuity Contracts.......................................Contract Ownership; Operation of the Contract
Item 8.    Annuity Period...............................................................Annuitizing the Contract
Item 9.    Death Benefit and Distributions........................................................Death Benefits
Item 10.   Purchases and Contract Value................................................Operation of the Contract
Item 11.   Redemptions....................................................................Surrender (Redemption)
Item 12.   Taxes  ....................................................................Federal Tax Considerations
Item 13.   Legal Proceedings...................................................................Legal Proceedings
Item 14.   Table of Contents of the Statement of Additional
                Information.........................Table of Contents of the Statement of Additional Information

Part B     INFORMATION REQUIRED IN A STATEMENT OF ADDITIONAL INFORMATION
Item 15.   Cover Page.................................................................................Cover Page
Item 16.   Table of Contents...................................................................Table of Contents
Item 17.   General Information and History.......................................General Information and History
Item 18.   Services.....................................................................................Services
Item 19.   Purchase of Securities Being Offered.............................Purchase of Securities Being Offered
Item 20.   Underwriters.............................................................................Underwriters
Item 21.   Calculation of Performance Information....................................Calculations of Performance
Item 22.   Annuity Payments.....................................................................Annuity Payments
Item 23.   Financial Statements.............................................................Financial Statements

Part C     OTHER INFORMATION

Item 24.   Financial Statements and Exhibits.............................................................Item 24
Item 25.   Directors and Officers of the Depositor.......................................................Item 25
Item 26.   Persons Controlled by or Under Common Control with
                the Depositor or Registrant..............................................................Item 26
Item 27.   Number of Contract Owners.....................................................................Item 27
Item 28.   Indemnification...............................................................................Item 28
Item 29.   Principal Underwriter.........................................................................Item 29
Item 30.   Location of Accounts and Records..............................................................Item 30
Item 31.   Management Services...........................................................................Item 31
Item 32.   Undertakings..................................................................................Item 32

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

                       Deferred Variable Annuity Contracts

             Issued by Nationwide Life and Annuity Insurance Company

                  through its Nationwide VA Separate Account-D

                The date of this prospectus is December 1, 2000.


--------------------------------------------------------------------------------

Variable annuities are complex investment products with unique benefits and advantages that may be particularly useful to many investors in meeting long-term savings and retirement needs. There are, however, costs and charges associated with some of these unique benefits - costs and charges that do not exist or are not present with other investment products. With help from financial consultants or advisers, investors are encouraged to compare and contrast the costs and benefits of the variable annuity described in this prospectus with those of other investment products, including other variable annuity or variable life insurance products offered by Nationwide Life and Annuity Insurance Company and its affiliates. This process will aid in determining whether the purchase of the contract described in this prospectus is consistent with an individual's goals, risk tolerance, time horizon, marital status, tax situation, and other personal characteristics and needs.

THIS PROSPECTUS CONTAINS BASIC INFORMATION YOU SHOULD KNOW ABOUT THE CONTRACTS BEFORE INVESTING. PLEASE READ THIS PROSPECTUS CAREFULLY AND KEEP IT FOR FUTURE REFERENCE.

--------------------------------------------------------------------------------


The following underlying mutual funds are available under the contracts:

TARGET/UNITED FUNDS, INC.
    o  Asset Strategy Portfolio
    o  Balanced Portfolio
    o  Bond Portfolio
    o  Growth Portfolio
    o  High Income Portfolio
    o  Income Portfolio
    o  International Portfolio
    o  Limited-Term Bond Portfolio
    o  Money Market Portfolio
    o  Science and Technology Portfolio
    o  Small Cap Portfolio

Purchase payments not invested in the underlying mutual funds of the Nationwide VA Separate Account-D ("variable account") can be allocated to the fixed account.

The Statement of Additional Information (dated December 1, 2000) which contains additional information about the contracts and the variable account, has been filed with the Securities and Exchange Commission ("SEC") and is incorporated herein by reference. The table of contents for the Statement of Additional Information is on page 47.

For general information or to obtain FREE copies of the:
    o  Statement of Additional Information;
    o prospectus, annual report or semi-annual report for any underlying mutual fund; or
    o  required Nationwide forms,

call:      1-866-221-1100
       TDD 1-800-238-3035

or write:

         NATIONWIDE LIFE AND ANNUITY
         INSURANCE COMPANY
         P.O. BOX 182449
         COLUMBUS, OHIO  43218-2449

The Statement of Additional Information and other material incorporated by reference can be found on the SEC website at:

                        WWW.SEC.GOV

THIS ANNUITY IS NOT:

o A BANK DEPOSIT            o FEDERALLY INSURED
o ENDORSED BY A BANK OR     o AVAILABLE IN
  GOVERNMENT AGENCY           EVERY STATE

Investors assume certain risks when investing in the contracts, including the possibility of losing money.

These contracts are offered to customers of various financial institutions and brokerage firms. No financial institution or brokerage firm is responsible for the guarantees under the contracts. Guarantees under the contracts are the sole responsibility of Nationwide.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC, NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

GLOSSARY OF SPECIAL TERMS

ACCUMULATION UNIT- An accounting unit of measure used to calculate the variable account value before the annuitization date.

ANNUITIZATION DATE- The date on which annuity payments begin.

ANNUITY COMMENCEMENT DATE- The date on which annuity payments are scheduled to begin. This date may be changed by the contract owner with Nationwide's consent.

ANNUITY UNIT- An accounting unit of measure used to calculate variable annuity payments.

CONTRACT VALUE- The total value of all accumulation units plus any amount held in the fixed account.

CONTRACT YEAR- Each year the contract is in force beginning with the date the contract is issued.

FIXED ACCOUNT- An investment option which is funded by the general account of Nationwide.

GENERAL ACCOUNT- All assets of Nationwide other than those of the variable account or in other separate accounts that have been or may be established by Nationwide.

INDIVIDUAL RETIREMENT ACCOUNT- An account that qualifies for favorable tax treatment under Section 408(a) of the Internal Revenue Code, but does not include Roth IRAs.

INDIVIDUAL RETIREMENT ANNUITY- An annuity contract that qualifies for favorable tax treatment under Section 408(b) of the Internal Revenue Code, but does not include Roth IRAs.

INVESTMENT-ONLY CONTRACT- A contract purchased by a Qualified Pension, Profit-Sharing or Stock Bonus Plan as defined by Section 401(a) of the Internal Revenue Code.

NATIONWIDE- Nationwide Life and Annuity Insurance Company.

NON-QUALIFIED CONTRACT- A contract which does not qualify for favorable tax treatment as a Qualified Plan, Individual Retirement Account, IRA, Roth IRA, SEP IRA, Simple IRA or Tax Sheltered Annuity.

QUALIFIED PLANS- Retirement plans which receive favorable tax treatment under
Section 401 or 403(a) of the Internal Revenue Code.

ROTH IRA- An annuity contract which qualifies for favorable tax treatment under
Section 408A of the Internal Revenue Code.

SEP IRA- An annuity contract which qualifies for favorable tax treatment under
Section 408(k) of the Internal Revenue Code.

SIMPLE IRA- An annuity contract which qualifies for favorable tax treatment under Section 408(p) of the Internal Revenue Code.

SUB-ACCOUNTS- Divisions of the variable account to which underlying mutual fund shares are allocated and for which accumulation units and annuity units are separately maintained - each sub-account corresponds to a single underlying mutual fund.

TAX SHELTERED ANNUITY- An annuity that qualifies for favorable tax treatment under Section 403(b) of the Internal Revenue Code. The Tax Sheltered Annuities described in this prospectus are not subject to the Employee Retirement Income Security Act of 1974.

VALUATION PERIOD- Each day the New York Stock Exchange is open for business.

VARIABLE ACCOUNT- Nationwide VA Separate Account-D, a separate account of Nationwide that contains variable account allocations. The variable account is divided into sub-accounts, each of which invests in shares of a separate underlying mutual fund.

TABLE OF CONTENTS

GLOSSARY OF SPECIAL TERMS............................

SUMMARY OF STANDARD CONTRACT EXPENSES................

ADDITIONAL CONTRACT OPTIONS..........................

UNDERLYING MUTUAL FUND ANNUAL EXPENSES...............

EXAMPLE..............................................

SYNOPSIS OF THE CONTRACTS............................

FINANCIAL STATEMENTS.................................

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY........

GENERAL DISTRIBUTOR..................................

TYPES OF CONTRACTS...................................
     Non-Qualified Contracts
     Individual Retirement Annuities (IRAs)
     Simplified Employee Pension IRAs (SEP IRAs)
     Simple IRAs
     Roth IRAs
     Tax Sheltered Annuities (Non-ERISA)
     Qualified Plans

INVESTING IN THE CONTRACT............................
     The Variable Account and Underlying Mutual Funds
     The Fixed Account

STANDARD CHARGES AND DEDUCTIONS......................
     Mortality and Expense Risk Charge
     Contract Maintenance Charge
     Contingent Deferred Sales Charge
     Premium Taxes

OPTIONAL CONTRACT BENEFITS, CHARGES AND DEDUCTIONS...
     CDSC Options
     Death Benefit Options
     Guaranteed Minimum Income Benefit Options
     Nursing Home and Long Term Care Option

CONTRACT OWNERSHIP...................................
     Joint Ownership
     Contingent Ownership
     Annuitant
     Beneficiary and Contingent Beneficiary

OPERATION OF THE CONTRACT............................
     Minimum Initial and Subsequent Purchase Payments
     Pricing
     Allocation of Purchase Payments
     Determining the Contract Value
     Transfers Prior to Annuitization
     Transfers After Annuitization
     Transfer Requests

RIGHT TO REVOKE......................................

SURRENDER (REDEMPTION)...............................
     Partial Surrenders (Partial Redemptions)
     Full Surrenders (Full Redemptions)
     Surrenders Under a Texas Optional
         Retirement Program or a Louisiana
         Optional Retirement Plan
     Surrenders Under a Tax Sheltered Annuity

LOAN PRIVILEGE.......................................
     Minimum & Maximum Loan Amounts
     Loan Processing Fee
     How Loan Requests are Processed
     Loan Interest
     Loan Repayment
     Distributions & Annuity Payments
     Transferring the Contract
     Grace Period & Loan Default

ASSIGNMENT...........................................

CONTRACT OWNER SERVICES..............................
     Asset Rebalancing
     Dollar Cost Averaging
     Systematic Withdrawals

ANNUITY COMMENCEMENT DATE............................

ANNUITIZING THE CONTRACT.............................
     Annuitization Date
     Annuitization
     Fixed Payment Annuity
     Variable Payment Annuity

     Frequency and Amount of Annuity Payments
     Guaranteed Minimum Income Benefit Options ("GMIB")
     Annuity Payment Options

DEATH BENEFITS.......................................
     Death of Contract Owner - Non-Qualified
         Contracts
     Death of Annuitant - Non-Qualified
         Contracts
     Death of Contract Owner/Annuitant
     Death Benefit Payment

REQUIRED DISTRIBUTIONS...............................
     Required Distributions for Non-Qualified
         Contracts
     Required Distributions for Tax Sheltered
         Annuities
     Required Distributions for Individual
         Retirement Annuities, SEP IRAs, and
         Simple IRAs
     Required Distributions for Roth IRAs

FEDERAL TAX CONSIDERATIONS...........................
     Federal Income Taxes
     Withholding
     Non-Resident Aliens
     Federal Estate, Gift, and Generation
         Skipping Transfer Taxes
     Charge for Tax
     Diversification
     Tax Changes

STATEMENTS AND REPORTS...............................

LEGAL PROCEEDINGS....................................

ADVERTISING..........................................

TABLE OF CONTENTS OF STATEMENT OF
     ADDITIONAL INFORMATION .........................

APPENDIX A: OBJECTIVES FOR UNDERLYING
     MUTUAL FUNDS ...................................

SUMMARY OF STANDARD CONTRACT EXPENSES

The expenses listed below are charged to all contracts unless:

    o  the contract owner meets an available exception under the contract; or

    o a contract owner has replaced a standard benefit with an available option for an additional charge.

CONTRACT OWNER TRANSACTION EXPENSES

Maximum Contingent Deferred Sales
Charge ("CDSC") (as a percentage
of purchase payments surrendered)................8%(1)

Range of CDSC over time:

-------------------------------- ------------------------
Number of Completed Years from            CDSC
   Date of Purchase Payment            Percentage
-------------------------------- ------------------------
               0                           8%
-------------------------------- ------------------------
               1                           8%
-------------------------------- ------------------------
               2                           7%
-------------------------------- ------------------------
               3                           6%
-------------------------------- ------------------------
               4                           5%
-------------------------------- ------------------------
               5                           4%
-------------------------------- ------------------------
               6                           3%
-------------------------------- ------------------------
               7                           2%
-------------------------------- ------------------------
               8                           0%
-------------------------------- ------------------------

(1) Each contract year, the contract owner may withdraw without a CDSC the greatest of:

  1) the lesser of:

     a) 12% of purchase payments that are subject to CDSC, less purchase payments withdrawn that were subject to CDSC; or
     b)   12% of the contract value; or

  2) current contract year earnings; or

  3) any amount withdrawn to meet minimum distribution requirements under the Internal Revenue Code.

  This free withdrawal privilege is non-cumulative. Free amounts not taken during any given contract year cannot be taken as free amounts in a subsequent contract year.

  Withdrawals may be restricted for contracts issued as Tax Sheltered Annuities or other Qualified Plans due to Internal Revenue Code restrictions.

CONTRACT MAINTENANCE CHARGE.....................$30(2)

VARIABLE ACCOUNT CHARGES(3)
(as a percentage of the daily net assets of the variable account)

Mortality and Expense Risk Charge..............1.35%
   Total Variable Account Charges..............1.35%(4)

(2) Each year, on the contract anniversary, Nationwide will deduct the Contract Maintenance Charge. Nationwide will waive the Contract Maintenance Charge on any contract anniversary that the contract value is $50,000 or more.

(3) These charges apply only to sub-account allocations. They do not apply to allocations made to the fixed account. They are charged on a daily basis at the annual rate noted above.

(4) Charges shown include the standard death benefit (see "Death Benefit Payment").

Nationwide may assess a loan processing fee at the time each new loan is processed. Loans are only available for contracts issued as Tax Sheltered Annuities. Loans are not available in all states. In addition, some states may not permit Nationwide to assess a loan processing fee (see "Loan Privilege").

ADDITIONAL CONTRACT OPTIONS

For an additional charge, the following options are available to contract owners (upon approval by state insurance authorities). These options must be elected at the time of application and will replace the corresponding standard contract benefits.

If the contract owner chooses one or more of the following optional benefits, a corresponding charge will be deducted. Charges for optional benefits are IN ADDITION TO the standard variable account charges. Except as otherwise noted, optional benefit charges will only apply to allocations made to the variable account and are charged as a percentage of the average variable account value.

CDSC OPTIONS

For an additional charge at an annualized rate of 0.25%, 0.15% or 0.05% of the daily net assets of the variable account, an applicant may elect one of three CDSC options (see "CDSC Options").

5 Year CDSC/Single Purchase Payment
Option ........................................0.25%
    Total Variable Account Charges
    (including 5 Year CDSC/Single
    Purchase Payment Option only)..............1.60%

Range of 5 year CDSC over time:

----------------------------------- -------------------
  NUMBER OF COMPLETED YEARS FROM           CDSC
     DATE OF PURCHASE PAYMENT           PERCENTAGE
----------------------------------- -------------------
                0                           7%
----------------------------------- -------------------
                1                           6%
----------------------------------- -------------------
                2                           5%
----------------------------------- -------------------
                3                           4%
----------------------------------- -------------------
                4                           2%
----------------------------------- -------------------
                5                           0%
----------------------------------- -------------------


7 Year CDSC/Single Purchase Payment
Option ........................................0.15%
    Total Variable Account Charges
    (including 7 Year CDSC/Single
    Purchase Payment Option only)..............1.50%

Range of 7 year CDSC over time:
------------------------------------ --------------------
  NUMBER OF COMPLETED YEARS FROM            CDSC
     DATE OF PURCHASE PAYMENT            PERCENTAGE
------------------------------------ --------------------
                 0                           8%
------------------------------------ --------------------
                 1                           7%
------------------------------------ --------------------
                 2                           6%
------------------------------------ --------------------
                 3                           5%
------------------------------------ --------------------
                 4                           4%
------------------------------------ --------------------
                 5                           3%
------------------------------------ --------------------
                 6                           2%
------------------------------------ --------------------
                 7                           0%
------------------------------------ --------------------

7 Year CDSC Option ............................0.05%
    Total Variable Account Charges
    (including 7 Year CDSC Option
    only)......................................1.40%

Range of 7 year CDSC over time:
------------------------------------ --------------------
  NUMBER OF COMPLETED YEARS FROM            CDSC
     DATE OF PURCHASE PAYMENT            PERCENTAGE
------------------------------------ --------------------
                 0                           8%
------------------------------------ --------------------
                 1                           7%
------------------------------------ --------------------
                 2                           6%
------------------------------------ --------------------
                 3                           5%
------------------------------------ --------------------
                 4                           4%
------------------------------------ --------------------
                 5                           3%
------------------------------------ --------------------
                 6                           2%
------------------------------------ --------------------
                 7                           0%
------------------------------------ --------------------

DEATH BENEFIT OPTIONS

For an additional charge at an annualized rate of 0.15% and/or 0.05% of the daily net assets of the variable account, an applicant may choose one of the following death benefit options as a replacement for the standard death benefit (see "Death Benefit Options").

Maximum Anniversary Death Benefit.............0.15%
    Total Variable Account Charges
    (including Maximum Anniversary
    Death Benefit only).......................1.50%

Five Year Reset Death Benefit.................0.05%
    Total Variable Account Charges
    (including Five Year Reset Death
    Benefit only).............................1.40%

GUARANTEED MINIMUM INCOME BENEFIT OPTIONS

For an additional charge at an annualized rate of either 0.45% or 0.30% of the daily net assets of the variable account, an applicant may elect one of two Guaranteed Minimum Income Benefit options (see "Guaranteed Minimum Income Benefit Options").

5% Interest Guaranteed Minimum Income Benefit
Option ....................................... 0.45%
     Total Variable Account Charges
     (including the 5% Interest Guaranteed
     Minimum Income Benefit
     Option only)............................. 1.80%

Maximum Anniversary Guaranteed Minimum
Income Benefit Option......................... 0.30%
     Total Variable Account Charges
     (including the Maximum Anniversary
     Guaranteed Minimum Income
     Benefit Option only)..................... 1.65%

NURSING HOME AND LONG TERM CARE OPTION

For an additional charge at an annualized rate of 0.05% of the daily net assets of the variable account, an applicant may elect to purchase the Nursing Home and Long Term Care Option (see "Nursing Home and Long Term Care Option").

Nursing Home and Long Term Care
Option.........................................0.05%
     Total Variable Account Charges
     (including Nursing Home and Long
     Term Care Option only)....................1.40%

The expenses shown below are deducted by the underlying mutual fund before it provides Nationwide with the daily net asset value. Nationwide then deducts applicable variable account charges from the net asset value in calculating the unit value of the corresponding sub-account. The management fees and other expenses are more fully described in the prospectus for each underlying mutual fund. Information relating to the underlying mutual funds was provided by the underlying mutual funds and not independently verified by Nationwide.

                     UNDERLYING MUTUAL FUND ANNUAL EXPENSES
             (as a percentage of underlying mutual fund net assets)

---------------------------------------------------------------------------------------------------------------------------
                                                           Management        Other       12b-1    Total Underlying Mutual
                                                              Fees         Expenses       Fees         Fund Expenses
---------------------------------------------------------------------------------------------------------------------------
Target/United Funds, Inc. - Asset Strategy Portfolio          0.74%          0.14%       0.24%             1.12%
---------------------------------------------------------------------------------------------------------------------------
Target/United Funds, Inc. - Balanced Portfolio                0.65%          0.06%       0.24%             0.95%
---------------------------------------------------------------------------------------------------------------------------
Target/United Funds, Inc. - Bond Portfolio                    0.52%          0.06%       0.24%             0.82%
---------------------------------------------------------------------------------------------------------------------------
Target/United Funds, Inc. - Growth Portfolio                  0.69%          0.02%       0.24%             0.95%
---------------------------------------------------------------------------------------------------------------------------
Target/United Funds, Inc. - High Income Portfolio             0.63%          0.05%       0.24%             0.92%
---------------------------------------------------------------------------------------------------------------------------
Target/United Funds, Inc. - Income Portfolio                  0.69%          0.02%       0.24%             0.95%
---------------------------------------------------------------------------------------------------------------------------
Target/United Funds, Inc. - International Portfolio           0.82%          0.15%       0.24%             1.21%
---------------------------------------------------------------------------------------------------------------------------
Target/United Funds, Inc. - Limited-Term Bond Portfolio       0.52%          0.15%       0.24%             0.91%
---------------------------------------------------------------------------------------------------------------------------
Target/United Funds, Inc. - Money Market Portfolio            0.44%          0.08%       0.24%             0.76%
---------------------------------------------------------------------------------------------------------------------------
Target/United Funds, Inc. - Science and Technology            0.80%          0.06%       0.24%             1.10%
Portfolio
---------------------------------------------------------------------------------------------------------------------------
Target/United Funds, Inc. - Small Cap Portfolio               0.84%          0.04%       0.24%             1.12%
---------------------------------------------------------------------------------------------------------------------------

None of the underlying mutual funds are subject to fee waivers or expense reimbursements.

EXAMPLE

The following chart shows the expenses (in dollars) that would be incurred under this contract assuming a $1,000 investment, 5% annual return, and no change in expenses. These dollar figures are illustrative only and should not be considered a representation of past or future expenses. Actual expenses may be greater or less than those shown below.

The example reflects expenses of both the variable account and the underlying mutual funds. The example reflects the standard 8 year CDSC schedule and assumed variable account charges of 2.30%, which is the maximum charge for the maximum number of rider options. For those contracts that do not elect the maximum number of rider options, the expenses would be reduced. The Contract Maintenance Charge is reflected as a percentage of the average account value. Since the average contract value is greater than $1,000, the expense effect of the Contract Maintenance Charge is reduced accordingly. Deductions for premium taxes are not reflected but may apply.


--------------------------------------------------------------------------------------------------------------------------
                               If you surrender your contract If you do notsurrender your  If you annuitize your contract
                                at the end of the applicable   contract at the end of the   at the end of the applicable
                                        time period              applicable time period             time period
--------------------------------------------------------------------------------------------------------------------------
                               1 Yr.  3 Yrs.  5 Yrs. 10 Yrs.  1 Yr.  3 Yrs 5 Yrs.  10 Yrs.  1 Yr. 3 Yrs.  5 Yrs. 10 Yrs.
--------------------------------------------------------------------------------------------------------------------------
Target/United Funds, Inc. -     109     179    241     405      39    117    197     405      *     117    197     405
Asset Strategy Portfolio
--------------------------------------------------------------------------------------------------------------------------
Target/United Funds, Inc. -     107     174    233     390      37    112    189     390      *     112    189     390
Balanced Portfolio
--------------------------------------------------------------------------------------------------------------------------
Target/United Funds, Inc. -     106     169    226     377      35    108    182     377      *     108    182     377
Bond Portfolio
--------------------------------------------------------------------------------------------------------------------------
Target/United Funds, Inc. -     107     174    233     390      37    112    189     390      *     112    189     390
Growth Portfolio
--------------------------------------------------------------------------------------------------------------------------
Target/United Funds, Inc. -     107     173    231     387      37    111    187     387      *     111    187     387
High Income Portfolio
--------------------------------------------------------------------------------------------------------------------------
Target/United Funds, Inc. -     107     174    233     390      37    112    189     390      *     112    189     390
Income Portfolio
--------------------------------------------------------------------------------------------------------------------------
Target/United Funds, Inc. -     110     182    246     414      40    120    202     414      *     120    202     414
International Portfolio
--------------------------------------------------------------------------------------------------------------------------
Target/United Funds, Inc. -     107     172    231     386      36    111    187     386      *     111    187     386
Limited-Term Bond Portfolio
--------------------------------------------------------------------------------------------------------------------------
Target/United Funds, Inc. -     105     168    223     372      35    106    179     372      *     106    179     372
Money Market Portfolio
--------------------------------------------------------------------------------------------------------------------------
Target/United Funds, Inc. -     109     178    240     404      38    117    196     404      *     117    196     404
Science and Technology
Portfolio
--------------------------------------------------------------------------------------------------------------------------
Target/United Funds, Inc. -     109     179    241     405      39    117    197     405      *     117    197     405
Small Cap Portfolio
--------------------------------------------------------------------------------------------------------------------------

*Annuitization is not permitted during the first two contract years.

SYNOPSIS OF THE CONTRACTS

The contracts described in this prospectus are flexible purchase payment contracts. The contracts may be issued as either individual or group contracts. In those states where contracts are issued as group contracts, references throughout this prospectus to "contract(s)" will also mean "certificate agreement(s)."

The contracts can be categorized as:
    o  Investment-only;
    o  Non-Qualified;
    o  Individual Retirement Annuities;
    o  Roth IRAs;
    o  SEP IRAs;
    o  Simple IRAs;
    o  Tax Sheltered Annuities (Non-ERISA); and
    o  Charitable Remainder Trusts.

For more detailed information with regard to the differences in the contract types, please see "Types of Contracts" later in this prospectus.

MINIMUM INITIAL AND SUBSEQUENT PURCHASE PAYMENTS

---------------------- ----------------- ----------------
                          MINIMUM           MINIMUM
      CONTRACT            INITIAL          SUBSEQUENT
        TYPE              PURCHASE          PURCHASE
                          PAYMENT           PAYMENTS
---------------------- ----------------- ----------------
Investment-only             $2,000          $1,000*
---------------------- ----------------- ----------------
Non-Qualified               $2,000          $1,000*
---------------------- ----------------- ----------------
IRA                         $2,000          $1,000*
---------------------- ----------------- ----------------
Roth IRA                    $2,000          $1,000*
---------------------- ----------------- ----------------
SEP IRA                     $2,000          $1,000*
---------------------- ----------------- ----------------
Simple IRA                  $2,000          $1,000*
---------------------- ----------------- ----------------
Tax Sheltered Annuity       $2,000          $1,000*
---------------------- ----------------- ----------------
Charitable                  $2,000          $1,000*
Remainder Trust
---------------------- ----------------- ----------------

*For subsequent purchase payments sent via automatic deposit, the minimum subsequent purchase payment is $100.

CHARGES AND EXPENSES

Nationwide deducts a Mortality and Expense Risk Charge equal to an annual rate of 1.35% of the daily net assets of the variable account. Nationwide assesses this charge in return for bearing certain mortality and expense risks, and for certain administrative expenses.

A $30 Contract Maintenance Charge is assessed to each contract on the contract anniversary date (and on the surrender date upon full surrender of the contract). This charge will be waived for each year that the contract value is $50,000 or more on the contract anniversary.

Nationwide does not deduct a sales charge from purchase payments upon deposit into the contract. However, Nationwide will deduct a CDSC if any amount is withdrawn from the contract. This CDSC reimburses Nationwide for sales expenses. The amount of the CDSC will not exceed 8% of purchase payments surrendered.

There are several CDSC options that are available to contract owners. The charge associated with each CDSC option is charged as a percentage of the daily net assets of the variable account. They are as follows:

----------------------------   -----------------------------
        CDSC OPTION                      CHARGE
----------------------------   -----------------------------
5 Year CDSC/Single                        0.25%
Purchase Payment Option        (first 5 contract years only)
----------------------------   -----------------------------
7 Year CDSC/Single                        0.15%
Purchase Payment Option        (first 7 contract years only)
----------------------------   -----------------------------
7 Year CDSC Option                        0.05%
----------------------------   -----------------------------

Two optional death benefits are available to contract owners at the time of contract issuance. Nationwide will deduct an additional charge equal to an annual rate of 0.15% of the daily net assets of the variable account if the contract owner elects the Maximum Anniversary Death Benefit and/or an additional 0.05% if the contract owner elects the Five Year Reset Death Benefit (see "Death Benefit Payment").

Two Guaranteed Minimum Income Benefit options are available under the contract. If the contract owner elects one of the Guaranteed Minimum Income Benefit options, Nationwide will deduct an additional charge at an annual rate of 0.45% or 0.30% of the daily net assets of the variable account, depending on which option was chosen (see "Guaranteed Minimum Income Benefits").

An optional Nursing Home and Long Term Care option is available under the contract. Nationwide will deduct an additional 0.05% of the daily net assets of the variable account if the contract owner elects the Nursing Home and Long Term Care option (see "Nursing Home and Long Term Care Option").

Upon annuitization of the contract, any amounts assessed for any rider options elected will be waived and only those charges applicable to the base contract will be assessed.

ANNUITY PAYMENTS

Annuity payments begin on the annuitization date. The payments will be based on the annuity payment option chosen at the time of application (see "Annuity Payment Options").

TAXATION

How a contract is taxed depends on the type of contract issued and the purpose for which the contract is purchased. Nationwide will charge against the contract any premium taxes levied by any governmental authority (see "Federal Tax Considerations" and "Premium Taxes").

TEN DAY FREE LOOK

Contract owners may return the contract for any reason within ten days of receipt and Nationwide will refund the contract value or other amounts required by law (see "Right to Revoke").

FINANCIAL STATEMENTS

Financial statements for Nationwide are located in the Statement of Additional Information. A current Statement of Additional Information may be obtained, without charge, by contacting Nationwide's home office at the telephone number listed on page 1 of this prospectus.

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

Nationwide is a stock life insurance company organized under Ohio law in February, 1981, with its home office at One Nationwide Plaza, Columbus, Ohio 43215. Nationwide is a provider of life insurance, annuities and retirement products.

GENERAL DISTRIBUTOR

The contracts are distributed by the general distributor, Waddell & Reed, Inc., 6300 Lamar Avenue, Overland Park, Kansas 66202.

TYPES OF CONTRACTS

The contracts described in this prospectus are classified according to the tax treatment they are subject to under the Internal Revenue Code. The following is a general description of the various types of contracts. Eligibility requirements, tax benefits (if any), limitations, and other features of the contracts will differ depending on the type of contract.

NON-QUALIFIED CONTRACTS

A Non-Qualified Contract is a contract that does not qualify for certain tax benefits under the Internal Revenue Code, and which is not an IRA, Roth IRA, SEP IRA, Simple IRA, Investment-only Contract, or Tax Sheltered Annuity.

Upon the death of the owner of a Non-Qualified Contract, mandatory distribution requirements are imposed to ensure distribution of the entire balance in the contract within a required period of time.

Non-Qualified Contracts that are owned by natural persons allow for the deferral of taxation on the income earned in the contract until it is distributed or deemed to be distributed.

INDIVIDUAL RETIREMENT ANNUITIES (IRAS)

Individual Retirement Annuities are contracts that are issued by insurance companies and satisfy the following requirements:

o  the contract is not transferable by the owner;

o  the premiums are not fixed;

o the annual premium cannot exceed $2,000 (although rollovers of greater amounts from

   Qualified Plans, Tax Sheltered Annuities and other IRAs can be received);

o certain minimum distribution requirements must be satisfied after the owner attains the age of 70 1/2;

o  the entire interest of the owner in the contract is nonforfeitable; and

o after the death of the owner, additional distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the statutory period of time.

Depending on the circumstance of the owner, all or a portion of the contributions made to the account may be deducted for federal income tax purposes.

Failure to make the mandatory distributions can result in an additional penalty tax of 50% of the excess of the amount required to be distributed over the amount that was actually distributed.

IRAs may receive rollover contributions from other Individual Retirement Accounts and Individual Retirement Annuities, from Tax Sheltered Annuities, and from qualified retirement plans, including 401(k) plans.

For further details regarding IRAs, please refer to the disclosure statement provided when the IRA was established.

SIMPLIFIED EMPLOYEE PENSION IRAS (SEP IRAS)

A SEP IRA is a written plan established by an employer for the benefit of employees which permits the employer to make contributions to an IRA established for the benefit of each employee.

An employee may make deductible contributions to a SEP IRA in the same way, and with the same restrictions and limitations, as for an IRA. In addition, the employer may make contributions to the SEP IRA, subject to dollar and percentage limitations imposed by both the Internal Revenue Code and the written plan.

A SEP IRA plan established by an employer must satisfy certain requirements:

o  minimum participation rules;

o  top-heavy contribution rules;

o  nondiscriminatory allocation rules; and

o  requirements regarding a written allocation formula.

In addition, the plan cannot restrict withdrawals of non-elective contributions, and must restrict withdrawals of elective contributions before March 15th of the following year.

SIMPLE IRAS

A Simple IRA is an individual retirement annuity which is funded exclusively by a qualified salary reduction arrangement and satisfies the following:

o  vesting requirements,

o  participation requirements; and

o  administrative requirements.

The funds contributed to a Simple IRA cannot be commingled with funds in IRAs or SEP IRAs.

A Simple IRA cannot receive rollover distributions except from another Simple
IRA.

ROTH IRAS

Roth IRA contracts are contracts that are issued by insurance companies and satisfy the following requirements:

o  the contract is not transferable by the owner;

o  the premiums are not fixed;

o the annual premium cannot exceed $2,000 (although rollovers of greater amounts from other Roth IRAs and IRAs can be received);

o  the entire interest of the owner in the contract is nonforfeitable; and

o after the death of the owner, certain distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the statutory period of time.

A Roth IRA can receive a rollover from an IRA; however, the amount rolled over from the IRA to the Roth IRA is required to be included in the owner's federal gross income at the time of the rollover, and will be subject to federal income tax.

There are income limitations on eligibility to participate in a Roth IRA and additional income limitations for eligibility to roll over amounts from an IRA to a Roth IRA. For further details regarding Roth IRAs, please refer to the disclosure statement provided when the Roth IRA was established.

TAX SHELTERED ANNUITIES

Certain tax-exempt organizations (described in section 501(c)(3) of the Internal Revenue Code) and public school systems may establish a plan under which annuity contracts can be purchased for their employees. These annuity contracts are often referred to as Tax Sheltered Annuities.

Purchase payments made to Tax Sheltered Annuities are excludible from the income of the employee, up to statutory maximum amounts. These amounts should be set forth in the plan adopted by the employer.

The owner's interest in the contract is nonforfeitable (except for failure to pay premiums) and cannot be transferred. Certain minimum distribution requirements must be satisfied after the owner attains the age of 70 1/2, and after the death of the owner. Additional distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the statutory period of time.

QUALIFIED PLANS

Contracts that are owned by Qualified Plans are not intended to confer tax benefits on the beneficiaries of the plan; they are used as investment vehicles for the plan. The income tax consequences to the beneficiary of a Qualified Plan are controlled by the operation of the plan, not by operation of the assets in which the plan invests.

Beneficiaries of Qualified Plans should contact their employer and/or trustee of the plan to obtain and review the plan, trust, summary plan description and other documents for the tax and other consequences of being a participant in a qualified plan.

INVESTING IN THE CONTRACT

THE VARIABLE ACCOUNT AND UNDERLYING MUTUAL FUNDS

Nationwide VA Separate Account-D is a variable account that contains the underlying mutual funds listed in Appendix A. The variable account was established on July 26, 2000, pursuant to Ohio law. Although the variable account is registered with the SEC as a unit investment trust pursuant to the Investment Company Act of 1940 ("1940 Act"), the SEC does not supervise the management of Nationwide or the variable account.

Income, gains, and losses credited to, or charged against, the variable account reflect the variable account's own investment experience and not the investment experience of Nationwide's other assets. The variable account's assets are held separately from Nationwide's assets and are not chargeable with liabilities incurred in any other business of Nationwide. Nationwide is obligated to pay all amounts promised to contract owners under the contracts.

The variable account is divided into sub-accounts, each corresponding to a single underlying mutual fund. Nationwide uses the assets of each sub-account to buy shares of the underlying mutual funds based on contract owner instructions. There are two sub-accounts for each underlying mutual fund. One sub-account contains shares attributable to accumulation units under Non-Qualified Contracts. The other contains shares attributable to accumulation units under Investment-only Contracts, Individual Retirement Annuities, SEP IRAs, Simple IRAs, Roth IRAs, and Tax Sheltered Annuities.

Each underlying mutual fund's prospectus contains more detailed information about that fund. Prospectuses for the underlying mutual funds should be read in conjunction with this prospectus.

Underlying mutual funds in the variable account are NOT publicly traded funds. They are only available as investment options in variable life insurance policies or variable annuity contracts issued by life insurance companies, or in some cases, through participation in certain qualified pension or retirement plans.

The investment advisers of the underlying mutual funds may manage publicly traded mutual funds with similar names and investment objectives. However, the underlying mutual funds are NOT directly related to any publicly traded mutual fund. Contract owners should not compare the performance of a publicly traded fund with the performance of underlying mutual funds participating in the variable account. The performance of the underlying mutual funds could differ substantially from that of any publicly traded funds.

Voting Rights

Contract owners who have allocated assets to the underlying mutual funds are entitled to certain voting rights. Nationwide will vote contract owner shares at special shareholder meetings based on contract owner instructions. However, if the law changes allowing Nationwide to vote in its own right, it may elect to do so.

Contract owners with voting interests in an underlying mutual fund will be notified of issues requiring the shareholders' vote as soon as possible before the shareholder meeting. Notification will contain proxy materials and a form with which to give Nationwide voting instructions. Nationwide will vote shares for which no instructions are received in the same proportion as those that are received.

The number of shares which a contract owner may vote is determined by dividing the cash value of the amount they have allocated to an underlying mutual fund by the net asset value of the underlying mutual fund. Nationwide will designate a date for this determination not more than 90 days before the shareholder meeting.

Material Conflicts

The underlying mutual funds may be offered through separate accounts of other insurance companies, as well as through other separate accounts of Nationwide. Nationwide does not anticipate any disadvantages to this. However, it is possible that a conflict may arise between the interests of the variable account and one or more of the other separate accounts in which these underlying mutual funds participate.

Material conflicts may occur due to a change in law affecting the operations of variable life insurance policies and variable annuity contracts, or differences in the voting instructions of the contract owners and those of other companies. If a material conflict occurs, Nationwide will take whatever steps are necessary to protect contract owners and variable annuity payees, including withdrawal of the variable account from participation in the underlying mutual fund(s) involved in the conflict.

Substitution of Securities

Nationwide may substitute, eliminate, or combine shares of another underlying mutual fund for shares already purchased or to be purchased in the future if either of the following occurs:

  1) shares of a current underlying mutual fund are no longer available for investment; or

  2) further investment in an underlying mutual fund is inappropriate.

No substitution, elimination, or combination of shares may take place without the prior approval of the SEC.

THE FIXED ACCOUNT

The fixed account is an investment option that is funded by assets of Nationwide's general account. The general account contains all of Nationwide's assets other than those in other Nationwide separate accounts. It is used to support Nationwide's annuity and insurance obligations and may contain compensation for mortality and expense risks. The general account is not subject to the same laws as the variable account and the SEC has not reviewed material in this prospectus relating to the fixed account. However, information relating to the fixed account is subject to federal securities laws relating to the accuracy and completeness of prospectus disclosure.

Purchase payments will be allocated to the fixed account by election of the contract owner.

The investment income earned by the fixed account will be allocated to the contracts at varying guaranteed interest rate(s) depending on the following categories of fixed account allocations:

o New Money Rate - The rate credited on the fixed account allocation when the contract is purchased or when subsequent purchase payments are made. Subsequent purchase payments may receive different New Money Rates than the rate when the contract was issued, since the New Money Rate is subject to change based on market conditions.

o Variable Account to Fixed Rate - Allocations transferred from any of the underlying investment options in the variable account to the fixed account may receive a different rate. The rate may be lower than the New Money Rate. There may be limits on the amount and frequency of movements from the variable account to the fixed account.

o Renewal Rate - The rate available for maturing fixed account allocations which are entering a new guarantee period. The contract owner will be notified of this rate in a letter issued with the quarterly statements when any of the money in the contract owner's fixed account matures. At that time, the contract owner will have an opportunity to leave the money in the fixed account and receive the Renewal Rate or the contract owner can move the money to any of the other underlying mutual fund options.

o Dollar Cost Averaging Rate - From time to time, Nationwide may offer a more favorable rate for an initial purchase payment into a new contract when used in conjunction with a Dollar Cost Averaging program.

All of these rates are subject to change on a daily basis; however, once applied to the fixed account, the interest rates are guaranteed until the end of the calendar quarter during the12 month anniversary in which the fixed account allocation occurs.

Credited interest rates are annualized rates - the effective yield of interest over a one-year period. Interest is credited to each contract on a daily basis. As a result, the credited interest rate is compounded daily to achieve the stated effective yield.

The guaranteed rate for any purchase payment will be effective for not less than twelve months. Nationwide guarantees that the rate will not be less than 3.0% per year.

Any interest in excess of 3.0% will be credited to fixed account allocations at Nationwide's sole discretion. The contract owner assumes the risk that interest credited to fixed account allocations may not exceed the minimum guarantee of 3.0% for any given year.

Nationwide guarantees that the fixed account contract value will not be less than the amount of the purchase payments allocated to the fixed account, plus interest credited as described above, less surrenders and any applicable charges including CDSC.

STANDARD CHARGES AND DEDUCTIONS

MORTALITY AND EXPENSE RISK CHARGE

Nationwide deducts a Mortality and Expense Risk Charge from the variable account. This amount is computed on a daily basis and is equal to an annual rate of 1.35% of the daily net assets of the variable account.

The mortality risk charge compensates Nationwide for guaranteeing the annuity purchase rates of the contracts. This guarantee ensures that the annuity purchase rates will not change regardless of the death rates of annuity payees or the general population. The mortality risk charge also compensates Nationwide for risks assumed in connection with the standard death benefit, but only partially compensates Nationwide in connection with the two optional death benefits, for which there are separate charges.

The expense risk charge compensates Nationwide for guaranteeing that charges will not increase regardless of actual expenses.

If the Mortality and Expense Risk Charge is insufficient to cover actual expenses, the loss is borne by Nationwide.

CONTRACT MAINTENANCE CHARGE

Nationwide deducts an annual Contract Maintenance Charge of $30 on each contract anniversary and upon full surrender of the contract. This charge reimburses Nationwide for administrative expenses involved in issuing and maintaining the contract.

The deduction of the Contract Maintenance Charge will be taken proportionately from each sub-account and the fixed account based on the value in each option as compared to the total contract value.

If, on any contract anniversary (or on the date of a full surrender), the contract value is $50,000 or more, Nationwide will waive the Contract Maintenance Charge for that year.

Nationwide will not increase the Contract Maintenance Charge. Nationwide will not reduce or eliminate the Contract Maintenance Charge where it would be discriminatory or unlawful.

CONTINGENT DEFERRED SALES CHARGE

No sales charge deduction is made from the purchase payments when amounts are deposited into the contracts. However, if any part of the contract is surrendered, Nationwide will deduct a CDSC. The CDSC will not exceed 8% of purchase payments surrendered.

The CDSC is calculated by multiplying the applicable CDSC percentage (noted below) by the amount of purchase payments surrendered. For purposes of calculating the CDSC, surrenders are considered to come first from the oldest purchase payment made to the contract, then the next oldest purchase payment, and so forth. Earnings are not subject to the CDSC. However, earnings may not be distributed prior to the distribution of all purchase payments. (For tax purposes, a surrender is usually treated as a withdrawal of earnings first.)

The CDSC applies as follows:
----------------------------- ---------------------------
    NUMBER OF COMPLETED                 CDSC
    YEARS FROM DATE OF               PERCENTAGE
     PURCHASE PAYMENT
----------------------------- ---------------------------
             0                            8%
----------------------------- ---------------------------
             1                            8%
----------------------------- ---------------------------
             2                            7%
----------------------------- ---------------------------
             3                            6%
----------------------------- ---------------------------
             4                            5%
----------------------------- ---------------------------
             5                            4%
----------------------------- ---------------------------
             6                            3%
----------------------------- ---------------------------
             7                            2%
----------------------------- ---------------------------
             8                            0%
----------------------------- ---------------------------

The CDSC is used to cover sales expenses, including commissions (maximum of 7.75% of purchase payments), production of sales material and other promotional expenses. If expenses are greater than the CDSC, the shortfall will be made up from Nationwide's general account, which may indirectly include portions of the variable account charges, since Nationwide may generate a profit from these charges.

All or a portion of any withdrawal may be subject to federal income taxes. Contract owners taking withdrawals before age 59 1/2 may be subject to a 10% penalty tax.

Waiver of Contingent Deferred Sales Charge

Each contract year, the contract owner may withdraw without a CDSC the greatest of:

1) the lesser of:

   a) 12% of purchase payments that are subject to CDSC, less purchase payments withdrawn that were subject to CDSC; or

   b) 12% of the contract value; or

2) current contract year earnings; or

3) any amount withdrawn to meet minimum distribution requirements under the Internal Revenue Code.

This CDSC-free privilege is non-cumulative. Free amounts not taken during any given contract year cannot be taken as free amounts in a subsequent contract year.

In addition, no CDSC will be deducted:

   1) upon the annuitization of contracts which have been in force for at least two years;

   2) upon payment of a death benefit; or

   3) from any values which have been held under a contract for at least 8 years.

No CDSC applies to transfers among sub-accounts or between or among, the fixed account and the variable account. Nationwide may waive the CDSC if a contract described in this prospectus is exchanged for another Nationwide contract (or a contract of any of its affiliated insurance companies). A CDSC may apply to the contract received in the exchange.

A contract held by a Charitable Remainder Trust may withdraw CDSC-free the greater of (a) or (b), where:

   a) is the amount which would otherwise be available for withdrawal without a CDSC; and

   b) is the difference between the total purchase payments made to the contract as of the date of the withdrawal (reduced by previous withdrawals) and the contract value at the close of the day prior to the date of the withdrawal.

The CDSC will not be eliminated if to do so would be unfairly discriminatory or prohibited by state law.

Terminal Illness and Disability

No CDSC will be charged if:

  1) The contract owner has been diagnosed by a physician (after contract issuance) to have a terminal illness; and

  2) Nationwide receives and records a letter from that physician indicating such diagnosis.

In addition, no CDSC will be charged if after contract issuance and before the contract owner attains age 65, the contract owner becomes disabled.

Written notice and proof of terminal illness or disability must be received in a form satisfactory to Nationwide and recorded at Nationwide's home office prior to waiver of the CDSC.

For those contracts that have a non-natural person as the contract owner acting as an agent for a natural person, the annuitant may exercise the rights of the contract owner for the purposes described in this provision. If the non-natural contract owner does NOT own the contract as an agent for a natural person (e.g., the contract owner is a corporation or a trust for the benefit of an entity), the annuitant may NOT exercise the rights described in this provision.

PREMIUM TAXES

Nationwide will charge against the contract value any premium taxes levied by a state or other government entity. Premium tax rates currently range from 0% to 5%. This range is subject to change. The method used to assess premium tax will be determined by Nationwide at its sole discretion in compliance with state law.

If applicable, Nationwide will deduct premium taxes from the contract either at:

   1) the time the contract is surrendered;

   2) annuitization; or

   3) such earlier date as Nationwide becomes subject to premium taxes.

Premium taxes may be deducted from death benefit proceeds.

OPTIONAL CONTRACT BENEFITS, CHARGES AND DEDUCTIONS

Upon annuitization of the contract, any amounts assessed for any optional benefits elected will be waived and only those charges applicable to the base contract will be assessed.

CDSC OPTIONS

5 Year CDSC/Single Purchase Payment Option

For an additional charge at an annualized rate of 0.25% of the daily net assets of the variable account, the contract owner may choose the 5 Year CDSC/Single Purchase Payment option. After the 5th contract anniversary, Nationwide will discontinue deducting the 0.25% charge associated with this option.

If the contract owner elects the 5 Year CDSC/Single Purchase Payment Option, subsequent purchase payments will not be accepted.

Under this option, CDSC will not exceed 7% of purchase payments surrendered. The CDSC schedule is as follows:

------------------------------ ------------------------
  NUMBER OF COMPLETED YEARS             CDSC
FROM DATE OF PURCHASE PAYMENT        PERCENTAGE
------------------------------ ------------------------
              0                          7%
------------------------------ ------------------------
              1                          6%
------------------------------ ------------------------
              2                          5%
------------------------------ ------------------------
              3                          4%
------------------------------ ------------------------
              4                          2%
------------------------------ ------------------------
              5                          0%
------------------------------ ------------------------

7 Year CDSC/Single Purchase Payment Option

For an additional charge at an annualized rate of 0.15% of the daily net assets of the variable account, the contract owner may choose the 7 Year CDSC/Single Purchase Payment option. After the 7th contract anniversary, Nationwide will discontinue deducting the 0.15% charge associated with this option.

If the contract owner elects the 7 Year CDSC/Single Purchase Payment Option, subsequent purchase payments will not be accepted.

Under this option, CDSC will not exceed 8% of purchase payments surrendered. The CDSC schedule is as follows:

----------------------------- ---------------------------
 NUMBER OF COMPLETED YEARS               CDSC
   FROM DATE OF PURCHASE              PERCENTAGE
          PAYMENT
----------------------------- ---------------------------
             0                            8%
----------------------------- ---------------------------
             1                            7%
----------------------------- ---------------------------
             2                            6%
----------------------------- ---------------------------
             3                            5%
----------------------------- ---------------------------
             4                            4%
----------------------------- ---------------------------
             5                            3%
----------------------------- ---------------------------
             6                            2%
----------------------------- ---------------------------
             7                            0%
----------------------------- ---------------------------

7 Year CDSC Option

For an additional charge at an annualized rate of 0.05% of the daily net assets of the variable account, the contract owner may choose the 7 Year CDSC option.

Under this option, CDSC will not exceed 8% of purchase payments surrendered. The CDSC schedule is as follows:

----------------------------- ---------------------------
 NUMBER OF COMPLETED YEARS               CDSC
   FROM DATE OF PURCHASE              PERCENTAGE
          PAYMENT
----------------------------- ---------------------------
             0                            8%
----------------------------- ---------------------------
             1                            7%
----------------------------- ---------------------------
             2                            6%
----------------------------- ---------------------------
             3                            5%
----------------------------- ---------------------------
             4                            4%
----------------------------- ---------------------------
             5                            3%
----------------------------- ---------------------------
             6                            2%
----------------------------- ---------------------------
             7                            0%
----------------------------- ---------------------------

DEATH BENEFIT OPTIONS

If the contract owner chooses an optional death benefit, Nationwide will deduct a charge equal to an annualized rate of either 0.15% (for the Maximum Anniversary Death Benefit) or 0.05% (for the Five Year Reset Death Benefit) of the daily net assets of the variable account, depending upon which option was chosen.

Nationwide may lower either of these charges at any time without notifying contract owners. Further information about these benefits can be found in the "Death Benefit Payment" provision. All of the following death benefit options may not be available in every state.

Maximum Anniversary Death Benefit

If the annuitant dies before the annuitization date, the death benefit will be the greatest of:

   1) the contract value;

   2) the total of all purchase payments, less an adjustment for amounts surrendered; or

   3) the highest contract value on any contract anniversary before the annuitant's 85th birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that contract anniversary.

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s).

Five Year Reset Death Benefit

If the annuitant dies before the annuitization date, the death benefit will be the greatest of:

   1) the contract value; or

   2) the total of all purchase payments, less an adjustment for amounts surrendered; or

   3) the contract value as of the most recent five year contract anniversary before the annuitant's 85th birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that five year contract anniversary.

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s).

GUARANTEED MINIMUM INCOME BENEFIT OPTIONS

The contract owner can purchase one of two Guaranteed Minimum Income Benefit options at the time of application. If elected, Nationwide will deduct an additional charge of either 0.45% or 0.30% of the daily net assets of the variable account, depending on which option was chosen. Guaranteed Minimum Income Benefit options provide for a minimum guaranteed value that may replace the contract value as the amount to be annuitized under certain circumstances. A Guaranteed Minimum Income Benefit may afford protection against unfavorable investment performance.

NURSING HOME AND LONG TERM CARE OPTION

For an additional charge at an annualized rate of 0.05% of the daily net assets of the variable account, the contract owner may elect the Nursing Home and Long Term Care Option. If this option is elected, Nationwide will waive any applicable CDSC upon notification that the contract owner has been confined to a nursing home or long term care facility for a continuous 90-day period that began on or after the third contract anniversary. Nationwide must receive the notification during the period of confinement or within 90 days after release.

Written notice and proof of confinement must be received in a form satisfactory to Nationwide and recorded at Nationwide's home office prior to waiver of the CDSC.

For those contracts that have a non-natural person as the contract owner acting as an agent for a natural person, the annuitant may exercise the rights of the contract owner for the purposes described in this provision. If the non-natural contract owner does NOT own the contract as an agent for a natural person (e.g., the contract owner is a corporation or a trust for the benefit of an entity), the annuitant may NOT exercise the rights described in this provision.

CONTRACT OWNERSHIP

The contract owner has all rights under the contract. Purchasers who name someone other than themselves as the contract owner will have no rights under the contract.

Contract owners of Non-Qualified Contracts may name a new contract owner at any time before the annuitization date. Any change of contract owner automatically revokes any prior contract owner designation. Changes in contract ownership may result in federal income taxation and may be subject to state and federal gift taxes.

A change in contract ownership must be submitted in writing and recorded at Nationwide's home office. Once recorded, the change will be effective as of the date signed. However, the change will not affect any payments made or actions taken by Nationwide before it was recorded.

The contract owner may also request a change in the annuitant, contingent annuitant, contingent owner, beneficiary, or contingent beneficiary before the annuitization date. These changes must be:

   o  on a Nationwide form;

   o  signed by the contract owner; and

   o  received at Nationwide's home office before the annuitization date.

Nationwide must review and approve any change requests. If the contract owner is not a natural person and there is a change of the annuitant, distributions will be made as if the contract owner died at the time of the change.

On the annuitization date, the annuitant will become the contract owner, unless the contract owner is a Charitable Remainder Trust.

JOINT OWNERSHIP

Joint owners each own an undivided interest in the contract.

Contract owners can name a joint owner at any time before annuitization subject to the following conditions:

   o  joint owners can only be named for Non-Qualified Contracts;

   o joint owners must be spouses at the time joint ownership is requested, unless state law requires Nationwide to allow non-spousal joint owners;

   o the exercise of any ownership right in the contract will generally require a written request signed by both joint owners;

   o an election in writing signed by both contract owners must be made to authorize Nationwide to allow the exercise of ownership rights independently by either joint owner; and

   o Nationwide will not be liable for any loss, liability, cost, or expense for acting in accordance with the instructions of either joint owner.

CONTINGENT OWNERSHIP

The contingent owner is entitled to certain benefits under the contract if a contract owner who is NOT the annuitant dies before the annuitization date and there is no surviving joint owner.

The contract owner may name or change a contingent owner at any time before the annuitization date. To change the contingent owner, a written request must be submitted to Nationwide. Once Nationwide has recorded the change, it will be effective as of the date it was signed, whether or not the contract owner was living at the time it was recorded. The change will not effect any action taken by Nationwide before the change was recorded.

ANNUITANT

The annuitant is the person who will receive annuity payments and upon whose continuation of life any annuity payment involving life contingencies depends. This person must be age 90 or younger at the time of contract issuance (age 82 or younger if electing a Guaranteed Minimum Income Benefit), unless Nationwide approves a request for an annuitant of greater age. The annuitant may be changed before the annuitization date with Nationwide's consent.

BENEFICIARY AND CONTINGENT BENEFICIARY

The beneficiary is the person who is entitled to the death benefit if the annuitant dies before the annuitization date and there is no joint owner. The contract owner can name more than one beneficiary. Multiple beneficiaries will share the death benefit equally, unless otherwise specified.

The contract owner may change the beneficiary or contingent beneficiary during the annuitant's lifetime by submitting a written request to Nationwide. Once recorded, the change will be effective as of the date it was signed, whether or not the annuitant was living at the time it was recorded. The change will not effect any action taken by Nationwide before the change was recorded.

OPERATION OF THE CONTRACT

MINIMUM INITIAL AND SUBSEQUENT PURCHASE PAYMENTS

------------------------- ---------------- -----------------
                              MINIMUM          MINIMUM
        CONTRACT              INITIAL         SUBSEQUENT
          TYPE               PURCHASE          PAYMENTS
                              PAYMENT
------------------------- ---------------- -----------------
Investment-only               $2,000           $1,000*
------------------------- ---------------- -----------------
Non-Qualified                 $2,000           $1,000*
------------------------- ---------------- -----------------
IRA                           $2,000           $1,000*
------------------------- ---------------- -----------------
Roth IRA                      $2,000           $1,000*
------------------------- ---------------- -----------------
SEP IRA                       $2,000           $1,000*
------------------------- ---------------- -----------------
Simple IRA                    $2,000           $1,000*
------------------------- ---------------- -----------------
Tax Sheltered Annuity         $2,000           $1,000*
------------------------- ---------------- -----------------
Charitable Remainder          $2,000           $1,000*
Trust
------------------------- ---------------- -----------------

*For subsequent purchase payments sent via automatic deposit, the minimum subsequent purchase payment is $100.

Subsequent purchase payments may not be permitted in some states under certain circumstances.

PRICING

Initial purchase payments allocated to sub-accounts will be priced at the accumulation unit value determined no later than 2 business days after receipt of an order to purchase if the application and all necessary information are complete. If the application is not complete, Nationwide may retain a purchase payment for up to 5 business days while attempting to complete it. If the application is not completed within 5 business days, the prospective purchaser will be informed of the reason for the delay. The purchase payment will be returned unless the prospective purchaser specifically consents to allow Nationwide to hold the purchase payment until the application is completed.

Subsequent purchase payments will be priced based on the next available accumulation unit value after the payment is received. The cumulative total of all purchase payments under contracts issued by Nationwide on the life of any one annuitant cannot exceed $1,000,000 without Nationwide's prior consent.

Purchase payments will not be priced when the New York Stock Exchange is closed or on the following nationally recognized holidays:

o  New Year's Day                o  Independence Day
o  Martin Luther King, Jr.Day    o  Labor Day
o  Presidents' Day               o  Thanksgiving
o  Good Friday                   o  Christmas
o  Memorial Day

Nationwide also will not price purchase payments if:

   (1) trading on the New York Stock Exchange is restricted;

   (2) an emergency exists making disposal or valuation of securities held in the variable account impracticable; or

   (3) the SEC, by order, permits a suspension or postponement for the protection of security holders.

Rules and regulations of the SEC will govern as to when the conditions described in (2) and (3) exist. If Nationwide is closed on days when New York Stock Exchange is open, contract value may be affected since the contract owner will not have access to their account.

ALLOCATION OF PURCHASE PAYMENTS

Nationwide allocates purchase payments to sub-accounts and the fixed account as instructed by the contract owner. Shares of the underlying mutual funds allocated to the sub-accounts are purchased at net asset value, then converted into accumulation units. Contract owners can change allocations or make exchanges among the sub-accounts and the fixed account. However, no change may be made that would result in an amount less than 1% of the purchase payments being allocated to any sub-account. Certain transactions may be subject to conditions imposed by the underlying mutual funds, as well as those set forth in the contract.

DETERMINING THE CONTRACT VALUE

The contract value is the sum of:

   1) the value of amounts allocated to the sub-accounts of the variable account; and

   2) amounts allocated to the fixed account.

If part or all of the contract value is surrendered, or charges are assessed against the whole contract value, Nationwide will deduct a proportionate amount from each of the sub-accounts and the fixed account based on current cash values.

Determining Variable Account Value - Valuing an Accumulation Unit

Purchase payments or transfers allocated to sub-accounts are accounted for in accumulation units. Accumulation unit values (for each sub-account) are determined by calculating the net investment factor for the underlying mutual funds for the current valuation period and multiplying that result with the accumulation unit values determined on the previous valuation period.

Nationwide uses the net investment factor as a way to calculate the investment performance of a sub-account from valuation period to valuation period. For each sub-account, the net investment factor shows the investment performance of the underlying mutual fund in which a particular sub-account invests, including the charges assessed against that sub-account for a valuation period.

The net investment factor is determined by dividing (a) by (b), and then subtracting (c) from the result, where:

  a) is:

     1) the net asset value of the underlying mutual fund as of the end of the current valuation period; and

     2) the per share amount of any dividend or income distributions made by the underlying mutual fund (if the ex-dividend date occurs during the current valuation period);

  b) is the net asset value of the underlying mutual fund determined as of the end of the preceding valuation period; and

  c) is a factor representing the daily variable account charges, which may include charges for contract options chosen by the contract owner. The factor is equal to an annual rate ranging from 1.35% to 2.30% of the daily net assets of the variable account, depending on which contract features the contract owner chose.

Based on the net investment factor, the value of an accumulation unit may increase or decrease. Changes in the net investment factor may not be directly proportional to changes in the net asset value of the underlying mutual fund shares because of the deduction of variable account charges.

Though the number of accumulation units will not change as a result of investment experience, the value of an accumulation unit may increase or decrease from valuation period to valuation period.

Nationwide determines the value of the fixed account by:

  1) adding all amounts allocated to the fixed account, minus any amounts previously transferred or withdrawn; and

  2) adding any interest earned on the amounts allocated.

TRANSFERS PRIOR TO ANNUITIZATION

Transfers from the Fixed Account to the Variable Account

Fixed account allocations may be transferred to the variable account only upon reaching the end of an interest rate guarantee period. Normally, Nationwide will permit 100% of such fixed account allocations to be transferred to the variable account; however Nationwide may, under certain economic conditions and at its discretion, limit the maximum transferable amount. Under no circumstances will the maximum transferable amount be less than 10% of the fixed account allocation reaching the end of an interest rate guarantee period. Transfers of the fixed account allocations must be made within 45 days after reaching the end of an interest rate guarantee period.

Contract owners who use Dollar Cost Averaging may transfer from the fixed account to the variable account under the terms of that program (see "Dollar Cost Averaging").

Transfers to the Fixed Account

Variable account allocations may be transferred to the fixed account at any time. Normally, Nationwide will not restrict transfers from the variable account to the fixed account; however, Nationwide may establish a maximum transfer limit from the variable account to the fixed account. Except as noted below, under no circumstances will the transfer limit be less than 10% of the current value of the variable account, less any transfers made in the 12 months preceding the date the transfer is requested, but not including transfers made prior to the imposition of the transfer limit. However, where permitted by state law, Nationwide reserves the right to refuse transfers or purchase payments to the fixed account when the fixed account value is greater than or equal to 30% of the contract value at the time the purchase payment is made or the transfer is requested.

Transfers Among the Sub-Accounts

Allocations may be transferred among the sub-accounts once per valuation period.

TRANSFERS AFTER ANNUITIZATION

After annuitization, transfers may only be made on the anniversary of the annuitization date.

TRANSFER REQUESTS

Nationwide will accept transfer requests in writing or, in those states that allow them, over the telephone. Nationwide will use reasonable procedures to confirm that telephone instructions are genuine and will not be liable for following telephone instructions that it reasonably determined to be genuine. Nationwide may withdraw the telephone exchange privilege upon 30 days written notice to contract owners.

Amounts transferred to the variable account will receive the accumulation unit value next determined after the transfer request is received.

Interest Rate Guarantee Period

The interest rate guarantee period is the period of time that the fixed account interest rate is guaranteed to remain the same.

Within 45 days of the end of an interest rate guarantee period, transfers may be made from the fixed account to the variable account. Nationwide will determine the amount that may be transferred and will declare this amount at the end of the guarantee period. This amount will not be less than 10% of the amount in the fixed account that is maturing.

For new purchase payments allocated to the fixed account, or transfers to the fixed account from the variable account, this period begins on the date of deposit or transfer and ends on the one year anniversary of the deposit or transfer. The guaranteed interest rate period may last for up to 3 months beyond the 1 year anniversary because guaranteed terms end on the last day of a calendar quarter.

During an interest rate guarantee period, transfers cannot be made from the fixed account and amounts transferred to the fixed account must remain on deposit.

Market Timing Firms

Some contract owners may use market timing firms or other third parties to make transfers on their behalf. Generally, in order to take advantage of perceived market trends, market timing firms will submit transfer or exchange requests on behalf of multiple contract owners at the same time. Sometimes this can result in unusually large transfers of funds. These large transfers might interfere with the ability of Nationwide or the underlying mutual fund to process transactions. This can potentially disadvantage contract owners not using market timing firms. To avoid this, Nationwide may modify transfer and exchange rights of contract owners who use market timing firms (or other third parties) to transfer or exchange funds on their behalf.

The exchange and transfer rights of individual contract owners will not be modified in any way when instructions are submitted directly by the contract owner, or by the contract owner's representative (as authorized by the execution of a valid Nationwide Limited Power of Attorney Form).

To protect contract owners, Nationwide may refuse exchange and transfer requests:

   o submitted by any agent acting under a power of attorney on behalf of more than one contract owner; or

   o submitted on behalf of individual contract owners who have executed pre-authorized exchange forms which are submitted by market timing firms (or other third parties) on behalf of more than one contract owner at the same time.

Nationwide will not restrict exchange rights unless Nationwide believes it to be necessary for the protection of all contract owners.

RIGHT TO REVOKE

Contract owners have a ten day "free look" to examine the contract. The contract may be returned to Nationwide's home office for any reason within ten days of receipt and Nationwide will refund the contract value or another amount required by law. The refunded contract value will reflect the deduction of any contract charges, unless otherwise required by law. All Individual Retirement Annuity, SEP IRA, Simple IRA, and Roth IRA refunds will be a return of purchase payments. State and/or federal law may provide additional free look privileges.

Liability of the variable account under this provision is limited to the contract value in each sub-account on the date of revocation. Any additional amounts refunded to the contract owner will be paid by Nationwide.

SURRENDER (REDEMPTION)

Contract owners may surrender some or all of their contract value before the earlier of the annuitization date or the annuitant's death. Surrender requests must be in writing and Nationwide may require additional information. When taking a full surrender, the contract must accompany the written request. Nationwide may require a signature guarantee.

Nationwide is required by state law to reserve the right to postpone payment of assets in the fixed account for a period of up to six months from the date of the surrender request.

Nationwide will pay any amounts surrendered from the sub-accounts within 7 days. However, Nationwide may suspend or postpone payment when it is unable to price a purchase payment or transfer.

PARTIAL SURRENDERS (PARTIAL REDEMPTIONS)

Nationwide will surrender accumulation units from the sub-accounts and an amount from the fixed account. The amount withdrawn from each investment option will be in proportion to the value in each option at the time of the surrender request.

A CDSC may apply.  The contract owner may take the CDSC from either:

   a) the amount requested; or

   b) the contract value remaining after the contract owner has received the amount requested.

If the contract owner does not make a specific election, any applicable CDSC will be taken from the amount requested.

The CDSC deducted is a percentage of the amount requested by the contract owner. Amounts deducted for CDSC are not subject to subsequent CDSC.

FULL SURRENDERS (FULL REDEMPTIONS)

The contract value upon full surrender may be more or less than the total of all purchase payments made to the contract. The contract value will reflect variable account charges, underlying mutual fund charges and the investment performance of the underlying mutual funds. A CDSC may apply.

SURRENDERS UNDER A TEXAS OPTIONAL RETIREMENT PROGRAM OR A LOUISIANA OPTIONAL RETIREMENT PLAN

Redemption restrictions apply to contracts issued under the Texas Optional Retirement Program or the Louisiana Optional Retirement Plan.

The Texas Attorney General has ruled that participants in contracts issued under the Texas Optional Retirement Program may only take withdrawals if:

   o  the participant dies;

   o  the participant retires;

   o  the participant terminates employment due to total disability; or

   o the participant that works in a Texas public institution of higher education terminates employment.

A participant under a contract issued under the Louisiana Optional Retirement Plan may only take distributions from the contract upon retirement or termination of employment. All retirement benefits under this type of plan must be paid as lifetime income; lump sum cash payments are not permitted, except for death benefits.

Due to the restrictions described above, a participant under either of these plans will not be able to withdraw cash values from the contract unless one of the applicable conditions is met. However, contract value may be transferred to other carriers, subject to any CDSC.

Nationwide issues this contract to participants in the Texas Optional Retirement Program in reliance upon and in compliance with Rule 6c-7 of the Investment Company Act of 1940. Nationwide issues this contract to participants in the Louisiana Optional Retirement Plan in reliance upon and in compliance with an exemptive order that Nationwide received from the SEC on August 22, 1990.

SURRENDERS UNDER A TAX SHELTERED ANNUITY

Contract owners of a Tax Sheltered Annuity may surrender part or all of their contract value before the earlier of the annuitization date or the annuitant's death, except as provided below:

A. Contract value attributable to contributions made under a qualified cash or deferred arrangement (within the meaning of Internal Revenue Code Section 402(g)(3)(A)), a salary reduction agreement (within the meaning of Internal Revenue Code Section 402(g)(3)(C)), or transfers from a Custodial Account (described in Section 403(b)(7) of the Internal Revenue Code), may be surrendered only:

     1. when the contract owner reaches age 59 1/2, separates from service, dies or becomes disabled (within the meaning of Internal Revenue Code
         Section 72(m)(7)); or

     2. in the case of hardship (as defined for purposes of Internal Revenue Code Section 401(k)), provided that any such hardship surrender may NOT include any income earned on salary reduction contributions.

B.   The surrender limitations described in Section A also apply to:

     1. salary reduction contributions to Tax Sheltered Annuities made for plan years beginning after December 31, 1988;

     2. earnings credited to such contracts after the last plan year beginning before January 1, 1989, on amounts attributable to salary reduction contributions; and

     3. all amounts transferred from 403(b)(7) Custodial Accounts (except that earnings and employer contributions as of December 31, 1988 in such Custodial Accounts may be withdrawn in the case of hardship).

C. Any distribution other than the above, including a ten day free look cancellation of the contract (when available) may result in taxes, penalties and/or retroactive disqualification of a Tax Sheltered Annuity.

In order to prevent disqualification of a Tax Sheltered Annuity after a ten day free look cancellation, Nationwide will transfer the proceeds to another Tax Sheltered Annuity upon proper direction by the contract owner.

These provisions explain Nationwide's understanding of current withdrawal restrictions. These restrictions may change.

Distributions pursuant to Qualified Domestic Relations Orders will not violate the restrictions stated above.

LOAN PRIVILEGE

The loan privilege is ONLY available to owners of Tax Sheltered Annuities. These contract owners can take loans from the contract value beginning 30 days after the contract is issued up to the annuitization date. Loans are subject to the terms of the contract, the plan and the Internal Revenue Code. Nationwide may modify the terms of a loan to comply with changes in applicable law.

MINIMUM & MAXIMUM LOAN AMOUNTS

Contract owners may borrow a minimum of $1,000, unless Nationwide is required by law to allow a lesser minimum amount. Each loan must individually satisfy the contract minimum amount.

Nationwide will calculate the maximum nontaxable loan amount based upon information provided by the participant or the employer. Loans may be taxable if a participant has additional loans from other plans. The total of all outstanding loans must not exceed the following limits:

        ---------------      --------------------------
        CONTRACT             MAXIMUM OUTSTANDING LOAN
        VALUES               BALANCE ALLOWED
        ---------------      --------------------------
        up to $20,000        up to 80% of contract
                             value (not more than
                             $10,000)
        ---------------      --------------------------
        $20,000 and          up to 50% of contract
        over                 value (not more than
                             $50,000*)
        ---------------      --------------------------
*The $50,000 limit will be reduced by the highest outstanding balance owed during the previous 12 months.

For salary reduction Tax Sheltered Annuities, loans may be secured only by the contract value.

LOAN PROCESSING FEE

Nationwide may charge a loan processing fee at the time each new loan is processed. If assessed, this fee compensates Nationwide for expenses related to administering and processing loans. Loans are not available in all states. In addition, some states may not allow Nationwide to assess a loan processing fee.

The fee is taken from the sub-accounts and the fixed account, in proportion to the contract value at the time the loan is processed.

HOW LOAN REQUESTS ARE PROCESSED

All loans are made from the collateral fixed account. Nationwide transfers accumulation units in proportion to the assets in each sub-account to the collateral fixed account until the requested amount is reached. If there are not enough accumulation units available in the contract to reach the requested loan amount, Nationwide next transfers contract value from the fixed account. No CDSC will be deducted on transfers related to loan processing.

LOAN INTEREST

The outstanding loan balance in the collateral fixed account is credited with interest until the loan is repaid in full. The interest rate will be 2.25% less than the loan interest rate fixed by Nationwide, unless otherwise required by state regulations. The interest rate is guaranteed never to fall below 3.0%.

Specific loan terms are disclosed at the time of loan application or issuance.

LOAN REPAYMENT

Loans must be repaid in five years. However, if the loan is used to purchase the contract owner's principal residence, the contract owner has 15 years to repay the loan.

Contract owners must identify loan repayments as loan repayments or they will be treated as purchase payments and will not reduce the outstanding loan. Payments must be substantially level and made at least quarterly.

Loan repayments will consist of principal and interest in amounts set forth in the loan agreement. Repayments are allocated to the sub-accounts in accordance with the contract, unless Nationwide and the contract owner have agreed to amend the contract at a later date on a case by case basis.

DISTRIBUTIONS & ANNUITY PAYMENTS

Distributions made from the contract while a loan is outstanding will be reduced by the amount of the outstanding loan plus accrued interest if:

   o  the contract is surrendered;

   o  the contract owner/annuitant dies;

   o  the contract owner who is not the annuitant dies prior to annuitization;
      or

   o  annuity payments begin.

TRANSFERRING THE CONTRACT

Nationwide reserves the right to restrict any transfer of the contract while the loan is outstanding.

GRACE PERIOD & LOAN DEFAULT

If a loan payment is not made when due, interest will continue to accrue. A grace period may be available (please refer to the terms of the loan agreement). If a loan payment is not made by the end of the applicable grace period, the entire loan will be treated as a deemed distribution and will be taxable to the borrower. This deemed distribution may also be subject to an early withdrawal tax penalty by the Internal Revenue Service.

After default, interest will continue to accrue on the loan. Defaulted amounts, plus interest, are deducted from the contract value when the participant is eligible for a distribution of at least that amount. Additional loans are not available while a previous loan is in default.

ASSIGNMENT

Contract rights are personal to the contract owner and may not be assigned without Nationwide's written consent.

A Non-Qualified Contract owner may assign some or all rights under the contract. An assignment must occur before annuitization while the annuitant is alive. Once proper notice of assignment is recorded by Nationwide's home office, the assignment will become effective as of the date the written request was signed.

Investment-only Contracts, Individual Retirement Annuities, Roth IRAs, SEP IRAs, Simple IRAs, and Tax Sheltered Annuities may not be assigned, pledged or otherwise transferred except where allowed by law.

Nationwide is not responsible for the validity or tax consequences of any assignment. Nationwide is not liable for any payment or settlement made before the assignment is recorded. Assignments will not be recorded until Nationwide receives sufficient direction from the contract owner and the assignee regarding the proper allocation of contract rights.

Amounts pledged or assigned will be treated as distributions and will be included in gross income to the extent that the cash value exceeds the investment in the contract for the taxable year in which it was pledged or assigned. Amounts assigned may be subject to a tax penalty equal to 10% of the amount included in gross income.

Assignment of the entire contract value may cause the portion of the contract value exceeding the total investment in the contract and previously taxed amounts to be included in gross income for federal income tax purposes each year that the assignment is in effect.

CONTRACT OWNER SERVICES

ASSET REBALANCING

Asset Rebalancing is the automatic reallocation of contract values to the sub-accounts on a predetermined percentage basis. Asset Rebalancing is not available for assets held in the fixed account. Requests for Asset Rebalancing must be on a Nationwide form.

Asset Rebalancing occurs every three months or on another frequency if permitted by Nationwide. If the last day of the three month period falls on a Saturday, Sunday, recognized holiday, or any other day when the New York Stock Exchange is closed, Asset Rebalancing will occur on the next business day.

Asset Rebalancing may be subject to employer limitations or restrictions for contracts issued to a Tax Sheltered Annuity plan. Contract owners should consult a financial adviser to discuss the use of Asset Rebalancing.

Nationwide reserves the right to stop establishing new Asset Rebalancing programs. Nationwide also reserves the right to assess a processing fee for this service.

DOLLAR COST AVERAGING

Dollar Cost Averaging is a long-term transfer program that allows you to make regular, level investments over time. It involves the automatic transfer of a specified amount from the fixed account and/or certain sub-accounts into other sub-accounts. Nationwide does not guarantee that this program will result in profit or protect contract owners from loss.

Contract owners direct Nationwide to automatically transfer specified amounts from the fixed account and the Money Market Portfolio to any other underlying mutual fund.

Transfers occur monthly or on another frequency if permitted by Nationwide. Nationwide will process transfers until either the value in the originating investment option is exhausted, or the contract owner instructs Nationwide in writing to stop the transfers.

Nationwide reserves the right to stop establishing new Dollar Cost Averaging programs. Nationwide also reserves the right to assess a processing fee for this service.

SYSTEMATIC WITHDRAWALS

Systematic Withdrawals allow contract owners to receive a specified amount (of at least $100) on a monthly, quarterly, semi-annual, or annual basis. Requests for Systematic Withdrawals and requests to discontinue Systematic Withdrawals must be in writing.

The withdrawals will be taken from the sub-accounts and the fixed account proportionately unless Nationwide is instructed otherwise.

Nationwide will withhold federal income taxes from Systematic Withdrawals unless otherwise instructed by the contract owner. The Internal Revenue Service may impose a 10% penalty tax if the contract owner is under age 59 1/2 unless the contract owner has made an irrevocable election of distributions of substantially equal payments.

A CDSC may apply to amounts taken through Systematic Withdrawals.

If the contract owner takes Systematic Withdrawals, the maximum amount that can be withdrawn annually without a CDSC is the greatest of:

   1) the lesser of:

      a) 12% of purchase payments that are subject to CDSC, less purchase payments withdrawn that were subject to CDSC; or

      b) 12% of the contract value; or

   2) current contract year earnings; or

   3) any amount withdrawn to meet minimum distribution requirements under the Internal Revenue Code.

The CDSC-free withdrawal privilege for Systematic Withdrawals is non-cumulative. Free amounts not taken during any contract year cannot be taken as free amounts in a subsequent contract year.

Nationwide reserves the right to stop establishing new Systematic Withdrawal programs. Nationwide also reserves the right to assess a processing fee for this service. Systematic Withdrawals are not available before the end of the ten day free look period (see "Right to Revoke").

ANNUITY COMMENCEMENT DATE

The annuity commencement date is the date on which annuity payments are scheduled to begin. The contract owner may change the annuity commencement date before annuitization. This change must be in writing and approved by Nationwide.

ANNUITIZING THE CONTRACT

ANNUITIZATION DATE

The annuitization date is the date that annuity payments begin. It will be the first day of a calendar month unless otherwise agreed, and must be at least 2 years after the contract is issued. If the contract is issued to fund a Tax Sheltered Annuity, annuitization may occur during the first 2 years subject to Nationwide's approval.

ANNUITIZATION

Annuitization is the period during which annuity payments are received. It is irrevocable once payments have begun. Upon arrival of the annuitization date, the annuitant must choose:

   1) an annuity payment option; and

   2) either a fixed payment annuity, variable payment annuity, or an available combination.

Nationwide guarantees that each payment under a fixed payment annuity will be the same throughout annuitization. Under a variable payment annuity, the amount of each payment will vary with the performance of the underlying mutual funds chosen by the contract owner.

FIXED PAYMENT ANNUITY

A fixed payment annuity is an annuity where the amount of the annuity payments remains level.

The first payment under a fixed payment annuity is determined on the annuitization date on an adjusted "age last birthday" basis by:

   1) deducting applicable premium taxes from the total contract value; then

   2) applying the contract value amount specified by the contract owner to the fixed payment annuity table for the annuity payment option elected.

Subsequent payments will remain level unless the annuity payment option elected provides otherwise. Nationwide does not credit discretionary interest during annuitization.

VARIABLE PAYMENT ANNUITY

A variable payment annuity is an annuity where the amount of the annuity payments will vary depending on the performance of the underlying mutual funds selected.

           ---------------------------------------------------------
                      A VARIABLE PAYMENT ANNUITY MAY NOT BE
                      ELECTED WHEN EXERCISING A GUARANTEED
                         MINIMUM INCOME BENEFIT OPTION.

           ---------------------------------------------------------

The first payment under a variable payment annuity is determined on the annuitization date on an adjusted "age last birthday" basis by:

   1) deducting applicable premium taxes from the total contract value; then

   2) applying the contract value amount specified by the contract owner to the variable payment annuity table for the annuity payment option elected.

The dollar amount of the first payment is converted into a set number of annuity units that will represent each monthly payment. This is done by dividing the dollar amount of the first payment by the value of an annuity unit as of the annuitization date. This number of annuity units remains fixed during annuitization.

The second and subsequent payments are determined by multiplying the fixed number of annuity units by the annuity unit value for the valuation period in which the payment is due. The amount of the second and subsequent payments will vary with the performance of the selected underlying mutual funds. Nationwide guarantees that variations in mortality experience from assumptions used to calculate the first payment will not affect the dollar amount of the second and subsequent payments.


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

Assumed Investment Rate

An assumed investment rate is the percentage rate of return assumed to determine the amount of the first payment under a variable payment annuity. Nationwide uses the assumed investment rate of 3.5% to calculate the first annuity payment and to calculate the investment performance of an underlying mutual fund in order to determine subsequent payments under a variable payment annuity. An assumed investment rate is the percentage rate of return required to maintain level variable annuity payments. Subsequent variable annuity payments may be more or less than the first payment based on whether actual investment performance of the underlying mutual funds is higher or lower than the assumed investment rate of 3.5%.

Value of an Annuity Unit

Annuity unit values for sub-accounts are determined by multiplying the net investment factor for the valuation period for which the annuity unit is being calculated by the immediately preceding valuation period's annuity unit value, and multiplying the result by an interest factor to neutralize the assumed investment rate of 3.5% per annum built into the variable payment annuity purchase rate basis in the contracts.

Exchanges among Underlying Mutual Funds

Exchanges among underlying mutual funds during annuitization must be in writing. Exchanges may only be made on each anniversary of the annuitization date.

FREQUENCY AND AMOUNT OF ANNUITY PAYMENTS

Payments are made based on the annuity payment option selected, unless:

o the amount to be distributed is less than $5,000, in which case Nationwide may make one lump sum payment of the contract value; or

o an annuity payment would be less than $50, in which case Nationwide can change the frequency of payments to intervals that will result in payments of at least $50. Payments will be made at least annually.

GUARANTEED MINIMUM INCOME BENEFIT OPTIONS ("GMIB")

What is a GMIB?

A GMIB is a benefit which ensures the availability of a minimum amount when the contract owner wishes to annuitize the contract. This minimum amount, referred to as the Guaranteed Annuitization Value, may be used at specified times to provide a guaranteed level of determinable lifetime annuity payments. The GMIB may provide protection in the event of lower contract values that may result from the investment performance of the contract.

How is the Guaranteed Annuitization Value Determined?

There are two options available at the time of application. The Guaranteed Annuitization Value is determined differently based on which option the contract owner elects.

Calculation Under the 5% Interest GMIB Option

The Guaranteed Annuitization Value is equal to (a) - (b), but will never be greater than 200% of all purchase payments, where:

   a) is the sum of all purchase payments, plus interest accumulated at a compounded annual rate of 5% starting at the date of issue and ending on the contract anniversary occurring immediately prior to the annuitant's 86th birthday;

   b) is the reduction to (a) due to surrenders made from the contract. All such reductions will be proportionately the same as reductions to the contract value caused by surrenders. For example, a surrender which reduces the contract value by 25% will also reduce the Guaranteed Annuitization Value by 25%.

Special Restrictions for the 5% Interest GMIB Option

After the first contract year, if the value of the contract owner's fixed account allocation



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




becomes greater than 30% of the contract value in any contract year due to:

   1) the application of additional purchase payments;

   2) surrenders; or

   3) transfers from the variable account,

then 0% interest will accrue in that contract year for purposes of calculating the Guaranteed Annuitization Value.

If the contract owner's fixed account allocation becomes greater than 30% of the contract value solely as a result of fluctuations in the value of the variable account, then interest will continue to accrue for the purposes of the Guaranteed Annuitization Value at 5% annually, subject to the other terms and conditions outlined herein.

Calculation Under the Maximum Anniversary GMIB Option

The Guaranteed Annuitization Value will be equal to the highest contract value on any contract anniversary occurring prior to the annuitant's 86th birthday, less an adjustment for amounts surrendered, plus purchase payments received after that contract anniversary. If the contract owner elects to annuitize the contract using this GMIB option prior to the first contract anniversary, the Guaranteed Annuitization Value will be equal to the amount of purchase payments paid, less an adjustment for amounts surrendered.

GMIB Illustrations

The following charts illustrate the amount of income that will be provided to an annuitant if the contract owner annuitizes the contract at the 7th, 10th or 15th contract anniversary date, using a GMIB.

The illustrations assume the following:

   o An initial purchase payment of $100,000 is made to the contract and allocated to the variable account;

   o There are no surrenders from the contract or transfers to the fixed account (raising the fixed account value to greater than 30% of the contract value);

   o  The contract is issued to a MALE at age 55, 65 or 70;

   o A Life Annuity with 120 Months Guaranteed Fixed Payment Annuity Option is elected.

                  7 Years in Accumulation
            $140,710.04 for GMIB at Annuitization
--------------- -------------- ---------------- ------------
 Male Age at     Male Age at    GMIB Purchase     Monthly
    Issue       Annuitization       Rate*          GMIB
--------------- -------------- ---------------- ------------
      55             62             $4.72         $664.15
--------------- -------------- ---------------- ------------
      65             72             $5.96         $838.63
--------------- -------------- ---------------- ------------
      70             77             $5.79         $955.42
--------------- -------------- ---------------- ------------

                 10 Years in Accumulation
           $162,889.46 for GMIB at Annuitization
--------------- -------------- ---------------- ------------
 Male Age at     Male Age at    GMIB Purchase     Monthly
    Issue       Annuitization       Rate*          GMIB
--------------- -------------- ---------------- ------------
      55             65             $5.03          $819.33
--------------- -------------- ---------------- ------------
      65             75             $6.44        $1,049.01
--------------- -------------- ---------------- ------------
      70             80             $7.32        $1,192.35
--------------- -------------- ---------------- ------------

                   15 Years in Accumulation
             $200,000.00 for GMIB at Annuitization
---------------- -------------- ---------------- ------------
  Male Age at     Male Age at    GMIB Purchase     Monthly
     Issue       Annuitization       Rate*          GMIB
---------------- -------------- ---------------- ------------
      55              70             $5.66        $1,132.00
---------------- -------------- ---------------- ------------
      65              80             $7.32        $1,464.00
---------------- -------------- ---------------- ------------
      70              85             $8.18        $1,636.00
---------------- -------------- ---------------- ------------
*Guaranteed Monthly Benefit per $1,000 applied.

The illustrations should be used as a tool to assist an investor in determining whether purchasing and exercising a GMIB option is right for them. The guaranteed purchase rates assumed in the illustrations may not apply in some states, or for contracts issued under an employer sponsored plan. Different guaranteed purchase rates will also apply for females, for males who annuitize at ages other than the ages shown above, or for annuitizations under other annuity payment options. Where different guaranteed purchase rates apply, GMIB amounts shown above will be different. In all cases, the guaranteed purchase rates used to calculate the GMIB will be the same as the purchase rates guaranteed in the contract for fixed annuitizations without the GMIB.

The purchase rates available in connection with annuitization options under a GMIB are minimum guaranteed purchase rates.

Alternative purchase rates, which may be more favorable, may apply to annuitizations which occur without a GMIB option.

When May the Guaranteed Annuitization Value be Used?

The contract owner may use the Guaranteed Annuitization Value by annuitizing the contract during the thirty day period following any contract anniversary:

   1) after the contract has been in effect for seven years; AND

   2) the annuitant has attained age 60.

What Annuity Payment Options May Be Used With the Guaranteed Annuitization
Value?

The contract owner may elect any life contingent FIXED ANNUITY PAYMENT OPTION calculated using the guaranteed annuity purchase rates set forth in the contract. Such Fixed Annuity Payment Options include:

   o  Life Annuity;

   o Joint and Last Survivor Annuity; and

   o  Life Annuity with 120 or 240 Monthly Payments Guaranteed.

Other GMIB Terms and Conditions

         **PLEASE READ CAREFULLY**

   o  The GMIB must be elected at the time of application.

   o The annuitant must be age 82 or younger at the time the contract is issued.

The GMIB is irrevocable and will remain for as long as the contract remains in force.


-------------------------------------------------------------------------------
       IMPORTANT CONSIDERATIONS TO KEEP IN MIND REGARDING THE GMIB OPTION

While a GMIB does provide a Guaranteed Annuitization Value, A GMIB MAY NOT BE APPROPRIATE FOR ALL INVESTORS and should be understood completely and analyzed thoroughly before being elected.

   o A GMIB DOES NOT in any way guarantee the performance of any underlying mutual fund, or any other investment option available under the contract.

   o Once elected, the GMIB is irrevocable, meaning that even if the investment performance of underlying mutual funds or other available investment options surpasses the minimum guarantees associated with the GMIB, the GMIB charges will still be assessed.

   o The GMIB in no way restricts or limits the rights of contract owners to annuitize the contract at other times permitted under the contract, nor will it in any way restrict the right to annuitize the contract using contract values that may be higher than the Guaranteed Annuitization Value.

   o Please take advantage of the guidance of a qualified financial adviser in evaluating the GMIB options, and all other aspects of the contract.

   o  GMIB may not be approved in all state jurisdictions.

-------------------------------------------------------------------------------

ANNUITY PAYMENT OPTIONS

Contract owners must elect an annuity payment option before the annuitization date. The annuity payment options are:

   1) LIFE ANNUITY - An annuity payable periodically, but at least annually, for the lifetime of the annuitant. Payments will end upon the annuitant's death. For example, if the annuitant dies before the second annuity payment date, the annuitant will receive only one annuity payment. The annuitant will only receive two annuity payments if he or she dies before the third annuity payment date, and so on.

   2) JOINT AND LAST SURVIVOR ANNUITY - An annuity payable periodically, but at least annually, during the joint lifetimes of the annuitant and a designated second individual. If one of these parties dies, payments will continue for the lifetime of the survivor. As is the case under option 1, there is no guaranteed number of payments. Payments end upon the death of the last surviving party, regardless of the number of payments received.

   3) LIFE ANNUITY WITH 120 OR 240 MONTHLY PAYMENTS GUARANTEED - An annuity payable monthly during the lifetime of the annuitant. If the annuitant dies before all of the guaranteed payments have been made, payments will continue to the end of the guaranteed period and will be paid to a designee chosen by the annuitant at the time the annuity payment option was elected.

      The designee may elect to receive the present value of the remaining guaranteed payments in a lump sum. The present value will be computed as of the date Nationwide receives the notice of the annuitant's death.

Not all of the annuity payment options may be available in all states. Contract owners may request other options before the annuitization date. These options are subject to Nationwide's approval.

No distribution for Non-Qualified Contracts will be made until an annuity payment option has been elected. Individual Retirement Annuities and Tax Sheltered Annuities are subject to the "minimum distribution" requirements set forth in the plan, contract, and the Internal Revenue Code.

DEATH BENEFITS

DEATH OF CONTRACT OWNER - NON-QUALIFIED CONTRACTS

If the contract owner who is not the annuitant dies before the annuitization date, the joint owner becomes the contract owner. If no joint owner is named, the contingent owner becomes the contract owner. If no contingent owner is named, the last surviving contract owner's estate becomes the contract owner.

If the contract owner and annuitant are the same, and the contract owner/annuitant dies before the annuitization date, the contingent owner will not have any rights in the contract unless the contingent owner is also the beneficiary.

Distributions under Non-Qualified Contracts will be made pursuant to the "Required Distributions for Non-Qualified Contracts" provision.

DEATH OF ANNUITANT - NON-QUALIFIED CONTRACTS

If the annuitant who is not a contract owner dies before the annuitization date, a death benefit is payable to the beneficiary unless a contingent annuitant is named. If a contingent annuitant is named, the contingent annuitant becomes the annuitant and no death benefit is payable.

The beneficiary may elect to receive the death benefit:

      1) in a lump sum;

      2) as an annuity; or

      3) in any other manner permitted by law and approved by Nationwide.

The beneficiary must notify Nationwide of this election within 60 days of the annuitant's death.

If no beneficiaries survive the annuitant, the contingent beneficiary receives the death benefit. Contingent beneficiaries will share the death benefit equally, unless otherwise specified.

If no beneficiaries or contingent beneficiaries survive the annuitant, the contract owner or the last surviving contract owner's estate will receive the death benefit.

If the contract owner is a Charitable Remainder Trust and the annuitant dies before the annuitization date, the death benefit will accrue to the Charitable Remainder Trust. Any designation in conflict with the Charitable Remainder Trust's right to the death benefit will be void.

If the annuitant dies after the annuitization date, any benefit that may be payable will be paid according to the selected annuity payment option.

DEATH OF CONTRACT OWNER/ANNUITANT

If a contract owner who is also the annuitant dies before the annuitization date, a death benefit is payable according to the "Death of Annuitant - Non-Qualified Contracts" provision.

A joint owner will receive a death benefit if a contract owner/annuitant dies before the annuitization date.

If the contract owner/annuitant dies after the annuitization date, any benefit that may be payable will be paid according to the selected annuity payment option.

DEATH BENEFIT PAYMENT

Contract owners may select one of two death benefits available under the contract at the time of application (not all death benefit options may be available in all states). If no death benefit option is elected at the time of application, the death benefit will be the standard death benefit.

The death benefit value is determined as of the date Nationwide receives:

   1) proper proof of the annuitant's death;

   2) an election specifying the distribution method; and

   3) any state required form(s).

If a contract owner who is also the annuitant dies, and the beneficiary is the contract owner/ annuitant's spouse who is:

   a) eligible to continue the contract; and

   b) entitled to a death benefit,

then the spousal-beneficiary shall have the option of continuing the contract with the contract value adjusted to include the difference between the death benefit (if greater than the contract value) and the contract value at the time of the contract owner/annuitant's death.

Standard Death Benefit

If the annuitant dies before the annuitization date, the death benefit will be the greater of:

   1) the contract value; or

   2) the total of all purchase payments, less an adjustment for amounts surrendered.

The adjustment for amounts surrendered will reduce item (2) in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s).

Maximum Anniversary Death Benefit

If the annuitant dies before the annuitization date, the death benefit will be the greatest of:

   1) the contract value;

   2) the total of all purchase payments, less an adjustment for amounts surrendered; or

   3) the highest contract value on any contract anniversary prior to the annuitant's 85th birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that contract anniversary.

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s).

Five Year Reset Death Benefit

If the annuitant dies before the annuitization date, the death benefit will be the greatest of:

   1) the contract value;

   2) the total of all purchase payments, less an adjustment for amounts surrendered; or

   3) the contract value as of the most recent five year contract anniversary before the annuitant's 85th birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that five year contract anniversary.

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s).

REQUIRED DISTRIBUTIONS

REQUIRED DISTRIBUTIONS FOR NON-QUALIFIED CONTRACTS

Internal Revenue Code Section 72(s) requires Nationwide to make certain distributions when a contract owner dies. The following distributions will be made according to those requirements:

   1) If any contract owner dies on or after the annuitization date and before the entire interest in the contract has been distributed, then the remaining interest must be distributed at least as rapidly as the distribution method in effect on the contract owner's death.

   2) If any contract owner dies before the annuitization date, then the entire interest in the contract (consisting of either the death benefit or the contract value reduced by charges set forth elsewhere in the contract) will be distributed within 5 years of the contract owner's death, provided however:

      a) any interest payable to or for the benefit of a natural person (referred to herein as a "designated beneficiary"), may be distributed over the life of the designated beneficiary or over a period not longer than the life expectancy of the designated beneficiary. Payments must begin within one year of the contract owner's death unless otherwise permitted by federal income tax regulations; and

      b) if the designated beneficiary is the surviving spouse of the deceased contract owner, the spouse can choose to become the contract owner instead of receiving a death benefit. Any distributions required under these distribution rules will be made upon that spouse's death.

In the event that the contract owner is NOT a natural person (e.g., a trust or corporation), then, for purposes of these distribution provisions:

   a) the death of the annuitant will be treated as the death of a contract owner;

   b) any change of annuitant will be treated as the death of a contract owner; and

   c) in either case, the appropriate distribution will be made upon the death or change, as the case may be.

These distribution provisions do not apply to any contract exempt from Section 72(s) of the Internal Revenue Code by reason of Section 72(s)(5) or any other law or rule.

The designated beneficiary must elect a method of distribution and notify Nationwide of this election within 60 days of the contract owner's death.

REQUIRED DISTRIBUTIONS FOR TAX SHELTERED ANNUITIES

Distributions from Tax Sheltered Annuities will be made according to the Minimum Distribution and Incidental Benefit ("MDIB") provisions of Section 401(a)(9) of the Internal Revenue Code. Distributions will be made to the annuitant according to the annuity payment option selected over a period not longer than:

   a) the life of the annuitant or the joint lives of the annuitant and the annuitant's designated beneficiary; or

   b) a period not longer than the life expectancy of the annuitant or the joint life expectancies of the annuitant and the annuitant's designated beneficiary.

Required distributions will not be withdrawn from this contract if they are being withdrawn from another Tax Sheltered Annuity of the annuitant.

If the annuitant's entire interest in a Tax Sheltered Annuity will be distributed in equal or substantially equal payments over a period described in
a) or b), the payments will begin on the required beginning date. The required beginning date is the later of:

   a) April 1 of the calendar year following the calendar year in which the annuitant reaches age 70 1/2; or

   b) the annuitant's retirement date.

Provision b) does not apply to any employee who is a 5% owner (as defined in
Section 416 of the Internal Revenue Code) with respect to the plan year ending in the calendar year when the employee attains the age of 70 1/2.

Distribution commencing on the required distribution date must satisfy minimum distribution and incidental benefit provisions set forth in the Internal Revenue Code. Those provisions require that distributions cannot be less than the amount determined by dividing the annuitant's interest in the Tax Sheltered Annuity determined by the end of the previous calendar year by:

   a) the annuitant's life expectancy; or if applicable;

   b) the joint and survivor life expectancy of the annuitant and the annuitant's beneficiary.

The life expectancies and joint life expectancies are determined by reference to Treasury Regulation 1.72-9.

If the annuitant dies before distributions begin, the interest in the Tax Sheltered Annuity must be distributed by December 31 of the calendar year in which the fifth anniversary of the annuitant's death occurs unless:

   a) the annuitant names his or her surviving spouse as the beneficiary and the spouse chooses to receive distribution of the contract in substantially equal payments over his or her life (or a period not longer than his or her life expectancy) and beginning no later than December 31 of the year in which the annuitant would have attained age 70 1/2; or

   b) the annuitant names a beneficiary other than his or her surviving spouse and the beneficiary elects to receive distribution of the contract in substantially equal payments over his or her life (or a period not longer than his or her life expectancy) beginning no later than December 31 of the year following the year in which the annuitant dies.

If the annuitant dies after distributions have begun, distributions must continue at least as rapidly as under the schedule used before the annuitant's death.

If distribution requirements are not met, a penalty tax of 50% is levied on the difference between the amount that should have been distributed for that year and the amount that actually was distributed for that year.

REQUIRED DISTRIBUTIONS FOR INDIVIDUAL RETIREMENT ANNUITIES, SEP IRAS, AND SIMPLE IRAS

Distributions from an Individual Retirement Annuity, SEP IRA or Simple IRA must begin no later than April 1 of the calendar year following the calendar year in which the contract owner reaches age 70 1/2. Distribution may be paid in a lump sum or in substantially equal payments over:

   a) the contract owner's life or the lives of the contract owner and his or her spouse or designated beneficiary; or

   b) a period not longer than the life expectancy of the contract owner or the joint life expectancy of the contract owner and the contract owner's designated beneficiary.

If the contract owner dies before distributions begin, the interest in the Individual Retirement Annuity, SEP IRA or Simple IRA must be distributed by December 31 of the calendar year in which the fifth anniversary of the contract owner's death occurs, unless:

   a) the contract owner names his or her surviving spouse as the beneficiary and such spouse chooses to:

      1) treat the contract as an Individual Retirement Annuity, SEP IRA or Simple IRA established for his or her benefit; or

      2) receive distribution of the contract in substantially equal payments over his or her life (or a period not longer than his or her life expectancy) and beginning no later than December 31 of the year in which the contract owner would have reached age 70 1/2; or

   b) the contract owner names a beneficiary other than his or her surviving spouse and such beneficiary elects to receive a distribution of the contract in substantially equal payments over his or her life (or a period not longer than his or her life expectancy) beginning no later than December 31 of the year following the year of the contract owner's death.

Required distributions will not be withdrawn from this contract if they are being withdrawn from another Individual Retirement Annuity, Individual Retirement Account, SEP IRA or Simple IRA of the contract owner.

If the contract owner dies after distributions have begun, distributions must continue at least as rapidly as under the schedule being used before the contract owner's death. However, a surviving spouse who is the beneficiary under the annuity payment option may treat the contract as his or her own, in the same manner as is described in section (a)(1) of this provision.

If distribution requirements are not met, a penalty tax of 50% is levied on the difference between the amount that should have been distributed for that year and the amount that actually was distributed for that year.

A portion of each distribution will be included in the recipient's gross income and taxed at ordinary income tax rates. The portion of a distribution which is taxable is based on the ratio between the amount by which non-deductible purchase payments exceed prior non-taxable distributions and total account balances at the time of the distribution. The owner of an Individual Retirement Annuity, SEP IRA or Simple IRA must annually report the amount of non-deductible purchase payments, the amount of any distribution, the amount by which non-deductible purchase payments for all years exceed nontaxable distributions for all years, and the total balance of all Individual Retirement Annuities, SEP IRAs or Simple IRAs.

Individual Retirement Annuity, SEP IRA or Simple IRA distributions will not receive the favorable tax treatment of a lump sum distribution from a Qualified Plan. If the contract owner dies before the entire interest in the contract has been distributed, the balance will also be included in his or her gross estate.

REQUIRED DISTRIBUTIONS FOR ROTH IRAS

The rules for Roth IRAs do not require distributions to begin during the contract owner's lifetime.

When the contract owner dies, the interest in the Roth IRA must be distributed by December 31 of the calendar year in which the fifth anniversary of his or her death occurs, unless:

   a) the contract owner names his or her surviving spouse as the beneficiary and the spouse chooses to:

      1) treat the contract as a Roth IRA established for his or her benefit; or

      2) receive distribution of the contract in substantially equal payments over his or her life (or a period not longer than his or her life expectancy) and beginning no later than December 31 of the year following the year in which the contract owner would have reached age 70 1/2; or

   b) the contract owner names a beneficiary other than his or her surviving spouse and the beneficiary chooses to receive distribution of the contract in substantially equal payments over his or her life (or a period not longer than his or her life expectancy) beginning no later than December 31 of the year following the year in which the contract owner dies.

Distributions from Roth IRAs may be either taxable or nontaxable, depending upon whether they are "qualified distributions" or "non-qualified distributions" (see "Federal Tax Considerations").

FEDERAL TAX CONSIDERATIONS

FEDERAL INCOME TAXES

The tax consequences of purchasing a contract described in this prospectus will depend on:

   o  the type of contract purchased;

   o  the purposes for which the contract is purchased; and

   o the personal circumstances of individual investors having interests in the contracts.

See "Synopsis of the Contracts" for a brief description of the various types of contracts and the different purposes for which the contracts may be purchased.

Existing tax rules are subject to change, and may affect individuals differently depending on their situation. Nationwide does not guarantee the tax status of any contracts or any transactions involving the contracts.

If the contract is purchased as an investment of certain retirement plans (such as qualified retirement plans, Individual Retirement Accounts, and custodial accounts as described in Sections 401, 408(a), and 403(b)(7) of the Internal Revenue Code), tax advantages enjoyed by the contract owner and/or annuitant may relate to participation in the plan rather than ownership of the annuity contract. Such plans are permitted to purchase investments other than annuities and retain tax-deferred status.

The following is a brief summary of some of the federal income tax considerations related to the contracts. In addition to the federal income tax, distributions from annuity contracts may be subject to state and local income taxes. The tax rules across all states and localities are not uniform and therefore will not be discussed in this prospectus. Tax rules that may apply to contracts issued in U.S. territories such as Puerto Rico and Guam are also not discussed. Nothing in this prospectus should be considered to be tax advice. Contract owners and prospective contract owners are encouraged to consult a financial consultant, tax advisor or legal counsel to discuss the taxation and use of the contracts.

The Internal Revenue Code sets forth different income tax rules for the following types of annuity contracts:

   o  Individual Retirement Annuities;

   o  SEP IRAs;

   o  Simple IRAs;

   o  Roth IRAs;

   o  Tax Sheltered Annuities; and

   o  Non-Qualified Contracts.

Individual Retirement Annuities, SEP IRAs and Simple IRAs

Distributions from Individual Retirement Annuities, SEP IRAs and Simple IRAs are generally taxed when received. If any of the amount contributed to the IRA was nondeductible for federal income tax purposes, then a portion of each distribution is excludable from income.

If distributions of income from an IRA are made prior to the date that the owner attains the age of 59 1/2 years, the income is subject to both the regular income tax and an additional penalty tax of 10%. (For Simple IRAs, the 10% penalty is increased to 25% if the distribution is made during the 2 year period beginning on the date that the individual first participated in the Simple IRA.) The penalty tax can be avoided if the distribution is:

   o  made to a beneficiary on or after the death of the owner;

   o attributable to the owner becoming disabled (as defined in the Internal Revenue Code);

   o part of a series of substantially equal periodic payments made not less frequently than annually made for the life (or life expectancy) of the owner, or the joint lives (or joint life expectancies) of the owner and his or her designated beneficiary;

   o  used for qualified higher education expenses; or

   o used for expenses attributable to the purchase of a home for a qualified first-time buyer.

Roth IRAs

Distributions of earnings from Roth IRAs are taxable or nontaxable depending upon whether they are "qualified distributions" or "non-qualified distributions." A "qualified distribution" is one that satisfies the five-year rule and meets one of the following requirements:

   o it is made on or after the date on which the contract owner attains age 59 1/2;

   o it is made to a beneficiary (or the contract owner's estate) on or after the death of the contract owner;

   o  it is attributable to the contract owner's disability; or

   o it is used for expenses attributable to the purchase of a home for a qualified first-time buyer.

The five year rule generally is satisfied if the distribution is not made within the five taxable year period beginning with the first taxable year in which a contribution is made to any Roth IRA established for the owner.

A qualified distribution is not included in gross income for federal income tax purposes.

A non-qualified distribution is not includible in gross income to the extent that the distribution, when added to all previous distributions, does not exceed that total amount of contributions made to the Roth IRA. Any non-qualified distribution in excess of the aggregate amount of contributions will be included in the contract owner's gross income in the year that is distributed to the contract owner.

Special rules apply for Roth IRAs that have proceeds received from an IRA prior to January 1, 1999 if the owner elected the special 4-year income averaging provisions that were in effect for 1998.

If non-qualified distributions of income from a Roth IRA are made prior to the date that the owner attains the age of 59 1/2 years, the income is subject to both the regular income tax and an additional penalty tax of 10%. The penalty tax can be avoided if the distribution is:

   o  made to a beneficiary on or after the death of the owner;

   o attributable to the owner becoming disabled as defined in the Internal Revenue Code;

   o part of a series of substantially equal periodic payments made not less frequently than annually made for the life (or life expectancy) of the owner, or the joint lives (or joint life expectancies) of the owner and his or her designated beneficiary;

   o  for qualified higher education expenses; or

   o used for expenses attributable to the purchase of a home for a qualified first-time buyer.

If the contract owner dies before the contract is completely distributed, the balance may be included in the contract owner's gross estate for tax purposes.

Tax Sheltered Annuities

Distributions from Tax Sheltered Annuities are generally taxed when received. A portion of each distribution is excludable from income based on a formula established pursuant to the Internal Revenue Code. The formula excludes from income the amount invested in the contract divided by the number of anticipated payments until the full investment in the contract is recovered. Thereafter all distributions are fully taxable.

If a distribution of income is made from a Tax Sheltered Annuity prior to the date that the owner attains the age of 59 1/2 years, the income is subject to both the regular income tax and an additional penalty tax of 10%. The penalty tax can be avoided if the distribution is:

   o  made to a beneficiary on or after the death of the owner;

   o attributable to the owner becoming disabled as defined in the Internal Revenue Code;

   o part of a series of substantially equal periodic payments made not less frequently than annually made for the life (or life expectancy) of the owner, or the joint lives (or joint life expectancies) of the owner and his or her designated beneficiary;

   o  for qualified higher education expenses;

   o used for expenses attributable to the purchase of a home for a qualified first-time buyer; or

   o made to the owner after separation from service with his or her employer after age 55.

Non-Qualified Contracts - Natural Persons as Contract Owners

Generally, the income earned inside a Non-Qualified Contract that is owned by a natural person is not taxable until it is distributed from the contract.

Distributions before the annuitization date are taxable to the contract owner to the extent that the cash value of the contract exceeds the contract owner's investment at the time of the distribution. Distributions, for this purpose, include partial surrenders, any portion of the contract that is assigned or pledged; or any portion of the contract that is transferred by gift. For these purposes, a transfer by gift may occur upon annuitization if the contract owner and the annuitant are not the same individual.

With respect to annuity distributions on or after the annuitization date, a portion of each annuity payment is excludable from taxable income. The amount excludable is based on the ratio between the contract owner's investment in the contract and the expected return on the contract. Once the entire investment in the contract is recovered, all distributions are fully includable in income. The maximum amount excludable from income is the investment in the contract. If the annuitant dies before the entire investment in the contract has been excluded from income, and as a result of the annuitant's death no more payments are due under the contract, then the unrecovered investment in the contract may be deducted on his or her final tax return.

In determining the taxable amount of a distribution, all annuity contracts issued after October 21, 1988 by the same company to the same contract owner during the same calendar year will be treated as one annuity contract.

A special rule applies to distributions from contracts that have investments that were made prior to August 14, 1982. For those contracts, distributions that are made prior to the annuitization date are treated first as a recovery of the investment in the contract as of that date. A distribution in excess of the amount of the investment in the contract as of August 14, 1982, will be treated as taxable income.

The Internal Revenue Code imposes a penalty tax if a distribution is made before the contract owner reaches age 59 1/2. The amount of the penalty is 10% of the portion of any distribution that is includible in gross income. The penalty tax does not apply if the distribution is:

   o  the result of a contract owner's death;

   o the result of a contract owner's disability, as defined in the Internal Revenue Code;

   o one of a series of substantially equal periodic payments made over the life (or life expectancy) of the contract owner or the joint lives (or joint life expectancies) of the contract owner and the beneficiary selected by the contract owner to receive payment under the annuity payment option selected by the contract owner; or

   o  is allocable to an investment in the contract before August 14, 1982.

Non-Qualified Contracts - Non-Natural Persons as Contract Owners

The previous discussion related to the taxation of Non-Qualified Contracts owned by individuals. Different rules (the so-called "non-natural persons" rules) apply if the contract owner is not a natural person.

Generally, contracts owned by corporations, partnerships, trusts, and similar entities are not treated as annuity contracts under the Internal Revenue Code. Therefore, income earned under a Non-Qualified Contract that is owned by a non-natural person is taxed as ordinary income during the taxable year that it is earned. Taxation is not deferred, even if the income is not distributed out of the contract. The income is taxable as ordinary income, not capital gain.

The non-natural persons rules do not apply to all entity-owned contracts. A contract that is owned by a non-natural person as an agent of an individual is treated as owned by the individual. This would cause the contract to be treated as an annuity under the Internal Revenue Code, allowing tax deferral. However, this exception does not apply when the non-natural person is an employer that holds the contract under a non-qualified deferred compensation arrangement for one or more employees.

The non-natural persons rules also do not apply to contracts that are:

   o acquired by the estate of a decedent by reason of the death of the decedent;

   o issued in connection with certain qualified retirement plans and individual retirement plans;

   o purchased by an employer upon the termination of certain qualified retirement plans.

WITHHOLDING

Pre-death distributions from the contracts are subject to federal income tax. Nationwide will withhold the tax from the distributions unless the contract owner requests otherwise. If the distribution is from a Tax Sheltered Annuity, it will be subject to mandatory 20% withholding that cannot be waived, unless:

   o  the distribution is made directly to another Tax Sheltered Annuity or IRA;
      or

   o the distribution satisfies the minimum distribution requirements imposed by the Internal Revenue Code.

In addition, contract owners may not waive withholding if the distribution is subject to mandatory back-up withholding (if no taxpayer identification number is given or if the Internal Revenue Service notifies Nationwide that mandatory back-up withholding is required). Mandatory back-up withholding rates are 31% of income that is distributed.

NON-RESIDENT ALIENS

Generally, a pre-death distribution from a contract to a non-resident alien is subject to federal income tax at a rate of 30% of the amount of income that is distributed. Nationwide is required to withhold this amount and send it to the Internal Revenue Service. Some distributions to non-resident aliens may be subject to a lower (or no) tax if a treaty applies. In order to obtain the benefits of such a treaty, the non-resident alien must:

   1) provide Nationwide with proof of residency and citizenship (in accordance with Internal Revenue Service requirements); and

   2) provide Nationwide with an individual taxpayer identification number.

If the non-resident alien does not meet the above conditions, Nationwide will withhold 30% of income from the distribution.

Another way to avoid the 30% withholding is for the non-resident alien to provide Nationwide with sufficient evidence that:

   1) the distribution is connected to the non-resident alien's conduct of business in the United States; and

   2) the distribution is includible in the non-resident alien's gross income for United States federal income tax purposes.

Note that these distributions may be subject to back-up withholding, currently 31%, if a correct taxpayer identification number is not provided.

FEDERAL ESTATE, GIFT, AND GENERATION SKIPPING TRANSFER TAXES

The following transfers may be considered a gift for federal gift tax purposes:

   o  a transfer of the contract from one contract owner to another; or

   o  a distribution to someone other than a contract owner.

Upon the contract owner's death, the value of the contract may subject to estate taxes, even if all or a portion of the value is also subject to federal income taxes.

Section 2612 of the Internal Revenue Code may require Nationwide to determine whether a death benefit or other distribution is a "direct skip" and the amount of the resulting generation skipping transfer tax, if any. A direct skip is when property is transferred to, or a death benefit or other distribution is made to:

   a) an individual who is two or more generations younger than the contract owner; or

   b) certain trusts, as described in Section 2613 of the Internal Revenue Code (generally, trusts that have no beneficiaries who are not 2 or more generations younger than the contract owner).

If the contract owner is not an individual, then for this purpose ONLY, "contract owner" refers to any person:

   o who would be required to include the contract, death benefit, distribution, or other payment in his or her federal gross estate at his or her death; or

   o who is required to report the transfer of the contract, death benefit, distribution, or other payment for federal gift tax purposes.

If a transfer is a direct skip, Nationwide will deduct the amount of the transfer tax from the death benefit, distribution or other payment, and remit it directly to the Internal Revenue Service.

CHARGE FOR TAX

Nationwide is not required to maintain a capital gain reserve liability on Non-Qualified Contracts. If tax laws change requiring a reserve, Nationwide may implement and adjust a tax charge.

DIVERSIFICATION

Internal Revenue Code Section 817(h) contains rules on diversification requirements for variable annuity contracts. A variable annuity contract that does not meet these diversification requirements will not be treated as an annuity, unless:

   o  the failure to diversify was accidental;

   o  the failure is corrected; and

   o  a fine is paid to the Internal Revenue Service.

The amount of the fine will be the amount of tax that would have been paid by the contract owner if the income, for the period the contract was not diversified, had been received by the contract owner.

If the violation is not corrected, the contract owner will be considered the owner of the underlying securities and will be taxed on the earnings of his or her contract. Nationwide believes that the investments underlying this contract meet these diversification requirements.

TAX CHANGES

The foregoing tax information is based on Nationwide's understanding of federal tax laws. It is NOT intended as tax advice. All information is subject to change without notice.

For more details, contact your personal tax and/or financial advisor.

STATEMENTS AND REPORTS

Nationwide will mail contract owners statements and reports. Therefore, contract owners should promptly notify Nationwide of any address change.

These mailings will contain:

o  statements showing the contract's quarterly activity;

o confirmation statements showing transactions that affect the contract's value. Confirmation statements will not be sent for recurring transactions (i.e., Dollar Cost Averaging or salary reduction programs). Instead, confirmation of recurring transactions will appear in the contract's quarterly statements;

o semi-annual reports as of June 30 containing financial statements for the variable account; and

o annual reports as of December 31 containing financial statements for the variable account.

Contract owners should review statements and confirmations carefully. All errors or corrections must be reported to Nationwide immediately to assure proper crediting to the contract. Unless Nationwide is notified within 30 days of receipt of the statement, Nationwide will assume statements and confirmation statements are correct.

LEGAL PROCEEDINGS

Nationwide is a party to litigation and arbitration proceedings in the ordinary course of its business, none of which is expected to have a material adverse effect on Nationwide.

In recent years, life insurance companies have been named as defendants in lawsuits, including class action lawsuits relating to life insurance and annuity pricing and sales practices. A number of these lawsuits have resulted in substantial jury awards or settlements.

In November 1997, two plaintiffs, one who was the owner of a variable life insurance contract and the other who was the owner of a variable annuity contract, commenced a lawsuit in a federal court in Texas against Nationwide and the American Century group of defendants (Robert Young and David D. Distad v. Nationwide Life Insurance Company et al.). In this lawsuit, plaintiffs sought to represent a class of variable life insurance contract owners and variable annuity contract owners whom they claim were allegedly misled when purchasing these variable contracts into believing that the performance of their underlying mutual fund option managed by American Century, whose shares may only be purchased by insurance companies, would track the performance of a mutual fund, also managed by American Century, whose shares are publicly traded. The amended complaint seeks unspecified compensatory and punitive damages. On April 27, 1998, the district court denied, in part, and granted, in part, motions to dismiss the complaint filed by Nationwide and American Century. The remaining claims against Nationwide allege securities fraud, common law fraud, civil conspiracy, and breach of contract. On December 2, 1998, the district court issued an order denying plaintiffs' motion for class certification. On December 10, 1998 the district court stayed the lawsuit pending plaintiffs' petition to the federal appeals court for interlocutory review of the order denying class certification and the appeals court declined to review the order denying class certification upon interlocutory appeal. On June 11, 1999, the district court denied the plaintiffs' motion to amend their complaint and reconsider class certification. In January 2000, the parties to this litigation settled this lawsuit now limited to the claims of the two named plaintiffs. On February 9, 2000 the court dismissed this lawsuit with prejudice.

On October 29, 1998, Nationwide was named in a lawsuit filed in Ohio state court related to the sale of deferred annuity products for use as investments in tax-deferred contributory retirement plans (Mercedes Castillo v. Nationwide Financial Services, Inc., Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company). On May 3, 1999, the complaint was amended to, among other things, add Marcus Shore as a second plaintiff. The amended complaint is brought as a class action on behalf of all persons who purchased individual deferred annuity contracts or participated in group annuity contracts sold by Nationwide and the other named Nationwide affiliates which were used to fund certain tax-deferred retirement plans. The amended complaint seeks unspecified compensatory and punitive damages. No class has been certified. On June 11, 1999, Nationwide and the other named defendants filed a motion to dismiss the amended complaint. On March 8, 2000, the court denied the motion to dismiss the amended complaint filed by Nationwide and other named defendants. Nationwide intends to defend this lawsuit vigorously.

There can be no assurance that any litigation relating to pricing or sales practices will not have a material adverse effect on Nationwide in the future.

The general distributor, Waddell & Reed, Inc., is not engaged in any litigation of any material nature.

ADVERTISING

A "yield" and "effective yield" may be advertised for the Money Market Fund. "Yield" is a measure of the net dividend and interest income earned over a specific seven-day period (which period will be stated in the advertisement) expressed as a percentage of the offering price of the Money Market Fund's units. Yield is an annualized figure, which means that it is assumed that the Money Market Fund generates the same level of net income over a 52-week period. The "effective yield" is calculated similarly but includes the effect of assumed compounding, calculated under rules prescribed by the SEC. The effective yield will be slightly higher than yield due to this compounding effect.

Nationwide may advertise the performance of a sub-account in relation to the performance of other variable annuity sub-accounts, underlying mutual fund options with similar or different objectives, or the investment industry as a whole. Other investments to which the sub-accounts may be compared include, but are not limited to:

   o  precious metals;

   o  real estate;

   o  stocks and bonds;

   o  closed-end funds;

   o  bank money market deposit accounts and passbook savings;

   o  CDs; and

   o  the Consumer Price Index.

Market Indexes

The sub-accounts will be compared to certain market indexes, such as:

   o  S&P 500;

   o  Shearson/Lehman Intermediate Government/Corporate Bond Index;

   o  Shearson/Lehman Long-Term Government/Corporate Bond Index;

   o  Donoghue Money Fund Average;

   o  U.S. Treasury Note Index;

   o  Bank Rate Monitor National Index of 2 1/2 Year CD Rates; and

   o  Dow Jones Industrial Average.

Tracking & Rating Services; Publications

Nationwide's rankings and ratings are sometimes published by other services, such as:

   o  Lipper Analytical Services, Inc.;

   o  CDA/Wiesenberger;

   o  Morningstar;

   o  Donoghue's;

   o  magazines such as:
        Money;
        Forbes;
        Kiplinger's Personal Finance Magazine;
        Financial World;
        Consumer Reports;
        Business Week;

        Time;
        Newsweek;
        National Underwriter; and
        News and World Report;

   o  LIMRA;

   o  Value;

   o  Best's Agent Guide;

   o  Western Annuity Guide;

   o  Comparative Annuity Reports;

   o  Wall Street Journal;

   o  Barron's;

   o  Investor's Daily;

   o  Standard & Poor's Outlook; and

   o  Variable Annuity Research & Data Service (The VARDS Report).

These rating services and publications rank the underlying mutual funds' performance against other funds. These rankings may or may not include the effects of sales charges or other fees.

Financial Rating Services

Nationwide is also ranked and rated by independent financial rating services, among which are Moody's, Standard & Poor's and A.M. Best Company. Nationwide may advertise these ratings. These ratings reflect Nationwide's financial strength or claims-paying ability. The ratings are not intended to reflect the investment experience or financial strength of the variable account.

Some Nationwide advertisements and endorsements may include lists of organizations, individuals or other parties that recommend Nationwide or the contract. Furthermore, Nationwide may occasionally advertise comparisons of currently taxable and tax deferred investment programs, based on selected tax brackets, or discussions of alternative investment vehicles and general economic conditions.

Historical Performance of the Sub-Accounts

Nationwide will advertise historical performance of the sub-accounts. Nationwide may advertise for the sub-account's standardized average annual total return ("standardized return") calculated in a manner prescribed by the SEC, and non-standardized total return ("non-standardized return").

Standardized return shows the percentage rate of return of a hypothetical initial investment of $1,000 for the most recent one, five and ten year periods (or for a period covering the time the underlying mutual fund has been available in the variable account if it has not been available for one of the prescribed periods). This calculation reflects the standard 8 year CDSC schedule and the variable account charges that would be assessed to a contract if the maximum number of rider options are chosen (2.30%). Standardized return does not reflect the deduction of state premium taxes, which may be imposed by certain states.

Non-standardized return is calculated similarly to standardized return except non-standardized return assumes an initial investment of $10,000, with variable account charges of 1.35%. No CDSC is reflected. An assumed initial investment of $10,000 is used because that amount more accurately reflects the average contract size.

Both methods of calculation reflect total return for the most recent one, five and ten year periods (or for a period covering the time the underlying mutual fund has been in existence). For those underlying mutual funds which have not been available for one of the prescribed periods, the non-standardized total return illustrations will show the investment performance the underlying mutual funds would have achieved had they been available in the variable account for one of the periods. If the underlying mutual fund has been available in the variable account for less than one year (or if the underlying mutual fund has been effective for less than one year) standardized and non-standardized performance is not annualized.

       TABLE OF CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

                                                                         PAGE

General Information and History............................................1
Services...................................................................1
Purchase of Securities Being Offered.......................................2
Underwriters...............................................................2
Calculations of Performance................................................2
Annuity Payments...........................................................3
Financial Statements.......................................................4

APPENDIX A: OBJECTIVES FOR UNDERLYING MUTUAL FUNDS

The underlying mutual funds listed below are designed primarily as investments for variable annuity contracts and variable life insurance policies issued by insurance companies.

There is no guarantee that the investment objectives will be met.

TARGET/UNITED FUNDS, INC.
The Fund is an open-end, diversified management company organized as a Maryland corporation on December 2, 1986. The Fund sells its shares only to the separate accounts of participating insurance companies to fund certain variable life insurance policies and variable annuity contracts. Waddell & Reed Investment Management Company is the Fund's investment advisor.

     ASSET STRATEGY PORTFOLIO
     Investment Objective: The Asset Strategy Portfolio seeks high total return over the long-term. It seeks to achieve its goal by allocating its assets among stocks, bonds and short-term instruments, both in the United States and abroad.

     BALANCED PORTFOLIO
     Investment Objective: The Balanced Portfolio seeks as a primary goal, current income, with a secondary goal of long-term appreciation of capital. It invests primarily in a mix of stocks, fixed-income securities and cash, depending on market conditions.

     BOND PORTFOLIO
     Investment Objective: The Bond Portfolio seeks a reasonable return with more emphasis on preservation of capital. It seeks to achieve its goal by investing primarily in domestic debt securities, usually of investment grade.

     GROWTH PORTFOLIO
     Investment Objective: The Growth Portfolio seeks capital growth, with a secondary goal of current income. It seeks to achieve its goal by investing primarily in common stocks, or securities convertible into common stocks, of U.S. and foreign companies.

     HIGH INCOME PORTFOLIO
     Investment Objective: The High Income Portfolio seeks as a primary goal, high current income with a secondary goal of capital growth. It seeks to achieve its goals by investing primarily in high-yield, high-risk, fixed-income securities of U.S. and foreign issuers, the risks of which are consistent with the Portfolio's goals.

     INCOME PORTFOLIO
     Investment Objective: The Income Portfolio seeks maintenance of current income, subject to market conditions, with a secondary goal of capital growth. It seeks to achieve its goals by investing primarily in common stocks of large U.S. and foreign companies that have a record of paying regular dividends on common stock or have the potential for capital appreciation, or are expected to resist market decline.

     INTERNATIONAL PORTFOLIO
     Investment Objective: The International Portfolio seeks as a primary goal, long-term appreciation of capital, with a secondary goal of current income. It seeks to achieve its goals by investing primarily in common stocks, or securities convertible into or exchangeable for common stocks of foreign companies that may have the potential for long-term growth.

     LIMITED-TERM BOND PORTFOLIO
     Investment Objective: The Limited-Term Bond Portfolio seeks a high level of current income consistent with preservation of capital. It seeks to achieve its goal by investing primarily in investment-grade debt securities of U.S. issuers, including U.S. Government securities.

     MONEY MARKET PORTFOLIO
     Investment Objective: The Money Market Portfolio seeks current income consistent with stability of principal. It seeks to achieve it goal by investing in U.S. dollar-denominated high quality money market obligations and instruments.

     SCIENCE AND TECHNOLOGY PORTFOLIO
     Investment Objective: The Science and Technology Portfolio seeks long-term capital growth. It seeks to achieve its goals by concentrating its investments primarily in the common stock of science and technology securities of U.S. and foreign companies.

     SMALL CAP PORTFOLIO
     Investment Objective: The Small Cap Portfolio seeks capital growth. It seeks to achieve its goal by investing primarily in common stocks, or securities convertible into the common stocks, of companies that are relatively new or unseasoned, companies in their early stages of development, or smaller companies positioned in new or in emerging industries where the opportunity for rapid growth is above average.

                       STATEMENT OF ADDITIONAL INFORMATION

                                DECEMBER 1, 2000

                       DEFERRED VARIABLE ANNUITY CONTRACTS
             ISSUED BY NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
                  THROUGH ITS NATIONWIDE VA SEPARATE ACCOUNT-D

This Statement of Additional Information is not a prospectus. It contains additional information than set forth in the prospectus and should be read in conjunction with the prospectus dated December 1, 2000. The prospectus may be obtained from Nationwide Life and Annuity Insurance Company by writing P.O. Box 182449, Columbus, Ohio 43218-2449, or calling 1-866-221-1100, TDD
1-800-238-3035.

                             TABLE OF CONTENTS

                                                                PAGE

     General Information and History.............................1
     Services....................................................1
     Purchase of Securities Being Offered........................2
     Underwriters................................................2
     Calculations of Performance.................................2
     Annuity Payments............................................3
     Financial Statements........................................4

GENERAL INFORMATION AND HISTORY

Nationwide VA Separate Account-D is a separate investment account of Nationwide Life and Annuity Insurance Company ("Nationwide") (formerly Financial Horizons Life Insurance Company). All of Nationwide 's common stock is owned by Nationwide Life Insurance Company, which is owned by Nationwide Financial Services, Inc. ("NFS"), a holding company. NFS has two classes of common stock outstanding with different voting rights enabling Nationwide Corporation (the holder of all of the outstanding Class B Common Stock) to control NFS. Nationwide Corporation is a holding company, as well. All of the common stock is held by Nationwide Mutual Insurance Company (95.24%) and Nationwide Mutual Fire Insurance Company (4.76%), the ultimate controlling persons of the Nationwide group of companies. The Nationwide group of companies is one of America's largest insurance and financial services family of companies, with combined assets of over $120 billion as of December 31, 1999.

SERVICES

Nationwide, which has responsibility for administration of the contracts and the variable account, maintains records of the name, address, taxpayer identification number, and other pertinent information for each contract owner and the number and type of contract issued to each contract owner and records with respect to the contract value of each contract.

The custodian of the assets of the variable account is Nationwide. Nationwide will maintain a record of all purchases and redemption of shares of the underlying mutual funds. Nationwide, or affiliates of Nationwide may have entered into agreements with either the investment adviser or distributor for the underlying mutual funds. The agreements relate to administrative services furnished by Nationwide or an affiliate of Nationwide and provide for an annual fee based on the average aggregate net assets of the variable account (and other separate accounts of Nationwide or life insurance company subsidiaries of Nationwide) invested in particular underlying mutual funds. These fees in no way affect the net asset value of the underlying mutual funds or fees paid by the contract owner.

PURCHASE OF SECURITIES BEING OFFERED

The contracts will be sold by licensed insurance agents in the states where the contracts may be lawfully sold. Such agents will be registered representatives of broker-dealers registered under the Securities Exchange Act of 1934 who are members of the National Association of Securities Dealers, Inc. ("NASD").

UNDERWRITERS

The contracts, which are offered continuously, are distributed by Waddell & Reed, Inc., 6300 Lamar Ave, Overland Park, Kansas 66202. No underwriting commissions have paid by Nationwide to Waddell & Reed, Inc.

CALCULATIONS OF PERFORMANCE

Any current yield quotations of the Money Market Fund, subject to Rule 482 of the Securities Act of 1933, will consist of a seven calendar day historical yield, carried at least to the nearest hundredth of a percent. The yield will be calculated by determining the net change, exclusive of capital changes, in the value of a hypothetical pre-existing account having a balance of one accumulation unit at the beginning of the base period, subtracting a hypothetical charge reflecting deductions from contract owner accounts, and dividing the net change in account value by the value of the account at the beginning of the period to obtain a base period return, and multiplying the base period return by (365/7) or (366/7) in a leap year. The Money Market Fund's effective yield is computed similarly, but includes the effect of assumed compounding on an annualized basis of the current unit value yield quotations of the Money Market Fund.

The Money Market Fund's yield and effective yield will fluctuate daily. Actual yields will depend on factors such as the type of instruments in the fund's portfolio, portfolio quality and average maturity, changes in interest rates, and the fund's expenses. Although the Money Market Fund determines its yield on the basis of a seven day period, it may use a different time period on occasion. The yield quotes may reflect the expense limitation described "Investment Manager and Other Services" in the Money Market Fund's Statement of Additional Information. There is no assurance that the yields quoted on any given occasion will remain in effect for any period of time and there is no guarantee that the net asset values will remain constant. It should be noted that a contract owner's investment in the Money Market Fund is not guaranteed or insured. Yields of other money market funds may not be comparable if a different base period or another method of calculation is used.

All performance advertising will include quotations of standardized average annual total return, calculated in accordance with a standard method prescribed by rules of the SEC. Standardized average annual total return is found by taking a hypothetical $1,000 investment in each of the sub-accounts' units on the first day of the period at the offering price, which is the accumulation unit value per unit ("initial investment") and computing the ending redeemable value ("redeemable value") of that investment at the end of the period. The redeemable value is then divided by the initial investment and this quotient is taken to the Nth root (N represents the number of years in the period) and 1 is subtracted from the result which is then expressed as a percentage, carried to at least the nearest hundredth of a percent. Standardized average annual total return reflects the deduction of variable account charges of 2.30% which includes the 5 Year CDSC/Single Purchase Payment Option, the Maximum Anniversary Death Benefit, the 5% Interest Guaranteed Minimum Income Benefit Option, and the Nursing Home and Long Term Care Option. No deduction is made for premium taxes which may be assessed by certain states. Non-standardized total return may also be advertised, and is calculated in a manner similar to standardized average annual total return except the non-standardized total return is based on a hypothetical initial investment of $10,000. An assumed initial investment of $10,000 will be used because that figure more closely approximates the size of a typical contract than does the $1,000 figure used in calculating the standardized average annual total return quotations.

The standardized average annual total return and non-standardized average annual total return quotations will be current to the last day of the calendar quarter preceding the date on which an advertisement is submitted for publication. The standardized average annual return will be based on rolling calendar quarters and will cover periods of one, five, and ten years, or a period covering the time the underlying mutual fund has been available in the variable account if the underlying mutual fund has not been available for one of the prescribed periods. Non-standardized average annual total return will based on rolling calendar quarters and will cover periods of one, five and ten years, or a period covering the time the underlying mutual fund has been in existence. If the underlying mutual fund has been available in the variable account for less than one year (or if the underlying mutual fund has been effective for less than one year), standardized and non-standardized performance is not annualized.

Quotations of average annual total return and total return are based upon historical earnings and will fluctuate. Any quotation of performance is not a guarantee of future performance. Factors affecting a sub-account's performance include general market conditions, operating expenses and investment management. A contract owner's account when redeemed may be more or less than the original cost.

ANNUITY PAYMENTS

See "Frequency and Amount of Annuity Payments" located in the prospectus.

         [Financial Statements to be added via Pre-Effective Amendment]

PART C. OTHER INFORMATION

Item 24.  FINANCIAL STATEMENTS AND EXHIBITS

          (a) Financial Statements:

              (1) Financial statements included in Prospectus.
                  (Part A):
                  Condensed Financial Information.
                  in Part B:
                  Those financial statements required by Item 23 to be included in Part B have been incorporated therein by reference to the Prospectus (Part A).

              Nationwide Life and Annuity Insurance Company:


                  To be added via Pre-Effective Amendment.

Item 24. (B) EXHIBITS

                      (1) Resolution of the Depositor's Board of Directors authorizing the establishment of the Registrant - Attached hereto.

                      (2)  Not Applicable

                      (3) Underwriting or Distribution of contracts between the Registrant and Principal Underwriter - To be filed by Pre-Effective Amendment to the Registration Statement.

                      (4) The form of the variable annuity contract - Attached hereto.

                      (5)  Variable annuity application - Attached hereto.

                      (6) Articles of Incorporation of Depositor - Attached hereto.

                      (7)  Not Applicable

                      (8)  Not Applicable

                      (9) Opinion of Counsel - To be filed by Pre-Effective Amendment to the Registration Statement.

                      (10) Not Applicable

                      (11) Not Applicable

                      (12) Not Applicable

                      (13) Performance Advertising Calculation Schedule -
                           Attached hereto.

Item 25. DIRECTORS AND OFFICERS OF THE DEPOSITOR


            NAME AND PRINCIPAL                             POSITIONS AND OFFICES
             BUSINESS ADDRESS                                 WITH DEPOSITOR
           Lewis J. Alphin                                        Director
           519 Bethel Church Road
           Mount Olive, NC  28365-6107

           A. I. Bell                                             Director
           4121 North River Road West
           Zanesville, OH  43701

           Kenneth D. Davis                                       Director
           7229 Woodmansee Road
           Leesburg, OH  45135

           Keith W. Eckel                                         Director
           1647 Falls Road
           Clarks Summit, PA 18411

           Willard J. Engel                                       Director
           301 East Marshall Street
           Marshall, MN  56258

           Fred C. Finney                                         Director
           1558 West Moreland Road
           Wooster, OH  44691

           Joseph J. Gasper                         President and Chief Operating Officer
           One Nationwide Plaza                                 and Director
           Columbus, OH  43215

           Dimon R. McFerson                        Chairman and Chief Executive Officer
           One Nationwide Plaza                                 and Director
           Columbus, OH  43215

           David O. Miller                           Chairman of the Board and Director
           115 Sprague Drive
           Hebron, OH  43025

           Yvonne L. Montgomery                                   Director
           Xerox Corporation
           Suite 200
           1401 H Street NW
           Washington, DC 20005-2110

           Ralph M. Paige                                         Director
           Federation of Southern
           Cooperatives/Land Assistance Fund
           2769 Church Street
           East Point, GA  30344

           James F. Patterson                                     Director
           8765 Mulberry Road
           Chesterland, OH  44026

             NAME AND PRINCIPAL                               POSITIONS AND OFFICES
              BUSINESS ADDRESS                                   WITH DEPOSITOR
              Arden L. Shisler                                       Director
              1356 North Wenger Road
              Dalton, OH  44618

              Robert L. Stewart                                      Director
              88740 Fairview Road
              Jewett, OH  43986

              Nancy C. Thomas                                        Director
              1767D Westwood Avenue
              Alliance, OH  44601

              Richard D. Headley                         Executive Vice President - Chief
              One Nationwide Plaza                        Information Technology Officer
              Columbus, OH 43215

              Robert A. Oakley                               Executive Vice President-
              One Nationwide Plaza                            Chief Financial Officer
              Columbus, OH  43215

              Robert J. Woodward, Jr.                        Executive Vice President
              One Nationwide Plaza                           Chief Investment Officer
              Columbus, OH  43215

              James E. Brock                            Senior Vice President - Corporate
              One Nationwide Plaza                                  Development
              Columbus, OH  43215

              Charles A. Bryan                               Senior Vice President -
              One Nationwide Plaza                     Chief Actuary - Property and Casualty
              Columbus, OH 43215

              John R. Cook, Jr.                              Senior Vice President -
              One Nationwide Plaza                         Chief Communications Officer
              Columbus, OH  43215

              Thomas L. Crumrine                               Senior Vice President
              One Nationwide Plaza
              Columbus, OH 43215

              David A. Diamond                               Senior Vice President -
              One Nationwide Plaza                             Corporate Controller
              Columbus, OH 43215

              Philip C. Gath                                 Senior Vice President -
              One Nationwide Plaza                     Chief Actuary - Nationwide Financial
              Columbus, OH  43215

              Patricia R. Hatler                              Senior Vice President,
              One Nationwide Plaza                         General Counsel and Secretary
              Columbus, OH 43215

                NAME AND PRINCIPAL                             POSITIONS AND OFFICES
                 BUSINESS ADDRESS                                 WITH DEPOSITOR
              David K. Hollingsworth                         Senior Vice President -
              One Nationwide Plaza                           Business Development and
              Columbus, OH 43215                                 Sponsor Relations

              David R. Jahn                                  Senior Vice President -
              One Nationwide Plaza                             Commercial Insurance
              Columbus, OH 43215

              Donna A James                             Senior Vice President - Chief Human
              One Nationwide Plaza                               Resources Officer
              Columbus, OH  43215

              Richard A. Karas                            Senior Vice President - Sales -
              One Nationwide Plaza                              Financial Services
              Columbus, OH  43215

              Gregory S. Lashutka                            Senior Vice President -
              One Nationwide Plaza                              Corporate Relations
              Columbus, OH 43215

              Edwin P. McCausland, Jr.                       Senior Vice President -
              One Nationwide Plaza                            Fixed Income Securities
              Columbus, OH 43215

              Mark D. Phelan                                   Senior Vice President
              One Nationwide Plaza
              Columbus, OH 43215

              Douglas C. Robinette                            Senior Vice President -
              One Nationwide Plaza                          Claims and Finance Services
              Columbus, OH  43215

              Mark R. Thresher                               Senior Vice President -
              One Nationwide Plaza                        Finance - Nationwide Financial
              Columbus, OH 43215

              Richard M. Waggoner                            Senior Vice President -
              One Nationwide Plaza                                  Operations
              Columbus, OH 43215

              Susan A. Wolken                             Senior Vice President - Product
              One Nationwide Plaza                          Management and Nationwide
              Columbus, OH  43215                               Financial Marketing

Item 26. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE DEPOSITOR OR REGISTRANT.

       *    Subsidiaries for which separate financial statements are filed

       ** Subsidiaries included in the respective consolidated financial statements

       *** Subsidiaries included in the respective group financial statements filed for unconsolidated subsidiaries

       **** other subsidiaries

  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
                  COMPANY                      STATE/COUNTRY OF         NO. VOTING                PRINCIPAL BUSINESS
                                                 ORGANIZATION           SECURITIES
                                                                       (SEE ATTACHED
                                                                       CHART UNLESS
                                                                         OTHERWISE
                                                                        INDICATED)
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  The 401(k) Companies, Inc.               Texas                                        Holding Company
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  The 401(k) Company                       Texas                                        Third-party administrator for 401(k)
                                                                                        plans
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  401(k) Investment Advisors, Inc.         Texas                                        Investment advisor registered with the
                                                                                        SEC
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  401(k) Investments Services, Inc.        Texas                                        NASD registered broker-dealer
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Affiliate Agency, Inc.                   Delaware                                     Insurance agency marketing life
                                                                                        insurance & annuity products through
                                                                                        financial institutions
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Affiliate Agency of Ohio, Inc.           Ohio                                         Insurance agency marketing life
                                                                                        insurance & annuity products through
                                                                                        financial institutions
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  AID Finance Services, Inc.               Iowa                                         Holding Company
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  ALLIED General Agency Company            Iowa                                         Managing general agent and surplus
                                                                                        lines broker for property & casualty
                                                                                        insurance products
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  ALLIED Group, Inc.                       Iowa                                         Property & casualty holding company
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  ALLIED Group Insurance Marketing         Iowa                                         Direct marketer for property and
  Company                                                                               casualty insurance products
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  ALLIED Group Merchant Banking            Iowa                                         Broker-Dealer
  Corporation
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  ALLIED Property and Casualty Insurance   Iowa                                         Underwrites general property &
  Company                                                                               casualty insurance
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Allnations, Inc.                         Ohio                                         Promotes international cooperative
                                                                                        insurance organizations
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  AMCO Insurance Company                   Iowa                                         Underwrites general property &
                                                                                        casualty insurance
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  American Marine Underwriters, Inc.       Florida                                      Underwriting manager for ocean cargo
                                                                                        and bulk insurance
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Auto Direkt Insurance Company            Germany                                      Insurance Company
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Cal-Ag Insurance services, Inc.          California                                   Captive insurance brokerage firm
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  CalFarm Insurance Agency                 California                                   Former marketing company for
                                                                                        traditional agent producers of CalFarm
                                                                                        Insurance Company
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  CalFarm Insurance Company                California                                   Multi-line insurance company
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Caliber Funding                          Delaware                                     A limited purpose corporation
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Colonial County Mutual Insurance         Texas                                        Insurance Company
  Company
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Columbus Insurance Brokerage and         Germany                                      General service insurance broker
  Service GmbH
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------

  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
                  COMPANY                      STATE/COUNTRY OF         NO. VOTING                PRINCIPAL BUSINESS
                                                 ORGANIZATION           SECURITIES
                                                                       (SEE ATTACHED
                                                                       CHART UNLESS
                                                                         OTHERWISE
                                                                        INDICATED)
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Cooperative Service Company              Nebraska                                     Insurance agency that sells and
                                                                                        services commercial insurance
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Depositors Insurance Company             Iowa                                         Underwrites property & casualty
                                                                                        insurance
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  eNationwide, LLC                         Ohio                                         A limited liability company to provide
                                                                                        administrative services to
                                                                                        Nationwide's direct operations
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Excaliber Funding Corporation            Delaware                                     Limited purpose corporation
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  F&B, Inc.                                Iowa                                         Insurance Agency
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Farmland Mutual Insurance Company        Iowa                                         Mutual Insurance Company
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Financial Horizons Distributors Agency   Alabama                                      Insurance agency marketing life
  of Alabama, Inc.                                                                      insurance and annuity products through
                                                                                        financial institutions
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Financial Horizons Distributors Agency   Ohio                                         Insurance marketing life insurance and
  of Ohio, Inc.                                                                         annuity products through financial
                                                                                        institutions
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Financial Horizons Distributors Agency   Oklahoma                                     Insurance marketing life insurance and
  of Oklahoma, Inc.                                                                     annuity products through financial
                                                                                        institutions
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Financial Horizons Distributors Agency   Texas                                        Insurance marketing life insurance and
  of Texas, Inc.                                                                        annuity products through financial
                                                                                        institutions
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  *Financial Horizons Investment Trust     Massachusetts                                Diversified, open-end investment
                                                                                        company
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Financial Horizons Securities            Oklahoma                                     Limited broker-dealer doing business
  Corporation                                                                           solely in the financial institution
                                                                                        market
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  GatesMcDonald Health Plus Inc.           Ohio                                         Managed Care Organization
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Gates, McDonald & Company                Ohio                                         Services employers for managing
                                                                                        workers' and unemployment compensation
                                                                                        matters
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Gates, McDonald & Company of Nevada      Nevada                                       Self-insurance administration, claims
                                                                                        examinations and data processing
                                                                                        services
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Gates, McDonald & Company of New York,   New York                                     Workers' compensation/self-insured
  Inc.                                                                                  claims administration services to
                                                                                        employers with exposure in New York
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Insurance Intermediaries, Inc.           Ohio                                         Insurance agency providing commercial
                                                                                        property & casualty brokerage services
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Irvin L. Schwartz and Associates, Inc.   Ohio                                         Insurance Agency
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Landmark Financial Services of New       New York                                     Insurance agency marketing life
  York, Inc.                                                                            insurance and annuity products through
                                                                                        financial institutions
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Leben Direkt Insurance Company           Germany                                      Life insurance through direct mail
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------

  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
                  COMPANY                      STATE/COUNTRY OF         NO. VOTING                PRINCIPAL BUSINESS
                                                 ORGANIZATION           SECURITIES
                                                                       (SEE ATTACHED
                                                                       CHART UNLESS
                                                                         OTHERWISE
                                                                        INDICATED)
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Lone Star General Agency, Inc.           Texas                                        General agent to market non-standard
                                                                                        automobile and motorcycle insurance
                                                                                        for Colonial Mutual Insurance Company
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  MedProSolutions, Inc.                    Massachusetts                                Provides third-party administration
                                                                                        services for workers compensation,
                                                                                        automobile injury and disability claims
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Midwest Printing Services, Ltd.          Iowa                                         General printing services
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Morley & Associates, Inc.                Oregon                                       Insurance brokerage
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Morley Capital Management, Inc.          Oregon                                       Investment adviser and stable value
                                                                                        money management
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Morley Financial Services, Inc.          Oregon                                       Holding Company
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Morley Research Associates, Ltd.         Delaware                                     Credit research consulting
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  **MRM Investments, Inc.                  Ohio                                         Owns and operates a recreational ski
                                                                                        facility
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  **National Casualty Company              Wisconsin                                    Insurance Company
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  National Casualty Company of America,    England                                      Insurance Company
  Ltd.
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  National Deferred Compensation, Inc.     Ohio                                         Administers deferred compensation
                                                                                        plans for public employees
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  **National Premium and Benefit           Delaware                                     Provides third-party administration
  Administration Company                                                                services
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Advisory Services, Inc.       Ohio                                         Registered broker-dealer providing
                                                                                        investment management and
                                                                                        administrative services
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  **Nationwide Agency, Inc.                Ohio                                         Insurance Agency
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Agribusiness Insurance        Iowa                                         Provides property & casualty insurance
  Company                                                                               primarily to agricultural business
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Arena, LLC                    Ohio                                         A limited liability company related to
                                                                                        arena development
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  *Nationwide Asset Allocation Trust       Ohio                                         Diversified open-end investment company
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Assurance Company             Wisconsin                                    Underwrites non-standard automobile
                                                                                        and motorcycle insurance
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Cash Management Company       Ohio                                         Investment Securities Agent
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------

  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
                  COMPANY                      STATE/COUNTRY OF         NO. VOTING                PRINCIPAL BUSINESS
                                                 ORGANIZATION           SECURITIES
                                                                       (SEE ATTACHED
                                                                       CHART UNLESS
                                                                         OTHERWISE
                                                                        INDICATED)
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Corporation                   Ohio                                         Holding company for entities
                                                                                        affiliated with Nationwide Mutual
                                                                                        Insurance Company
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Exclusive Distribution        Ohio                                         A limited liability company providing
  Company, LLC                                                                          agency support services to Nationwide
                                                                                        exclusive agents
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Financial Assignment Company  Ohio                                         An assignment company to administer
                                                                                        structured settlement business
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Financial Institution         Delaware                                     Insurance Agency
  Distributors Agency, Inc.
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Financial Institution         New Mexico                                   Insurance Agency
  Distributors Agency, Inc. of New Mexico
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Financial Institution         Massachusetts                                Insurance Agency
  Distributors Agency, Inc. of
  Massachusetts
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Financial Services            Bermuda                                      Long-term insurer which issued
  (Bermuda) Ltd.                                                                        variable annuity and variable life
                                                                                        products to persons outside the U.S. &
                                                                                        Bermuda
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Financial Services Capital    Delaware                                     Trust which issues and sells
  Trust                                                                                 securities & uses proceeds to acquire
                                                                                        debentures
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Financial Services Capital    Delaware                                     Trust which issues and sells
  Trust II                                                                              securities & uses proceeds to acquire
                                                                                        debentures
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Financial Services, Inc.      Delaware                                     Holding Company for entities
                                                                                        associated with Nationwide Mutual
                                                                                        Insurance Company
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Foundation                    Ohio                                         Not-for profit corporation
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide General Insurance Company     Ohio                                         Primarily provides automobile and fire
                                                                                        insurance to select customers
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Global Finance, LLC           Ohio                                         Act as a support company for
                                                                                        Nationwide Global Holdings, Inc. & its
                                                                                        international capitalization efforts
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Global Funds                  Cayman Islands                               Exempted company with limited
                                                                                        liability for purpose of issuing
                                                                                        investment shares to segregated asset
                                                                                        accounts of Nationwide Financial
                                                                                        Services (Bermuda) Ltd. and to
                                                                                        non-U.S. resident investors
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Global Holdings, Inc.         Ohio                                         Holding Company for Nationwide
                                                                                        Insurance Enterprise international
                                                                                        operations
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Global Holdings, Inc.-NGH     Grand Duchy of                               Analyze European market of life
  Luxembourg Branch                        Luxembourg                                   insurance
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------

  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
                  COMPANY                      STATE/COUNTRY OF         NO. VOTING                PRINCIPAL BUSINESS
                                                 ORGANIZATION           SECURITIES
                                                                       (SEE ATTACHED
                                                                       CHART UNLESS
                                                                         OTHERWISE
                                                                        INDICATED)
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Global Holdings-Hong Kong,    Hong Kong                                    Primarily a holding company for
  Limited                                                                               Nationwide Global Holdings, Inc. Asian
                                                                                        operations
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Global Holdings-NGH Brasil    Brazil                                       Holding company
  Participacoes LTDA
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Health Plans, Inc.            Ohio                                         Health insuring organization
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Home Mortgage Company         Iowa                                         Mortgage lendor
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  *Nationwide Indemnity Company            Ohio                                         Reinsurance company assuming business
                                                                                        from Nationwide Mutual Insurance
                                                                                        Company and other insurers within the
                                                                                        Nationwide Insurance Enterprise
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Insurance Company of America  Wisconsin                                    Independent agency personal lines
                                                                                        underwriter of property & casualty
                                                                                        insurance
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Insurance Company of Florida  Ohio                                         Transacts general insurance business
                                                                                        except life insurance
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Insurance Golf Charities,     Ohio                                         Not-for-profit corporation
  Inc.
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide International Underwriters    California                                   Special risks, excess & surplus lines
                                                                                        underwriting manager
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Investing Foundation          Michigan                                     Provide investors with continuous
                                                                                        source of investment under management
                                                                                        of trustees
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  *Nationwide Investing Foundation II      Massachusetts                                Diversified, open-end investment
                                                                                        company
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Investment Services           Oklahoma                                     Registered broker-dealer
  Corporation
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Investors Services, Inc.      Ohio                                         Stock Transfer Agent
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  **Nationwide Life and Annuity            Ohio                                         Life Insurance Company
  Insurance Company
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  **Nationwide Life Insurance Company      Ohio                                         Life Insurance Company
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Lloyds                        Texas                                        Commercial property insurance in Texas
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Management Systems, Inc.      Ohio                                         Preferred provider organization,
                                                                                        products and related services
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Mutual Fire Insurance         Ohio                                         Mutual Insurance Company
  Company
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  *Nationwide Mutual Funds                 Ohio                                         Diversified, open-end investment
                                                                                        company
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Mutual Insurance Company      Ohio                                         Mutual Insurance Company
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------

  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
                  COMPANY                      STATE/COUNTRY OF         NO. VOTING                PRINCIPAL BUSINESS
                                                 ORGANIZATION           SECURITIES
                                                                       (SEE ATTACHED
                                                                       CHART UNLESS
                                                                         OTHERWISE
                                                                        INDICATED)
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Properties, Ltd.              Ohio                                         Develop, own and operate real estate
                                                                                        and real estate investments
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Property and Casualty         Ohio                                         Insurance Company
  Insurance Company
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Realty Investors, Inc.        Ohio                                         Develop, own and operate real estate
                                                                                        and real estate investments
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Retirement Solutions, Inc.    Delaware                                     Market and administer deferred
                                                                                        compensation plans for public employees
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Retirement Solutions, Inc.    Alabama                                      Market and administer deferred
  of Alabama                                                                            compensation plans for public employees
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Retirement Solutions, Inc.    Arizona                                      Market and administer deferred
  of Arizona                                                                            compensation plans for public employees
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Retirement Solutions, Inc.    Arkansas                                     Market and administer deferred
  of Arkansas                                                                           compensation plans for public employees
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Retirement Solutions, Inc.    Montana                                      Market and administer deferred
  of Montana                                                                            compensation plans for public employees
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Retirement Solutions, Inc.    Nevada                                       Market and administer deferred
  of Nevada                                                                             compensation plans for public employees
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Retirement Solutions, Inc.    New Mexico                                   Market and administer deferred
  of New Mexico                                                                         compensation plans for public employees
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Retirement Solutions, Inc.    Ohio                                         Market variable annuity contracts to
  of Ohio                                                                               members of the National Education
                                                                                        Association in the state of Ohio
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Retirement Solutions, Inc.    Oklahoma                                     Market variable annuity contracts to
  of Oklahoma                                                                           members of the National Education
                                                                                        Association in the state of Oklahoma
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Retirement Solutions, Inc.    South Dakota                                 Market and administer deferred
  of South Dakota                                                                       compensation plans for public employees
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Retirement Solutions, Inc.    Texas                                        Market and administer deferred
  of Texas                                                                              compensation plans for public employees
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Retirement Solutions, Inc.    Wyoming                                      Market variable annuity contracts to
  of Wyoming                                                                            members of the National Education
                                                                                        Association in the state of Wyoming
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------

  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
                  COMPANY                      STATE/COUNTRY OF         NO. VOTING                PRINCIPAL BUSINESS
                                                 ORGANIZATION           SECURITIES
                                                                       (SEE ATTACHED
                                                                       CHART UNLESS
                                                                         OTHERWISE
                                                                        INDICATED)
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Retirement Solutions          Massachusetts                                Market and administer deferred
  Insurance Agency Inc.                                                                 compensation plans for public employees
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Seguradora S.A.               Brazil                                       Engage in elementary, health & life
                                                                                        insurance; private open pension and
                                                                                        wealth concession plans
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  *Nationwide Separate Account Trust       Massachusetts                                Diversified, open-end investment
                                                                                        company
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Services Company, LLC.        Ohio                                         Single member limited liability
                                                                                        company performing shared services
                                                                                        functions for the Nationwide Insurance
                                                                                        Enterprise
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nationwide Trust Company, FSB            United States                                Federal savings bank chartered by the
                                                                                        Office of Thrift Supervision in U.S.
                                                                                        Department of Treasury to exercise
                                                                                        custody & fiduciary powers
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Neckura Holding Company                  Germany                                      Administrative services for Neckura
                                                                                        Insurance Group
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Neckura Insurance Company                Germany                                      Insurance Company
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Neckura Life Insurance Company           Germany                                      Life and health insurance company
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nevada Independent                       Nevada                                       Workers' compensation administrative
  Companies-Construction                                                                services to Nevada employers in the
                                                                                        construction industry
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nevada Independent Companies-Health      Nevada                                       Workers' compensation administrative
  and Nonprofit                                                                         services to Nevada employers in health
                                                                                        & nonprofit industries
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nevada Independent Companies-            Nevada                                       Workers' compensation administrative
  Hospitality and Entertainment                                                         services to Nevada employers in the
                                                                                        hospitality & entertainment industries
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Nevada Independent Companies-            Nevada                                       Workers' compensation administrative
  Manufacturing, Transportation and                                                     services to Nevada employers in the
  Distribution                                                                          manufacturing, transportation and
                                                                                        distribution industries
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  NFS Distributors, Inc.                   Delaware                                     Holding company for Nationwide
                                                                                        Financial Services, Inc. distribution
                                                                                        companies
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  NGH Luxembourg, S.A                      Luxembourg                                   Acts primarily as holding company for
                                                                                        Nationwide Global Holdings, Inc.
                                                                                        European operations
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  NGH Netherlands, B.V.                    The Netherlands                              Holding company for other overseas
                                                                                        companies
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------

  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
                  COMPANY                      STATE/COUNTRY OF         NO. VOTING                PRINCIPAL BUSINESS
                                                 ORGANIZATION           SECURITIES
                                                                       (SEE ATTACHED
                                                                       CHART UNLESS
                                                                         OTHERWISE
                                                                        INDICATED)
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  NGH UK, Ltd.                             United Kingdom                               Assist Nationwide Global Holdings,
                                                                                        Inc. with European operations and
                                                                                        marketing
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Northpointe Capital LLC                  Delaware                                     Limited liability company for
                                                                                        investments
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  PanEuroLife                              Luxembourg                                   Life Insurance company providing
                                                                                        individual life insurance primarily in
                                                                                        the UK, Belgium and France
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Pension Associates, Inc.                 Wisconsin                                    Pension plan administration and record
                                                                                        keeping services
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Portland Investment Services, Inc.       Oregon                                       NASD registered broker-dealer
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Premier Agency, Inc.                     Iowa                                         Insurance Agency
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Riverview Agency, Inc.                   Texas                                        Has a pending application to become a
                                                                                        licensed insurance agency with the
                                                                                        Texas Department of Insurance
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Scottsdale Indemnity Company             Ohio                                         Insurance Company
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Scottsdale Insurance Company             Ohio                                         Insurance Company
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Scottsdale Surplus Lines Insurance       Arizona                                      Provides excess and surplus lines
  Company                                                                               insurance coverage on a non-admitted
                                                                                        basis
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  SVM Sales GmbH, Neckura Insurance Group  Germany                                      Recruits and supervises external sales
                                                                                        partners who obtain new business for
                                                                                        the Neckura Group as well as to offer
                                                                                        financial services
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Union Bond & Trust Company               Oregon                                       Oregon state bank with trust powers
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Villanova Capital, Inc.                  Delaware                                     Holding Company
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Villanova Mutual Fund Capital Trust      Delaware                                     Trust designed to act as a registered
                                                                                        investment advisor
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Villanova SA Capital Trust               Delaware                                     Trust designed to act as a registered
                                                                                        investment advisor
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------
  Western Heritage Insurance Company       Arizona                                      Underwrites excess and surplus lines
                                                                                        of property and casualty insurance
  ---------------------------------------- ------------------------- ------------------ ----------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
                    COMPANY                    STATE/COUNTRY OF        NO. VOTING SECURITIES           PRINCIPAL BUSINESS
                                                 ORGANIZATION          (SEE ATTACHED CHART)
                                                                     UNLESS OTHERWISE INDICATED
--------------------------------------------------------------------------------------------------------------------------------
 *   MFS Variable Account                            Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                   Account
--------------------------------------------------------------------------------------------------------------------------------
 *   NACo Variable Account                           Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                   Account
--------------------------------------------------------------------------------------------------------------------------------
 *   Nationwide DC Variable Account                  Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                   Account
--------------------------------------------------------------------------------------------------------------------------------
     Nationwide DCVA-II                              Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                   Account
--------------------------------------------------------------------------------------------------------------------------------
 *   Separate Account No. 1                          Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                   Account
--------------------------------------------------------------------------------------------------------------------------------
 *   Nationwide Multi-Flex Variable Account          Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                   Account
--------------------------------------------------------------------------------------------------------------------------------
 *   Nationwide VA Separate Account-A                Ohio          Nationwide Life and Annuity   Issuer of Annuity Contracts
                                                                   Separate Account
--------------------------------------------------------------------------------------------------------------------------------
 *   Nationwide VA Separate Account-B                Ohio          Nationwide Life and Annuity   Issuer of Annuity Contracts
                                                                   Separate Account
--------------------------------------------------------------------------------------------------------------------------------
 *   Nationwide VA Separate Account-C                Ohio          Nationwide Life and Annuity   Issuer of Annuity Contracts
                                                                   Separate Account
--------------------------------------------------------------------------------------------------------------------------------
     Nationwide VA Separate Account-D                Ohio          Nationwide Life and Annuity   Issuer of Annuity Contracts
                                                                   Separate Account
--------------------------------------------------------------------------------------------------------------------------------
 *   Nationwide Variable Account                     Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                   Account
--------------------------------------------------------------------------------------------------------------------------------
 *   Nationwide Variable Account-II                  Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                   Account
--------------------------------------------------------------------------------------------------------------------------------
 *   Nationwide Variable Account-3                   Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                   Account
--------------------------------------------------------------------------------------------------------------------------------
 *   Nationwide Variable Account-4                   Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                   Account
--------------------------------------------------------------------------------------------------------------------------------
 *   Nationwide Variable Account-5                   Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                   Account
--------------------------------------------------------------------------------------------------------------------------------
 *   Nationwide Variable Account-6                   Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                   Account
--------------------------------------------------------------------------------------------------------------------------------
 *   Nationwide Fidelity Advisor Variable            Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
     Account                                                       Account
--------------------------------------------------------------------------------------------------------------------------------
 *   Nationwide Variable Account-8                   Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                   Account
--------------------------------------------------------------------------------------------------------------------------------
 *   Nationwide Variable Account-9                   Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                   Account
--------------------------------------------------------------------------------------------------------------------------------
 *   Nationwide Variable Account-10                  Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                   Account
--------------------------------------------------------------------------------------------------------------------------------
     Nationwide Variable Account-11                  Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                   Account
--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
                    COMPANY                    STATE/COUNTRY OF        NO. VOTING SECURITIES           PRINCIPAL BUSINESS
                                                 ORGANIZATION          (SEE ATTACHED CHART)
                                                                     UNLESS OTHERWISE INDICATED
--------------------------------------------------------------------------------------------------------------------------------
 *   Nationwide VL Separate Account-A                Ohio          Nationwide Life and Annuity   Issuer of Life Insurance
                                                                   Separate Account              Policies
--------------------------------------------------------------------------------------------------------------------------------
     Nationwide VL Separate Account-B                Ohio          Nationwide Life and Annuity   Issuer of Life Insurance
                                                                   Separate Account              Policies
--------------------------------------------------------------------------------------------------------------------------------
 *   Nationwide VL Separate Account-C                Ohio          Nationwide Life and Annuity   Issuer of Life Insurance
                                                                   Separate Account              Policies
--------------------------------------------------------------------------------------------------------------------------------
 *   Nationwide VL Separate Account -D               Ohio          Nationwide Life and Annuity   Issuer of Life Insurance
                                                                   Separate Account              Policies
--------------------------------------------------------------------------------------------------------------------------------
 *   Nationwide VLI Separate Account                 Ohio          Nationwide Life Separate      Issuer of Life Insurance
                                                                   Account                       Policies
--------------------------------------------------------------------------------------------------------------------------------
 *   Nationwide VLI Separate Account-2               Ohio          Nationwide Life Separate      Issuer of Life Insurance
                                                                   Account                       Policies
--------------------------------------------------------------------------------------------------------------------------------
 *   Nationwide VLI Separate Account-3               Ohio          Nationwide Life Separate      Issuer of Life Insurance
                                                                   Account                       Policies
--------------------------------------------------------------------------------------------------------------------------------
 *   Nationwide VLI Separate Account-4               Ohio          Nationwide Life Separate      Issuer of Life Insurance
                                                                   Account                       Policies
--------------------------------------------------------------------------------------------------------------------------------
     Nationwide VLI Separate Account-5               Ohio          Nationwide Life Separate      Issuer of Life Insurance
                                                                   Account                       Policies
--------------------------------------------------------------------------------------------------------------------------------

                                                                                                                         (left side)
------------------------
| NATIONWIDE INSURANCE |
| GOLF CHARITIES, INC. |
|                      |
|      MEMBERSHIP      |
|      NONPROFIT       |
|     CORPORATION      |
------------------------
           -------------------------------------------------------------------------------------------------------------------------
           |                                      |
---------------------------           ---------------------------       ----------------------------
|   CARIBBEAN ALLIANCE    |           |         ALLIED          |       |                          |
|   INSURANCE COMPANY     |           |       GROUP, INC.       |       |                          |
|                         |           |          (AGI)          |       |     NATIONWIDE LLOYDS    |
|                         |           |                         |       |                          |
|Common Stock: 1,900,000  |   |-------|Common Stock: 850 Shares |---|   |                          |
|------------  Shares     |   |       |------------             |   |   |      A TEXAS LLOYDS      |================================
|                         |   |       |                         |   |   |                          |
|              Cost       |   |       |              Cost       |   |   |                          |
|              ----       |   |       |              ----       |   |   |                          |
|Casualty-                |   |       |Casualty-                |   |   |                          |
|100%         $19,000,000 |   |       |100%       $1,243,344,521|   |   |                          |
---------------------------   |       ---------------------------   |   ----------------------------
                              |                                     |
---------------------------   |       ---------------------------   |   ----------------------------
|  NATIONWIDE INSURANCE   |   |       |           AMCO          |   |   |        DEPOSITORS        |
|   COMPANY OF AMERICA    |   |       |    INSURANCE COMPANY    |   |   |     INSURANCE COMPANY    |
|                         |   |       |          (AMCO)         |   |   |       (DEPOSITORS)       |
|Common Stock: 12,000     |   |       |Common Stock: 500,000    |   |   |Common Stock: 300,000     |
|------------  Shares     |   |       |------------  Shares     |   |   |------------  Shares      |
|                         |---|       |                         |---|---|                          |
|              Cost       |   |       |              Cost       |   |   |              Cost        |
|              ----       |   |       |              ----       |   |   |              ----        |
|                         |   |       |                         |   |   |                          |
|AGI-100%    $215,273,000 |   |       |AGI-100%     $147,425,540|   |   |AGI 100%      $22,251,842 |
---------------------------   |       ---------------------------   |   ----------------------------
                              |                    |                |
---------------------------   |       ---------------------------   |   ----------------------------
|      AID FINANCE        |   |       |           ALLIED        |   |   |     ALLIED PROPERTY      |
|     SERVICES, INC.      |   |       |      GENERAL AGENCY     |   |   |       AND CASUALTY       |
|     (AID FINANCE)       |   |       |          COMPANY        |   |   |    INSURANCE COMPANY     |
|Common Stock: 10,000     |   |       |Common Stock: 5,000      |   |   |Common Stock: 300,000     |
|------------  Shares     |   |       |------------  Shares     |   |   |------------  Shares      |
|                         |---|       |                         |   |---|                          |
|              Cost       |           |              Cost       |   |   |              Cost        |
|              ----       |           |              ----       |   |   |              ----        |
|AGI-100%      $19,545,634|           |AMCO-100%     $135,342   |   |   |AGI-100%      $47,018,643 |
---------------------------           ---------------------------   |   ----------------------------
            |                                                       |
---------------------------           ---------------------------   |   ----------------------------
|        ALLIED           |           |         ALLIED          |   |   |        NATIONWIDE        |
|   GROUP INSURANCE       |           |    DOCUMENT SOLUTIONS,  |   |   |      HOME MORTGAGE       |
|  MARKETING COMPANY      |           |           INC.          |   |   |      COMPANY (NHMC)      |
|                         |           |Common Stock: 10,000     |   |   |                          |
|Common Stock: 20,000     |           |------------  Shares     |   |   |Common Stock: 54,348      |
|------------  Shares     |           |                         |---|---|------------   Shares     |
|                         |           |                         |   |   |                          |
|                         |           |                         |   |   |                          |
|                         |           |                         |   |   |                          |
|              Cost       |           |              Cost       |   |   |                          |
|              ----       |           |              ----       |   |   |                          |
| Aid                     |           |AGI-100%      $610,000   |   |   |AGI-80%                   |
| Finance-100% $16,059,469|           ---------------------------   |   ----------------------------
--------------------------                                          |                 |
                                      ---------------------------   |   ----------------------------
                                      |          PREMIER        |   |   |           AGMC           |
                                      |          AGENCY,        |   |   |      REINSURANCE, LTD.   |
                                      |            INC.         |   |   |                          |
                                      |Common Stock: 100,000    |   |   |Common Stock: 11,000      |
                                      |------------  Shares     |   |   |------------  Shares      |
                                      |                         |---|   |                          |
                                      |              Cost       |       |              Cost        |
                                      |              ----       |       |              ----        |
                                      |AGI-100%      $100,000   |       |NHMC-100%     $11,000     |
                                      ---------------------------       ----------------------------

                                                                        ----------------------------
                                                                        |          WESTERN         |
                                                                        |    HERITAGE INSURANCE    |
                                                                        |          COMPANY         |
                                                                        |                          |
                                                                        |Common Stock: 4,776,076   |--------------------------------
                                                                        |------------- Shares      |
                                                                        |                          |
                                                                        |              Cost        |
                                                                        |              ----        |
                                                                        |SIC-100%      $57,000,000 |
                                                                        ----------------------------

                                                    NATIONWIDE(R)                                                  (middle)
  ------------------------------------------                                              ------------------------------------------
  |                                        |                                              |                                        |
  |           NATIONWIDE MUTUAL            |                                              |          NATIONWIDE MUTUAL             |
  |           INSURANCE COMPANY            |==============================================|        FIRE INSURANCE COMPANY          |
  |              (CASUALTY)                |                                              |               (FIRE)                   |
  |                                        |                                              |                                        |
  ------------------------------------------                                              ------------------------------------------
  |  ||               |                                                                                     |
--|  ||               |--------------------------------------------------------------------|                |-----------------------
     ||                                                                                    |
     ||                                          |--------------------------------------------------------------|-------------------
     ||                                          |                                                              |
     ||  --------------------------------        |   --------------------------------            -----------------------------------
     ||  |       FARMLAND MUTUAL        |        |   |     NATIONWIDE GENERAL       |            |       NECKURA HOLDING        |
     ||  |      INSURANCE COMPANY       |        |   |      INSURANCE COMPANY       |            |      COMPANY (NECKURA)       |
     ||  |Guaranty Fund                 |        |   |                              |            |                              |
=====||==|------------                  |---|    |   |Common Stock:    20,000       |            |Common Stock:    10,000       |
         |Certificate                   |   |    |---|------------     Shares       |         |--|------------     Shares       |
         |-----------                   |   |    |   |                              |         |  |                              |
         |                 Cost         |   |    |   |                 Cost         |         |  |                 Cost         |
         |                 ----         |   |    |   |                 ----         |         |  |                 ----         |
         |Casualty         $500,000     |   |    |   |Casualty-100%    $5,944,422   |         |  |Casualty-100%    $142,943,140 |
         --------------------------------   |    |   --------------------------------         |  --------------------------------
                                            |    |                                            |
         --------------------------------   |    |   --------------------------------         |  --------------------------------
         |          F & B, INC.         |   |    |   |      NATIONWIDE PROPERTY     |         |  |           NECKURA            |
         |                              |   |    |   |         AND CASUALTY         |         |  |       INSURANCE COMPANY      |
         |Common Stock:    1 Share      |   |    |   |       INSURANCE COMPANY      |         |  |                              |
         |------------                  |   |    |   |Common Stock:    60,000       |         |--|Common Stock:    6,000        |
         |                              |---|    |---|------------     Shares       |         |  |------------     Shares       |
         |                 Cost         |   |    |   |                              |         |  |                              |
         |                 ----         |   |    |   |                 Cost         |         |  |                 Cost         |
         |Farmland                      |   |    |   |                 ----         |         |  |                 ----         |
         |Mutual-100%       $10         |   |    |   |Casualty-100%    $6,000,000   |         |  |Neckura-100%     DM 6,000,000 |
         --------------------------------   |    |   --------------------------------         |  --------------------------------
                                            |    |                                            |
         --------------------------------   |    |   --------------------------------         |  --------------------------------
         |     COOPERATIVE SERVICE      |   |    |   |     NATIONWIDE ASSURANCE     |         |  |         NECKURA LIFE         |
         |           COMPANY            |   |    |   |            COMPANY           |         |  |       INSURANCE COMPANY      |
         |Common Stock:    600 Shares   |   |    |   |                              |         |  |                              |
         |------------                  |----    |---|Common Stock:    1,750        |         |--|Common Stock:    4,000        |
         |                              |        |   |------------     Shares       |         |  |------------     Shares       |
         |                 Cost         |            |                              |            |                              |
         |                 ----         |        |   |                 Cost         |         |  |                 Cost         |
         |Farmland                      |        |   |                 ----         |         |  |                 ----         |
         |Mutual-100%      $3,506,173   |        |   |Casualty-100%    $41,750,000  |         |  |Neckura-100%     DM 15,825,681|
         --------------------------------        |   --------------------------------         |  --------------------------------
                                                 |                                            |
         --------------------------------        |   --------------------------------         |  --------------------------------
         |          SCOTTSDALE          |        |   |    NATIONWIDE AGRIBUSINESS   |         |  |      COLUMBUS INSURANCE      |
         |       INSURANCE COMPANY      |        |   |       INSURANCE COMPANY      |         |  |    BROKERAGE AND SERVICE     |
         |             (SIC)            |        |   |                              |         |  |             GmbH             |
         |Common Stock:    30,136       |        |   |Common Stock:    1,000,000    |         |  |Common Stock:    1 Share      |
     |---|------------     Shares       |--------|---|------------     Shares       |         |--|------------                  |
     |   |                              |        |   |                              |         |  |                              |
     |   |                              |        |   |                 Cost         |         |  |                 Cost         |
     |   |                 Cost         |        |   |                 ----         |         |  |                 ----         |
     |   |                 ----         |        |   |Casualty-99.9%   $26,714,335  |         |  |Neckura-100%     DM 51,639    |
     |   |Casualty-100%    $150,000,500 |        |   |Other Capital                 |         |  |                              |
     |   |                              |        |   |-------------                 |         |  |                              |
     |   |                              |        |   |Casualty-Ptd.    $713,576     |         |  |                              |
     |   --------------------------------        |   -------------------------------          |  --------------------------------
     |                                           |                                            |
     |   --------------------------------        |   --------------------------------         |  --------------------------------
     |   |         SCOTTSDALE           |        |   |       NATIONAL CASUALTY      |         |  |         LEBEN DIREKT         |
     |   |        SURPLUS LINES         |        |   |            COMPANY           |         |  |       INSURANCE COMPANY      |
     |   |      INSURANCE COMPANY       |        |   |              (NC)            |         |  |                              |
     |   |Common Stock:    10,000       |        |   |  Common Stock:  100 Shares   |         |  |Common Stock:    4,000 Shares |
     |---|------------     Shares       |        |---|  -------------               |         |--|------------                  |
     |   |                              |        |   |                              |         |  |                              |
     |   |                 Cost         |        |   |                 Cost         |         |  |                 Cost         |
     |   |                 ----         |        |   |                 ----         |         |  |                 ----         |
     |   |SIC-100%         $6,000,000   |        |   |Casualty-100%    $67,442,439  |         |  |Neckura-100%     DM 4,000,000 |
     |   |                              |        |   |                              |         |  |                              |
     |   --------------------------------        |   --------------------------------         |  --------------------------------
     |                                           |                   |                        |
     |   --------------------------------        |   --------------------------------         |  --------------------------------
     |   |      NATIONAL PREMIUM &      |        |   |     NCC OF AMERICAN, LTD.    |         |  |          AUTO DIREKT         |
     |   |    BENEFIT ADMINISTRATION    |        |   |           (INACTIVE)         |         |  |        INSURANCE COMPANY     |
     |   |           COMPANY            |        |   |                              |         |  |                              |
     |   |Common Stock:    10,000       |        |   |                              |         |  |Common Stock:    1500  Shares |
  ---|---|------------     Shares       |        |   |                              |         |--|------------                  |
         |                              |        |   |                              |         |  |                              |
         |                 Cost         |        |   |                              |         |  |                 Cost         |
         |                 ----         |        |   |                              |         |  |                 ----         |
         |SIC-100%         $10,000      |        |   |NC-100%                       |         |  |Neckura-100%     DM 1,643,149 |
         --------------------------------        |   --------------------------------         |  --------------------------------
                                                 |                                            |
         --------------------------------        |   --------------------------------         |  --------------------------------
         |             RP&C             |        |   |           SUN DIRECT         |         |  |           SVM SALES          |
         |         INTERNATIONAL        |        |   |        VERSICHERUNGS -       |         |  |             GmbH             |
         |                              |        |   |       AKTIENGESCLISCHAFT     |         |  |                              |
         |Common Stock:    1,000        |        |   |Common Stock:    1 Share      |         |  |Common Stock:    50 Shares    |
         |------------     Shares       |---------   |------------                  |------------|------------                  |
         |                              |            |                              |            |                              |
         |                 Cost         |            |                 Cost         |            |                 Cost         |
         |                 ----         |            |                 ----         |            |                 ----         |
         |Casualty-20.3%  $2,400,740    |            |Neckura-100%     $9,600,000   |            |Neckura-100%     DM 50,000    |
         |                              |            |                 EURO         |            |                              |
         --------------------------------            --------------------------------            --------------------------------

                                                                                                                        (right side)
                                                                                                            ------------------------
                                                                                                            |      NATIONWIDE      |
                                                                                                            |      FOUNDATION      |
                                                                                                            |                      |
                                                                                                            |      MEMBERSHIP      |
                                                                                                            |      NONPROFIT       |
                                                                                                            |     CORPORATION      |
                                                                                                            ------------------------
---------------------------------------------------------------------------------------------------------------------|
                                                                                                                     |
---------------------------------------------------------------------------------------------------------------      |
  |                                          |                                           |                    |      |
  |                                          |                                           |                    |      |
  |     --------------------------------     |    --------------------------------       |     -------------------------------------
  |     |         SCOTTSDALE           |     |    |       NATIONWIDE CASH        |       |     |          NATIONWIDE               |
  |     |      INDEMNITY COMPANY       |     |    |      MANAGEMENT COMPANY      |       |     |          CORPORATION              |
  |     |                              |     |    |                              |       |     |                                   |
  |     |                              |     |    |                              |       |     |Common Stock:    Control:          |
  |     |Common Stock:    50,000       |     |    |Common Stock:    100 Shares   |       |     |------------     -------           |
  |-----|------------     Shares       |     |----|------------                  |       |     |$13,642,432      100%              |
  |     |                              |     |    |                 Cost         |       |     |         Shares     Cost           |
  |     |                 Cost         |     |    |                 ----         |       |     |         ------     ----           |
  |     |                 ----         |     |    |Casualty-100%    $11,226      |       |     |Casualty 12,992,922 $1,182,959,447 |
  |     |Casualty-100%    $8,800,000   |     |    |                              |       |     |Fire        649,510    111,835,185 |
  |     |                              |     |    |                              |       |     |          (See Page 2)             |
  |     --------------------------------     |    --------------------------------       |     -------------------------------------
  |                                          |                                           |
  |     --------------------------------     |    --------------------------------       |     -------------------------------------
  |     |         NATIONWIDE           |     |    |          NATIONWIDE          |       |     |         ALLNATIONS, INC.          |
  |     |      INDEMNITY COMPANY       |     |    |           ARENA LLC          |       |     |Common Stock:    12,167 Shares     |
  |     |                              |     |    |                              |       |     |-------------    Cost              |
  |-----|Common Stock:    28,000       |     |....|                              |       |-----|                 ----              |
  |     |------------     Shares       |     |    |                              |       |     |Casualty-16%     $91,600           |
  |     |                              |     |    |                              |       |     |Fire-16%         $91,742           |
  |     |                 Cost         |     |    |                              |       |     |Preferred Stock  1,466 Shares      |
  |     |                 ----         |     |    |Casualty-90%                  |       |     |---------------  Cost              |
  |     |Casualty-100%    $594,529,000 |     |    |                              |       |     |                 ----              |
  |     |                              |     |    |                              |       |     |Casualty-6.8%    $100,000          |
  |     |                              |     |    |                              |       |     |Fire-6.8%        $100,000          |
  |     --------------------------------     |    --------------------------------       |     -------------------------------------
  |                                          |                                           |
  |     --------------------------------     |    --------------------------------       |     -------------------------------------
  |     |          LONE STAR           |     |    |          NATIONWIDE          |       |     |     NATIONWIDE INTERNATIONAL      |
  |     |     GENERAL AGENCY, INC.     |     |    |    EXCLUSIVE DISTRIBUTION    |       |     |           UNDERWRITERS            |
  |     |                              |     |    |     COMPANY, LLC (NEDCO)     |       |     |                                   |
  ------|Common Stock:    1,000        |     |....|                              |       |-----|Common Stock:    1,000             |
  |     |------------     Shares       |     |    |    Single Member Limited     |       |     |-------------    Shares            |
  |     |                              |     |    |       Liability Company      |       |     |                                   |
  |     |                 Cost         |     |    |                              |       |     |                 Cost              |
  |     |                 ----         |     |    |Casualty-100%                 |       |     |                 ----              |
  |     |Casualty-100%    $5,000,000   |     |    |                              |       |     |Casualty-100%    $10,000           |
  |     --------------------------------     |    --------------------------------       |     -------------------------------------
  |                   ||                     |                   |                       |
  |     --------------------------------     |    --------------------------------       |     -------------------------------------
  |     |        COLONIAL COUNTY       |     |    |          INSURANCE           |       |     |         CALFARM INSURANCE         |
  |     |        MUTUAL INSURANCE      |     |    |     INTERMEDIARIES, INC.     |       |     |              COMPANY              |
  |     |             COMPANY          |     |    |                              |       |     |                                   |
  |     |                              |     |    |Common Stock:   1,615 Shares  |       |     |Common Stock:   52,000             |
  |     |                              |     |    |-------------                 |       |-----|--------------   Shares            |
  |     |                              |     |    |                 Cost         |             |                                   |
  |     |Surplus Debentures:           |     |    |                 ----         |             |                 Cost              |
  |     |-------------------           |     |    |NEDCO-100%       $1,615,000   |             |                 ----              |
  |     |                 Cost         |     |    --------------------------------             |Casualty-100%    $106,164,995      |
  |     |                 ----         |     |                                                 |                                   |
  |     |Colonial         $500,000     |     |    --------------------------------             -------------------------------------
  |     |Lone Star         150,000     |     |    |       eNATIONWIDE, LLC       |                               |
  |     --------------------------------     |    |            (eNat)            |             -------------------------------------
  |                                          |    |                              |             |       CALFARM INSURANCE           |
  |     --------------------------------     |    |                              |             |             AGENCY                |
  |     |      NATIONWIDE SERVICES     |     |....|     Single Member Limited    |             |                                   |
  |     |         COMPANY, LLC         |          |        Liability Company     |             |                                   |
  |     |                              |          |                              |             |                                   |
  |     |Single Member Limited         |     |----|                              |             |Common Stock:    1,000 shares      |
  |.....|Liability Company             |     |    |                              |             |-------------                      |
  |     |                              |     |    |                              |             |                                   |
  |     |                              |     |    |Casualty-100%                 |             |                                   |
  |     |Casualty-100%                 |     |    |                              |             |                                   |
  |     |                              |     |    --------------------------------             |CalFarm Insurance                  |
  |     --------------------------------     |                                                 |Company - 100%                     |
  |                                          |    --------------------------------             -------------------------------------
  |                                          |    |      DISCOVER INSURANCE      |                               |
  |     --------------------------------     |    |         COMPANY, LLC         |             -------------------------------------
  |     |       AMERICAN MARINE        |     |    |                              |             |        CAL-AG INSURANCE           |
  |     |      UNDERWRITERS, INC.      |     |    |                              |             |            SERVICES               |
  |     |                              |     |    |   Single Member Limited      |             |                                   |
  |     |Common Stock:   20 Shares     |     |....|     Liability Company        |             |Common Stock:      100 Shares      |
  |-----|------------                  |     |    |                              |             |------------                       |
  |     |                 Cost         |     |    |                              |             |                                   |
  |     |                 ----         |     |    |eNat-100%                     |             |CalFarm Insurance                  |
  |     |Casualty-100%    $5,020       |     |    |                              |             |Agency-100%                        |
  |     |                              |     |    --------------------------------             -------------------------------------
  |     --------------------------------     |
  |                                          |    --------------------------------
  |     ---------------------------------    |    |       DISCOVER COMPANY       |
  |     |     NATIONWIDE INSURANCE      |    |    |         OF TEXAS, LLC        |
  |     |      COMPANY OF FLORIDA       |    |    |                              |
  |     |                               |    |    |      Single Member Limited   |
  |     |      Liability Company        |    |....|        Liability Company     |
  |     |Common Stock:    10,000 Shares |         |                              |
  |-----|-------------                  |         |                              |
        |                 Cost          |         |eNat-100%                     |
        |                 ----          |         |                              |
        |Casualty-100%    $300,000,000  |         --------------------------------
        |                               |
        ---------------------------------
                                                                                            Subsidiary Companies      -- Solid Line
                                                                                            Contractual Association   -- Double Line
                                                                                            Limited Liability Company -- Dotted Line

                                                                                            June 30, 2000

                                                                                                                       (Left Side)

                             |----------------------------------|-----------------------------------|-----------------------------
                             |                                  |                                   |
               -----------------------------      -----------------------------      -----------------------------
               | NATIONWIDE LIFE INSURANCE |      |        NATIONWIDE         |      |     NATIONWIDE TRUST      |
               |     COMPANY (NW LIFE)     |      |    FINANCIAL SERVICES     |      |      COMPANY, FSB         |
               |                           |      |      CAPITAL TRUST        |      | Common Stock: 2,800,000   |
               | Common Stock: 3,814,779   |      | Preferred Stock:          |      | ------------  Shares      |
               | ------------  Shares      |      | ---------------           |      |               Cost        |
               |                           |      |                           |      |               ----        |
               | NFS--100%                 |      | NFS--100%                 |      | NFS--100%     $3,000,000  |
               ----------------|------------      -----------------------------      -----------------------------
                               |
                               |                                                                       |--------------------------
-----------------------------  |  -----------------------------                      -----------------------------
|    NATIONWIDE LIFE AND    |  |  |         NATIONWIDE        |                      |    NATIONWIDE FINANCIAL   |
| ANNUITY INSURANCE COMPANY |  |  |  ADVISORY SERVICES, INC   |                      |  INSTITUTION DISTRIBUTORS |
|                           |  |  |      (NW ADV. SERV.)      |                      |    AGENCY, INC. (NFIDAI)  |
| Common Stock: 66,000      |  |  | Common Stock: 7,676       |                      |                           |
| ------------  Shares      |--|--| ------------  Shares      |====                  |                           |
|                           |  |  |                           |  ||                  |                           |
|               Cost        |  |  |               Cost        |  ||                  | Common Stock: 1,000 Shares|
|               ----        |  |  |               ----        |  ||                  | ------------              |
| NW Life-100% $58,070,003  |  |  | NW Life-100% $5,996,261   |  ||                  | NFSDI-100%                |
-----------------------------  |  -----------------------------  ||                  --------------|--||----------
                               |                                 ||                                |  ||
-----------------------------  |  -----------------------------  ||  ----------------------------- |  ||  -----------------------
|   NATIONWIDE INVESTMENT   |  |  |     NATIONWIDE MUTUAL     |  ||  |     FINANCIAL HORIZONS    | |  ||  |                     |
|   SERVICES CORPORATION    |  |  |           FUNDS           |  ||  |    DISTRIBUTORS AGENCY    | |  ||  |                     |
|                           |  |  |                           |  ||  |      OF ALABAMA, INC.     | |  ||  |                     |
| Common Stock: 5,000       |  |  |    OHIO BUSINESS TRUST    |  ||  |                           | |  ||  |      FLORIDA        |
| ------------  Shares      |  |  |                           |  ||  | Common Stock: 10,000      | |  ||  |      RECORDS        |===
|                           |--|  |                           |==||  | ------------  Shares      |--  ||  |   ADMINISTRATOR,    |
|                           |  |  |                           |  ||  |                           | |  ||  |        INC          |
|               Cost        |  |  |                           |  ||  |               Cost        | |  ||  |                     |
|               ----        |  |  |                           |  ||  |               ----        | |  ||  |                     |
| NW Life-100% $529,728     |  |  |                           |  ||  | NFIDAI-100%   $100        | |  ||  |                     |
-----------------------------  |  -----------------------------  ||  ----------------------------- |  ||  -----------------------
                               |                                 ||                                |  ||
-----------------------------  |  -----------------------------  ||  ----------------------------- |  ||  -----------------------
|   NATIONWIDE FINANCIAL    |  |  |        NATIONWIDE         |  ||  |    LANDMARK FINANCIAL     | |  ||  |                     |
|       ASSIGNMENT          |  |  |     SEPARATE ACCOUNT      |  ||  |        SERVICES OF        | |  ||  |                     |
|        COMPANY            |  |  |           TRUST           |  ||  |       NEW YORK, INC.      | |  ||  |                     |
|                           |  |  |                           |  ||  |                           | |  ||  |                     |
|                           |  |  |                           |  ||  | Common Stock: 10,000      | |  ||  | FINANCIAL HORIZONS  |
|                           |--|  |       MASSACHUSETTS       |==||  | ------------  Shares      |--  ||==| DISTRIBUTORS AGENCY |
|                           |  |  |      BUSINESS TRUST       |  ||  |                           | |  ||  |      OF OHIO, INC   |
|                           |  |  |                           |  ||  |               Cost        | |  ||  |                     |
|                           |  |  |                           |  ||  |               ----        | |  ||  |                     |
| NW Life-100%              |  |  |                           |  ||  | NFIDAI-100% $10,100       | |  ||  |                     |
-----------------------------  |  -----------------------------  ||  ----------------------------- |  ||  -----------------------
                               |                                 ||                                |  ||
-----------------------------  |  -----------------------------  ||  ----------------------------- |  ||  -----------------------
|     NATIONWIDE REALTY     |  |  |         NATIONWIDE        |  ||  |     FINANCIAL HORIZONS    | |  ||  |                     |
|      INVESTORS, LTD.      |  |  |  ASSET ALLOCATION TRUST   |  ||  |      SECURITIES CORP.     | |  ||  |                     |
|                           |  |  |                           |  ||  |                           | |  ||  |                     |
| Units:                    |  |  |                           |  ||  | Common Stock: 10,000      | |  ||  | FINANCIAL HORIZONS  |
| ------                    |..|  |    OHIO BUSINESS TRUST    |==||  | ------------  Shares      |--  ||==| DISTRIBUTORS AGENCY |
|                           |  |  |                           |      |                           | |  ||  |   OF OKLAHOMA, INC  |
|                           |  |  |                           |      |               Cost        | |  ||  |                     |
| NW Life-70%               |  |  |                           |      |               ----        | |  ||  |                     |
| NW Mutual-30%             |  |  |                           |      | NFIDAI-100% $153,000      | |  ||  |                     |
-----------------------------  |  -----------------------------      ----------------------------- |  ||  -----------------------
                               |                                                                   |  ||
-----------------------------  |                                     ----------------------------- |  ||  -----------------------
|        NATIONWIDE         |  |                                     |   AFFILIATE AGENCY, INC.  | |  ||  |                     |
|       PROPERTIES, LTD.    |  |                                     |                           | |  ||  |                     |
|                           |  |                                     |                           | |  ||  |                     |
| Units:                    |..|                                     | Common Stock: 100         | |  ||  | FINANCIAL HORIZONS  |
| ------                    |                                        | ------------  Shares      |--  ||==| DISTRIBUTORS AGENCY |
|                           |                                        |                           | |  ||  |    OF TEXAS, INC    |
|                           |                                        |               Cost        | |  ||  |                     |
| NW Life-97.6%             |                                        |               ----        | |  ||  |                     |
| NW Mutual-2.4%            |                                        | NFIDAI-100%   $100        | |  ||  |                     |
-----------------------------                                        ----------------------------- |  ||  -----------------------
                                                                                                   |  ||
                                                                     ----------------------------- |  ||  -----------------------
                                                                     |   NATIONWIDE FINANCIAL    | |  ||  |                     |
                                                                     | INSTITUTION DISTRIBUTORS  | |  ||  |                     |
                                                                     |     INSURANCE AGENCY,     | |  ||  |                     |
                                                                     |       INC. OF MASS.       | |  ||  |      AFFILIATE      |
                                                                     |                           |--  ====|      AGENCY OF      |
                                                                     |Common Stock: 100 Shares   | |      |      OHIO, INC      |
                                                                     |------------               | |      |                     |
                                                                     |                           | |      |                     |
                                                                     |NFIDAI-100%                | |      |                     |
                                                                     ----------------------------- |      -----------------------
                                                                     ----------------------------- |
                                                                     |   NATIONWIDE FINANCIAL    | |
                                                                     | INSTITUTION DISTRIBUTORS  | |
                                                                     |  INSURANCE AGENCY, INC.   | |
                                                                     |       OF NEW MEXICO       |--
                                                                     |                           |
                                                                     |Common Stock: 100 Shares   |
                                                                     |------------               |
                                                                     |                           |
                                                                     |NFIDAI-100%                |
                                                                     -----------------------------

                                                                                                                           (Center)
                                                           NATIONWIDE(R)
--------------------------------------------------                                --------------------------------------------------
|               NATIONWIDE MUTUAL                |                                |                NATIONWIDE MUTUAL               |
|               INSURANCE COMPANY                |================================|            FIRE INSURANCE COMPANY              |
|                  (CASUALTY)                    |                   |            |                    (FIRE)                      |
--------------------------------------------------                   |            --------------------------------------------------
                                                                     |
                                                  -----------------------------------------
                                                  |    NATIONWIDE CORPORATION (NW CORP)   |
                                                  |   COMMON STOCK:           CONTROL:    |
                                                  |   ------------            -------     |
                                                  |    13,642,432               100%      |
                                                  |             SHARES     COST           |
                                                  |             ------     ----           |
                                                  |CASUALTY     12,992,922 $1,182,959,447 |
                                                  |FIRE            649,510    111,385,185 |
                                                  -------------------|---------------------
                                                                     |--------------------------------------------------------------
                                                      ---------------|-------------
                                                      |    NATIONWIDE FINANCIAL   |
                                                      |    SERVICES, INC. (NFS)   |
                                                      |                           |
                                                      |Common Stock:  Control:    |
                                                      |------------   -------     |
                                                      |                           |
                                                      |                           |
                                                      |Class A      Public-100%   |
                                                      |CLASS B      NW CORP-100%  |
                                                      ---------------|-------------
                                                                     |
-----------|-------------------------|-------------------------|--------------------------|-------------------------|
           |                         |                         |                          |                         |
-----------|------------ ------------|------------ ------------|------------ -------------|------------ ------------|-------------
|NFS DISTRIBUTORS, INC.| |  NATIONWIDE FINANCIAL | | NATIONWIDE FINANCIAL  | |PENSION ASSOCIATES, INC.| |VILLANOVA CAPITAL, INC. |
|       (NFSDI)        | |    SERVICES CAPITAL   | |SERVICES (BERMUDA) INC.| |Common Stock: 1,000     | |Common Stock:  958,750  |
|                      | |        TRUST II       | |Common Stock: 250,000  | |------------  Shares    | |-------------    Shares |
|                      | |                       | |------------- Shares   | |                        | |NFS-96%                 |
|                      | |                       | |              Cost     | |              Cost      | |Preferred Stock: 500,000|
|NFS-100%              | |                       | |              ----     | |              ----      | |---------------  Shares |
|                      | | NFS-100%              | |NFS-100%   $3,500,000  | | NFS-100%     $2,839,392| |NFS-100%                |
-----------|------------ ------------------------- ------------------------- -------------------------- ------------|-------------
           |
-----------|---------|----------------|--------------------------|                        |-------------------------|---------------
-----------|-------- | ---------------|------------ -------------|------------ -----------|------------- -----------|-------------
|NATIONAL DEFERRED | | |THE 401(k) COMPANIES, INC.| |  NATIONWIDE RETIREMENT | | VILLANOVA S.A. CAPITAL| |    MORLEY FINANCIAL   |
|COMPENSATION, INC.| | |         (401(k))         | |   SOLUTIONS, INC. (NRS)| |     TRUST (VSA)       | |SERVICES, INC. (MORLEY)|
|                  | | |                          | |Common Stock:  236,494  | |                       | |Common Stock:  82,343  |
|                  | | |Common Stock:   Control   | |-------------  Shares   | |                       | |------------   Shares  |
|                  | | |-------------   -------   | |                        | |                       | |                       |
|NFSDI-100%        | | |Class A        Other-100% | |                        | |                       | |VILLANOVA CAPITAL, INC.|
|                  | | |Class B        NFS-100%   | |NFSDI-100%              | |DELAWARE BUSINESS TRUST| |-100%                  |
---||--------------- | ---------------------------- -------------|------------ -----------------|------- -----------|-------------
   ||                |            |                              |                              |                   |
   ||                |            |                              |                              |                   |------------|
   ||                |            |                              |                              |                                |
   ||  --------------|------------|----------------------------  |  --------------------------  |  ----------------------------  |
   ||  |    IRVIN L. SCHWARTZ    |||   NATIONWIDE RETIREMENT  |  |  |NATIONWIDE RETIREMENT   |  |  |         NATIONWIDE       |  |
   ||  |   AND ASSOCIATES, INC.  |||SOLUTIONS, INC. OF ALABAMA|  |  |  SOLUTIONS, INC. OF    |  |  | INVESTORS SERVICES, INC. |  |
   ||  |                         |||                          |  |  |      NEW MEXICO        |  |  |                          |  |
   ||  |Common Stock:  Control:  |||Common Stock: 10,000      |  |  | Common Stock: 1,000    |  |  |Common Stock: 5           |  |
=====  |-------------  --------  |||------------- Shares      |--|--| ------------- Shares   |  |--|------------- Shares      |  |
       |Class A        Other-100%|||              Cost        |  |  |               Cost     |  |  |              Cost        |  |
       |Class B        NFSDI-100%|||              ----        |  |  |               ----     |  |  |              ----        |  |
       |                         |||NRS-100%      $1,000      |  |  |NRS-100%       $1,000   |  |  |VSA-100%      $5,000      |  |
       ---------------------------|----------------------------  |  --------------------------  |  ----------------------------  |
                                  |                              |                              |                                |
       ---------------------------|----------------------------  |  --------------------------  |  ----------------------------  |
       |    401(k) INVESTMENT    |||  NATIONWIDE RETIREMENT   |  |  | NATIONWIDE RETIREMENT  |  |  |  NATIONWIDE GLOBAL FUNDS |  |
       |      SERVICES, INC.     |||SOLUTIONS, INC. OF ARIZONA|  |  |  SOLUTIONS, INC. OF    |  |  |                          |  |
       |                         |||                          |  |  |      SO. DAKOTA        |  |  |                          |  |
       |Common Stock: 1,000,000  |||Common Stock: 1,000       |  |  |Common Stock: 1,000     |  |  |                          |  |
       |------------  Shares     |-|------------- Shares      |--|--|------------- Shares    |  |==|     LUXEMBOURG SICAV     |  |--
       |                         |||              Cost        |  |  |               Cost     |  |  |                          |  |
       |               Cost      |||              ----        |  |  |               ----     |  |  |                          |  |
       |               ----      |||NRS-100%      $1,000      |  |  |NRS-100%      $1,000    |  |  |                          |  |
       |401(k)-100%    $7,800    ||----------------------------  |  --------------------------  |  ----------------------------  |
       ---------------------------|                              |                              |                                |
                                  |----------------------------  |  --------------------------  |  ----------------------------  |
       ---------------------------||   NATIONWIDE RETIREMENT  |  |  | NATIONWIDE RETIREMENT  |  |  |   ALLIED GROUP MERCHANT  |  |
       |    401(k) INVESTMENT    |||    SOLUTIONS, INC. OF    |  |  |    SOLUTIONS, INC.     |  |  |    BANKING CORPORATION   |  |
       |      ADVISORS, INC.     |||         ARKANSAS         |  |  |       OF WYOMING       |  |  |                          |  |
       |                         |||Common Stock: 50,000      |-----|Common Stock: 500 Shares|  |--|Common Stock: 10,000      |  |--
       |Common Stock:  1,000     |||------------- Shares      |  |  |-------------           |     |------------- Shares      |  |
       |------------   Shares    |-|              Cost        |  |  |              Cost      |     |              Cost        |  |
       |                         |||              ----        |  |  |              ----      |     |              ----        |  |
       |               Cost      |||NRS-100%      $500        |  |  |NRS-100%      $500      |     |VSA-100%      $146,653    |  |
       |               ----      ||----------------------------  |  --------------------------     ----------------------------  |
       |401(k)-100%    $1,000    ||                              |                                                               |
       ---------------------------|----------------------------  |  --------------------------     ----------------------------  |
                                  ||   NATIONWIDE RETIREMENT  |  |  |  NATIONWIDE RETIREMENT |     |       UNION BOND         |  |
       ---------------------------||      SOLUTIONS, INS.     |  |  |   SOLUTIONS, INC.      |     |     & TRUST COMPANY      |  |
       |      401(k) COMPANY     |||       AGENCY, INC.       |  |  |     OF OHIO            |     |                          |  |
       |                         |||Common Stock: 1,000       |  |  |                        |     |Common Stock: 2,000       |  |
       |Common Stock: 855,000    |||------------- Shares      |--|==|                        |     |------------- Shares      |--|--
       |------------  Shares     |||                          |  |  |                        |     |                          |  |
       |                         |||              Cost        |  |  |                        |     |              Cost        |  |
       |              Cost       |||              ----        |  |  |                        |     |              ----        |  |
       |              ----       |-|NRS-100%      $1,000      |  |  |                        |     |Morley-100%   $50,000     |  |
       |401(k)-100%   $1,000     ||----------------------------  |  --------------------------     ----------------------------  |
       ---------------------------|                              |                                                               |
                                  |----------------------------  |  --------------------------     ----------------------------  |
       ---------------------------||  NATIONWIDE RETIREMENT   |  |  | NATIONWIDE RETIREMENT  |     |    PORTLAND INVESTMENT   |  |
       |                         |||SOLUTIONS, INC. OF MONTANA|  |  |  SOLUTIONS, INC. OF    |     |       SERVICES, INC.     |  |
       |                         |||                          |  |  |      OKLAHOMA          |     |                          |  |
       |  RIVERVIEW AGENCY, INC. |||Common Stock: 500         |  |  |                        |     |Common Stock: 1,000       |  |
       |                         |||------------- Shares      |--|==|                        |     |------------- Shares      |--|--
       |                         |||              Cost        |  |  |                        |     |              Cost        |  |
       |                         |=|              ----        |  |  |                        |     |              ----        |  |
       |                         | |NRS-100%      $500        |  |  |                        |     |Morley-100%   $25,000     |  |
       --------------------------- ----------------------------  |  --------------------------     ----------------------------  |
                                                                 |                                                               |
                                   ----------------------------  |  --------------------------     ----------------------------  |
                                   |   NATIONWIDE RETIREMENT  |  |  |   NATIONWIDE RETIREMENT|     |         MORLEY &         |  |
                                   | SOLUTIONS, INC. OF NEVADA|  |  |    SOLUTIONS, INC.     |     |     ASSOCIATES, INC.     |  |
                                   |                          |  |  |      OF TEXAS          |     |                          |  |
                                   |Common Stock: 1,000       |-- ==|                        |     |Common Stock: 3,500       |--|
                                   |------------- Shares      |     |                        |     |------------- Shares      |
                                   |              Cost        |     |                        |     |              Cost        |
                                   |              ----        |     |                        |     |              ----        |
                                   |NRS-100%      $1,000      |     |                        |     |Morley-100%   $1,000      |
                                   ----------------------------     --------------------------     ----------------------------

                                                                                                                            (Right)
















-----------------------------------------------------------------------------------------------
                        |                              |                  |                   |
                        |                              |                  |                   |
                        |                              |                  |                   |
                        |                              |                  |                   |
                        |                              |                  |                   |
                        |                              |                  |                   |
                        |                              |                  |                   |
                        |                              |                  |                   |
         ---------------|--------------   ------------------------------- |      ----------------------------
         |     NATIONWIDE GLOBAL      |   |       GATES MCDONALD        | |      |        NATIONWIDE        |
         |    HOLDINGS, INC. (NGH)    |   |      & COMPANY (GATES)      | |      |HEALTH PLANS, INC. (NHP)  |
         |                            |   |                             | |      |                          |
         |Common Stock:   1 Share     | --|Common Stock:  254 Shares    | |  |---|Common Stock:  100 Shares |
         |------------                | | |------------                 | |  |   |------------              |
         |               Cost         | | |               Cost          | |  |   |               Cost       |
         |               ----         | | |               ----          | |  |   |               ----       |
         |NW Corp.-100%  $257,000,000 | | |NW Corp.-100%  $25,683,532   | |  |   |                          |
         |                            | | |------------------------------ |  |   |NW Corp.-100%  $14,603,732|
         ------------------------------ |                                 |  |   ----------------------------
                                        | |------------------------------ |  |   ----------------------------
                                        | |  MEDPROSOLUTIONS, INC.      | |  |   |    NATIONWIDE MANAGEMENT |
         ------------------------------ --|                             | |  |   |        SYSTEMS, INC.     |
         |    VILLANOVA MUTUAL FUND   | | |               Cost          | |  |   |                          |
         |     CAPITAL TRUST (VMF)    | | |               ----          | |  |---|Common Stock:  100 Shares |
----|----|                            | | |Gates-100%     $6,700,000    | |  |   |-------------             |
    |    |                            | | |                             | |  |   |               Cost       |
    |    |                            | | |                             | |  |   |               ----       |
    |    |                            | | ------------------------------- |  |   |NHP Inc.-100%  $25,149    |
    |    |                            | |                                 |  |   ----------------------------
    |    |                            | | |------------------------------ |  |   ----------------------------
    |    |   DELAWARE BUSINESS TRUST  | | |     GATES MCDONALD &        | |  |   |         NATIONWIDE       |
    |    ------------------------------ | | COMPANY OF NEW YORK, INC.   | |  |   |        AGENCY, INC.      |
    |                                   --|                             | |  |   |                          |
    |    ------------------------------ | |Common Stock:  3 Shares      | |  |---|Common Stock:  100 Shares |
    |    |        NORTHPOINTE         | | |------------                 | |      |------------              |
    |    |        CAPITAL LLC         | | |               Cost          | |      |               Cost       |
    |    |                            | | |               ----          | |      |               ----       |
    |----|                            | | |Gates-100%     $106,947      | |      |NHP Inc.-99%   $116,077   |
         |                            | | ------------------------------- |      ----------------------------
         |                            | |                                 |
         |                            | | ------------------------------- |      ----------------------------
         |VILLANOVA CAPITAL, INC.-100%| | |      GATES MCDONALD &       | |      |   MRM INVESTMENTS, INC.  |
         ------------------------------ | |     COMPANY OF NEVADA       | |      |                          |
                                        --|                             | -------|Common Stock:  1 Shares   |
         ------------------------------ | |Common Stock:  40 Shares     |        |------------              |
         |     EXCALIBER FUNDING      | | |------------                 |        |               Cost       |
         |        CORPORATION         | | |               Cost          |        |               ----       |
---------|Common Stock: 1,000 Shares  | | |               ----          |        |NW Corp.-100%  $7,000,000 |
         |-------------               | | |Gates-100%     $93,750       |        ----------------------------
         |              Cost          | | -------------------------------
         |              ----          | |
         |Morley-100%   $1,000        | | -------------------------------
         ------------------------------ | |       GATES MCDONALD        |
                                        | |      HEALTH PLUS, INC.      |
         ------------------------------ --|                             |
         |      CALIBER FUNDING       | | |Common Stock:  200 Shares    |
         |        CORPORATION         | | |------------                 |
         |                            | | |               Cost          |
---------|                            | | |               ----          |
         |                            | | |Gates-100%     $2,000,000    |
         | Morley-100%                | | -------------------------------
         |                            | |
         ------------------------------ | -------------------------------
                                        | |NEVADA INDEPENDENT COMPANIES-|
                                        | |MANUFACTURING TRANSPORTATION |
                                        | |       AND DISTRIBUTION      |
                                        --|                             |
                                        | |Common Stock:  1,000 Shares  |
                                        | |------------                 |
                                        | |Gates-100%                   |
                                        | -------------------------------
                                        |
         ------------------------------ | -------------------------------
         |      MORLEY RESEARCH       | | |      NEVADA INDEPENDENT     |
         |      ASSOCIATES, LTD.      | | |     COMPANIES-HEALTH AND    |
---------|                            | --|           NONPROFIT         |
         |Common Stock:  1,000 Shares | | |Common Stock:  1,000 Shares  |
         |-------------               | | |------------                 |
         |               Cost         | | |                             |
         |               ----         | | |Gates-100%                   |
         |Morley-100%    $1,000       | | -------------------------------
         ------------------------------ |
                                        | -------------------------------
         ------------------------------ | |     NEVADA INDEPENDENT      |
         |       MORLEY CAPITAL       | | |   COMPANIES-CONSTRUCTION    |
         |         MANAGEMENT         | --|                             |
         |                            | | |Common Stock:  1,000 Shares  |
---------|Common Stock:  500 Shares   | | |------------                 |
         |-------------               | | |                             |
         |                Cost        | | |Gates-100%                   |
         |                ----        | | -------------------------------
         |Morley-100%     $5,000      | |
         ------------------------------ | -------------------------------
                                        | |     NEVADA INDEPENDENT      |
                                        | | COMPANIES-HOSPITALITY AND   |       Subsidiary Companies      - Solid Line
                                        --|         ENTERTAINMENT       |       Contractual Association   - Double Line
                                          |                             |       Limited Liability Company - Dotted Line
                                          |Common Stock:  1,000 Shares  |
                                          |------------                 |
                                          |                             |
                                          |Gates-100%                   |       June 30, 2000
                                          -------------------------------
                                                                                                                    Page 2

Item 27. NUMBER OF CONTRACT OWNERS

         N/A.

Item 28. INDEMNIFICATION

         Provision is made in Nationwide's Amended and Restated Code of Regulations and expressly authorized by the General Corporation Law of the State of Ohio, for indemnification by Nationwide of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer or employee of Nationwide, against expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the extent and under the circumstances permitted by the General Corporation Law of the State of Ohio.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers or persons controlling Nationwide pursuant to the foregoing provisions, Nationwide has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29. PRINCIPAL UNDERWRITER

         (a) Waddell & Reed, Inc. acts as principal underwriter and general distributor for the:
                    Waddell & Reed Advisors Funds
                    Waddell & Reed Advisors Funds, Inc.
                        Waddell & Reed Advisors Accumulative Fund
                        Waddell & Reed Advisors Bond Fund
                        Waddell & Reed Advisors Income Fund
                        Waddell & Reed Advisors Science and Technology Fund

                    Waddell & Reed Advisors Asset Strategy Fund, Inc. Waddell & Reed Advisors Cash Management, Inc.
                    Waddell & Reed Advisors Continental Income Fund, Inc. Waddell & Reed Advisors Global Bond Fund (formerly,
                        Waddell & Reed Advisors High Income Fund II, Inc.)

                    Waddell & Reed Advisors Government Securities Fund, Inc. Waddell & Reed Advisors High Income Fund, Inc.
                    Waddell & Reed Advisors International Growth Fund, Inc. Waddell & Reed Advisors Municipal Bond Fund, Inc. Waddell & Reed Advisors Municipal High Income Fund, Inc. Waddell & Reed Advisors New Concepts Fund, Inc.
                    Waddell & Reed Advisors Retirement Shares, Inc.
                    Waddell & Reed Advisors Small Cap Fund, Inc.
                    Waddell & Reed Advisors Tax-Managed Equity Fund, Inc. Waddell & Reed Advisors Vanguard Fund, Inc.

                    W&R Funds, Inc.
                        Asset Strategy Fund
                        High Income Fund
                        International Growth Fund
                        Large Cap Growth Fund
                        Limited-Term Bond Fund
                        Mid Cap Growth Fund
                        Money Market Fund
                        Municipal Bond Fund
                        Science and Technology Fund
                        Small Cap Growth Fund
                        Tax-Managed Equity Fund
                        Total Return Fund

                    Target/United Funds, Inc. (to be renamed W&R/Target Funds,
                         Inc.)
                        Asset Strategy Portfolio
                        Balanced Portfolio
                        Bond Portfolio
                        Growth Portfolio
                        High Income Portfolio
                        Income Portfolio
                        International Growth Portfolio
                        Large Cap Growth Portfolio
                        Mid Cap Growth Portfolio
                        Science and Technology Portfolio
                        Small Cap Growth Portfolio
                        Tax-Managed Equity Portfolio
                        Total Return Portfolio.


             (b)                        WADDELL & REED, INC.
                                      DIRECTORS AND OFFICERS
------------------------------------------------------------------------------------------------------------------
                                                                    POSITIONS AND OFFICES
      NAME AND BUSINESS ADDRESS                                        WITH UNDERWRITER
------------------------------------------------------------------------------------------------------------------
Keith A. Tucker                                                Director, Chairman of the Board
6300 Lamar Ave.
Overland Park, KS 66202
------------------------------------------------------------------------------------------------------------------
Robert L. Hechler                                            Director, President, Chief Executive
6300 Lamar Ave.                                                      Officer and Treasurer
Overland Park, KS 66202
------------------------------------------------------------------------------------------------------------------
Henry J. Herrmann                                                          Director
6300 Lamar Ave.
Overland Park, KS 66202
------------------------------------------------------------------------------------------------------------------
Robert J. Williams                                                 Executive Vice President
6300 Lamar Ave.                                                   and National Sales Manager
Overland Park, KS 66202
------------------------------------------------------------------------------------------------------------------

                                                                    POSITIONS AND OFFICES
      NAME AND BUSINESS ADDRESS                                        WITH UNDERWRITER
------------------------------------------------------------------------------------------------------------------
Thomas W. Butch                                                    Executive Vice President
6300 Lamar Ave.                                                  and Chief Marketing Officer
Overland Park, KS 66202
------------------------------------------------------------------------------------------------------------------
Daniel C. Schulte                                              Senior Vice President, Secretary
6300 Lamar Ave.                                                    and Chief Legal Officer
Overland Park, KS 66202
------------------------------------------------------------------------------------------------------------------


(c)
------------------------------ ------------------------ ----------------------- ------------------ -------------------
NAME OF PRINCIPAL UNDERWRITER  NET UNDERWRITING         COMPENSATION ON         BROKERAGE          COMPENSATION
                               DISCOUNTS AND            REDEMPTION OR           COMMISSIONS
                               COMMISSIONS              ANNUITIZATION
------------------------------ ------------------------ ----------------------- ------------------ -------------------
Waddell & Reed, Inc.           N/A                      N/A                     N/A                N/A
------------------------------ ------------------------ ----------------------- ------------------ -------------------

Item 30.      LOCATION OF ACCOUNTS AND RECORDS

              John Davis
              Nationwide Life Insurance Company
              One Nationwide Plaza
              Columbus, OH  43215

Item 31.      MANAGEMENT SERVICES

              Not Applicable

Item 32. UNDERTAKINGS

         The Registrant hereby undertakes to:

         (a) file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted;

         (b) include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar written communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information; and

         (c) deliver any Statement of Additional Information and any financial statements required to be made available under this form promptly upon written or oral request.

         The Registrant represents that any of the contracts which are issued pursuant to Section 403(b) of the Code, are issued by Nationwide through the Registrant in reliance upon, and in compliance with, a no-action letter issued by the Staff of the Securities and Exchange Commission to the American Council of Life Insurance (publicly available November 28, 1988) permitting withdrawal restrictions to the extent necessary to comply with Section 403(b)(11) of the Code.

         Nationwide represents that the fees and charges deducted under the contract in the aggregate are reasonable in relation to the services rendered, the expenses expected to be incurred and risks assumed by Nationwide.

                                   SIGNATURES

As required by the Securities Act of 1933, and the Investment Company Act of 1940, the Registrant, NATIONWIDE VA SEPARATE ACCOUNT-D, certifies that it meets the requirements of the Securities Act for effectiveness of this Registration Statement and has caused this Registration Statement to be signed on its behalf in the City of Columbus, and State of Ohio, on this 18th day of September, 2000.

                                        NATIONWIDE VA SEPARATE ACCOUNT-D
                                  ----------------------------------------------
                                                (Registrant)

                                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
                                  ----------------------------------------------
                                                (Depositor)

                                            By /s/ STEVEN SAVINI, ESQ.
                                  ----------------------------------------------
                                              Steven Savini, Esq.

As required by the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities indicated on the 18th day of September, 2000.


               SIGNATURE                                 TITLE

LEWIS J. ALPHIN                                        Director
----------------------------------------
Lewis J. Alphin

A. I. BELL                                             Director
----------------------------------------
A. I. Bell

NANCY C. BREIT                                         Director
----------------------------------------
Nancy C. Breit

KENNETH D. DAVIS                                       Director
----------------------------------------
Kenneth D. Davis

KEITH W. ECKEL                                         Director
----------------------------------------
Keith W. Eckel

Willard J. Engel                                       Director
----------------------------------------
Willard J. Engel

Fred C. Finney                                         Director
----------------------------------------
Fred C. Finney

Joseph J. Gasper                             President and Chief Operating
----------------------------------------         Officer and Director
Joseph J. Gasper

W.G. JURGENSEN                               Chief Executive Officer Elect
----------------------------------------             and Director
W.G. Jurgensen

Dimon R. MCFerson                            Chairman and Chief Executive
----------------------------------------         Officer and Director
Dimon R. McFerson

David O. Miller                                Chairman of the Board and
----------------------------------------               Director
David O. Miller

Yvonne L. Montgomery                                   Director
----------------------------------------
Yvonne L. Montgomery

Robert A. Oakley                          Executive Vice President and Chief
----------------------------------------           Financial Officer
Robert A. Oakley

Ralph m. paige                                         Director
----------------------------------------
Ralph M. Paige

James F. Patterson                                     Director
----------------------------------------
James F. Patterson

Arden L. Shisler                                       Director                         By /s/ STEVEN SAVINI
----------------------------------------                                        --------------------------------------
Arden L. Shisler                                                                            Steven Savini

Robert L. Stewart                                      Director                           Attorney-in-Fact
----------------------------------------
Robert L. Stewart